                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    /X/  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                                 ASSET INVESTORS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Units of limited partnership interest in Asset Investors Operating Partnership L.P. ("AIOP Units")
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         3,383,479 AIOP Units
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $3.4556143
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $11,692,000
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $2,338.40
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                  CONFIDENTIAL: FOR USE OF THE COMMISSION ONLY

                                     [LOGO]

                                     [LOGO]

                                     [LOGO]

                                     [LOGO]

                                                                October   , 1997

To Our Stockholders:

    On behalf of the Board of Directors of Asset Investors Corporation we cordially invite you to attend the 1997 Annual Meeting of Stockholders of the Company to be held at 1873 South Bellaire Street, Suite 1700, Denver, Colorado on November 26, 1997, at 10:00 a.m., local time (the "Meeting").

    At the Meeting, we will be seeking your vote on the proposed acquisition of the Company's manager, Financial Asset Management LLC (the "Manager"). The Manager provides real estate acquisition, management, day-to-day administrative functions and related services to the Company and to Commercial Assets, Inc., of which the Company owns 27% of the outstanding common stock. At the Meeting, we will also seek your vote on the election of certain directors and approval of a one-for-five reverse stock split of the Company's common stock.

    The proposed acquisition of the Manager is an important step in the strategic plan we announced in February 1997. If the proposed acquisition is approved, the Company will become a fully integrated, self-administered and self-managed real estate investment trust, which we believe should provide opportunities for future growth.

    Because three members of the Company's Board of Directors, Terry Considine, Thomas L. Rhodes and Bruce D. Benson, are among the owners of the Manager, an independent committee (the "Special Committee") of your Board was appointed in January 1997 to consider whether, and on what basis, the Company should become self-administered and self-managed, including considering the proposed acquisition of the Manager. The four members of the Special Committee are neither affiliates of the Manager nor officers or employees of the Company. The Committee was assisted in its deliberations by Jefferies & Co., Inc., an investment banking firm with no prior relationship with the Manager or the Company, and independent counsel. After considering all of the factors that the Special Committee deemed relevant, the Special Committee unanimously recommended the proposed acquisition to the Board.

    BASED ON THESE AND OTHER FACTORS DISCUSSED MORE FULLY IN THE ATTACHED PROXY STATEMENT, THE BOARD BELIEVES THAT THE PROPOSED ACQUISITION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSED ACQUISITION. THE ACQUISITION PROPOSAL IS CONDITIONED UPON, AMONG OTHER THINGS, THE APPROVAL OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S COMMON STOCK VOTED AT THE ANNUAL MEETING. THEREFORE, YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN.

    The attached Proxy Statement also contains detailed information about the election of directors and reverse stock split to be acted upon at the Meeting. Please give the enclosed material your careful attention.

    Whether or not you plan to attend the Meeting, on behalf of the Board we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your common stock will be represented. If you attend the Meeting, you may vote in person even if you have previously returned your proxy card. You may revoke your proxy by following the procedures outlined in the Proxy Statement. We appreciate your prompt cooperation.

Sincerely,

                [SIG]                     [SIG]

Terry Considine                           Thomas L. Rhodes
CO-CHAIRMAN OF THE BOARD                  CO-CHAIRMAN OF THE BOARD

                  CONFIDENTIAL: FOR USE OF THE COMMISSION ONLY

                                     [LOGO]

                          ASSET INVESTORS CORPORATION

                          3410 SOUTH GALENA, SUITE 210
                             DENVER, COLORADO 80231
                                 (303) 614-9400

              ---------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              ---------------------------------------------------

To Our Stockholders:

    The 1997 Annual Meeting of Stockholders (the "Meeting") of Asset Investors Corporation (the "Company") will be held at 1873 South Bellaire Street, Suite 1700, Denver, Colorado on November 26, 1997, at 10:00 a.m., local time, to consider and act upon:

    1. the proposed acquisition of the Company's manager, Financial Asset Management LLC, which conducts all of the Company's real estate acquisition, management and related services, all as more fully described in the accompanying proxy statement;

    2. the election of Messrs. Terry Considine, Bruce D. Benson and William J. White, three Class II Directors, to terms expiring in 2000 and Mr. Thomas
       L. Rhodes, a Class III Director, to a term expiring in 1998;

    3. an amendment to the Company's Articles of Incorporation to effect a reverse stock split of the Company's issued and outstanding shares of common stock on a basis of one (1) new share for each five (5) shares currently outstanding; and

    4. such other business as properly may come before the Meeting and any adjournments or postponements thereof.

    Only stockholders of record at the close of business on October   , 1997,
the record date, will be entitled to notice of, and to vote at, the Meeting.

    The Board of Directors of the Company desires to have maximum representation at the Meeting and requests that you mark, date, sign and timely return the enclosed proxy in the postage-paid envelope provided.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                     [SIG]

                                          John C. Singer
                                          SECRETARY

October   , 1997

                                PROXY STATEMENT
                          ASSET INVESTORS CORPORATION
                                OCTOBER   , 1997

    This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of Asset Investors Corporation (the "Company") of proxies to be used at the 1997 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 1873 South Bellaire Street, Suite 1700, Denver, Colorado, on November 26 , 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting (the "Proxy Materials") are first being provided to stockholders
beginning on or about October   , 1997.

    All of the Company's management operations are currently performed pursuant to a management agreement (the "Management Agreement") with an external manager, Financial Asset Management LLC (the "Manager"). The Company has no employees, and certain employees of the Manager have been elected by the Board of Directors as the officers of the Company. At the Meeting, holders (the "Stockholders") of the Company's outstanding shares of Common Stock, $.01 par value per share (the "Shares"), will consider and vote upon, among other things, a proposal for the Company to acquire the Manager and therefore become internally managed and self-administered (the "Acquisition" or "Acquisition Proposal"). This change in the Company's status will be effected through the proposed contribution by the Manager to Asset Investors Operating Partnership, L.P. ("AIOP"), which holds all of the Company's assets and liabilities and through which the Company carries on all of its business operations, of all of the equity interest (the "Interests") of New FAM LLC, a Delaware limited liability company ("New FAM"). The contribution will be on the terms and subject to the conditions of the asset contribution agreement dated September 8, 1997 among AIOP, the Company and the Manager (the "Asset Contribution Agreement"). New FAM is an entity recently formed by the Manager to hold the assets and operations of the Manager; it conducts no other business. These operations consist primarily of the advisory business that the Manager performs for the Company and for Commercial Assets, Inc., a Maryland corporation ("CAX") in which the Company has a 27% ownership interest. The Manager provides management services to CAX through an agreement similar to the Management Agreement (the "CAX Management Agreement").

    The Manager is owned, through certain investment concerns, by an investment group that includes Terry Considine and Thomas L. Rhodes, the Co-Chairmen of the Company's Board of Directors and Co-Chief Executive Officers of the Company and CAX, and Bruce D. Benson, a Director of the Company and CAX. This investment group acquired the Manager in September 1996 from its former owners, subsidiaries of M.D.C. Holdings, Inc., at a cost of $11,692,000 in cash and notes.

    Pursuant to the Asset Contribution Agreement, if the Stockholders approve the Acquisition Proposal and all other conditions to the closing under the Asset Contribution Agreement are satisfied or waived, consideration equal to the investment group's cost of acquiring the Manager will be paid at the closing. The consideration paid at closing is to be 3,383,479 units of limited partnership interest in AIOP ("AIOP Units"). In addition, under the terms of the Asset Contribution Agreement, AIOP will issue additional consideration of an aggregate of 1,200,000 AIOP Units to the Manager in the future if the Company achieves certain performance goals (the "Earnout").

    A COMMITTEE (THE "SPECIAL COMMITTEE") OF THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION PROPOSAL AS BEING IN THE BEST INTERESTS OF THE COMPANY AND FAIR TO THE STOCKHOLDERS OF THE COMPANY OTHER THAN MESSRS. BENSON, CONSIDINE AND RHODES (THE "PUBLIC STOCKHOLDERS"). THE BOARD OF DIRECTORS (WITH MESSRS. BENSON, CONSIDINE AND RHODES ABSTAINING), AFTER CONSIDERING THE RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE ACQUISITION PROPOSAL AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE ACQUISITION PROPOSAL. SEE "PROPOSAL NO. 1--BACKGROUND AND REASONS FOR THE ACQUISITION PROPOSAL." THE ACQUISITION PROPOSAL INVOLVES CERTAIN RISKS TO THE COMPANY THAT STOCKHOLDERS SHOULD CONSIDER IN DECIDING THEIR VOTE ON THE ACQUISITION PROPOSAL. SEE "RISK FACTORS ASSOCIATED WITH THE ACQUISITION PROPOSAL."

    At the Meeting, Stockholders will also elect certain directors and consider and vote upon an amendment to the Company's Articles of Incorporation to effect a reverse stock split of the Company's issued and outstanding Shares on a basis of one (1) new Share for each five (5) Shares currently outstanding (the "Reverse Stock Split" or "Reverse Stock Split Proposal").

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
AVAILABLE INFORMATION..........................           3
INCORPORATION BY REFERENCE.....................           3
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING
  INFORMATION..................................           4
SUMMARY OF PROXY STATEMENT.....................           5
SELECTED CONSOLIDATED FINANCIAL DATA...........          11
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS.........................          13
COMPARATIVE PER SHARE DATA.....................          18
RISK FACTORS ASSOCIATED WITH THE ACQUISITION
  PROPOSAL.....................................          18
  Conflicts of Interest........................          18
  Increase in Stock Ownership by Management....          18
  Non-Arm's Length Transactions................          19
  No Appraisal of Assets.......................          19
  Change in the Nature of the Company's
    Business...................................          19
  Expenses of Obtaining Additional
    Management.................................          19
  Certain Tax Risks............................          20
  Shares Eligible for Future Sale..............          21
GENERAL INFORMATION............................          22
  Voting Rights and Votes Required.............          22
  Voting of Proxies............................          22
  Revocability of Proxy........................          22
  Annual Report................................          22
PROPOSAL NO. 1--PROPOSED ACQUISITION OF
  FINANCIAL ASSET MANAGEMENT LLC...............          23
  Recommendation of the Board..................          23
  General......................................          23
  Background and Reasons for the Acquisition
    Proposal...................................          24
  Description of the Asset Contribution
    Agreement..................................          29
  Benefits from the Acquisition Proposal.......          32
  Alternatives to the Acquisition Proposal.....          34
  Fairness Opinion of Jefferies................          34
  Interests of Certain Persons in the
    Acquisition Proposal.......................          41
  Consequences of Failure to Approve the
    Acquisition Proposal.......................          42
  Expenses.....................................          42
  Accounting Treatment.........................          42
  Certain Federal Income Tax Consequences......          43
  No Appraisal Rights..........................          50
  Information Concerning the Company...........          50
  Certain Information Concerning the Manager...          53

                                                    PAGE
                                                    -----
  Management's Discussion and Analysis of the
    Manager's Financial Condition and Results
    of Operations..............................          54
MARKET PRICE DATA..............................          55
  Dividend Policy..............................          55
PROPOSAL NO. 2--ELECTION OF DIRECTORS..........          56
DIRECTORS AND EXECUTIVE OFFICERS OF THE
  COMPANY......................................          57
  Compliance with Section 16(a) of the Exchange
    Act........................................          59
COMPENSATION...................................          59
  Summary Compensation Table...................          59
  Option Grants in 1996........................          60
INDIVIDUAL GRANTS..............................          60
  Aggregate Option Exercises During 1996 and
    Fiscal Year-End Option Value Table.........          60
  Board Report on Executive Compensation.......          61
  Compensation Paid to Directors...............          61
OWNERSHIP OF COMMON STOCK......................          62
  Compensation Committee Interlocks and Insider
    Participation..............................          62
PERFORMANCE GRAPHS.............................          63
PROPOSAL NO. 3--AMENDMENT TO THE COMPANY'S
  ARTICLES OF INCORPORATION....................          65
  General......................................          65
  Purpose and Effect of the Proposed
    Amendment..................................          65
  Conversion of Stock Options..................          66
  Exchange of Certificates.....................          66
  Fractional Shares............................          67
FEDERAL INCOME TAX CONSEQUENCES................          67
APPRAISAL AND DISSENTERS' RIGHTS...............          67
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................          68
COMPANY'S RELATIONSHIP WITH INDEPENDENT
  AUDITORS.....................................          68
OTHER MATTERS..................................          68
STOCKHOLDER PROPOSALS..........................          68
INDEX TO PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS.........................         F-1
APPENDICES.....................................          68
APPENDIX A.....................................          69
APPENDIX B.....................................         101
APPENDIX C.....................................         105
APPENDIX D.....................................         106

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, Proxy Statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, Proxy Statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and are also available on the Commission's Worldwide Web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "AIC". All such reports, Proxy Statements and other information filed by the Company with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

    THIS PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON ORAL OR WRITTEN REQUEST TO JOHN C. SINGER, SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 3410 SOUTH GALENA, SUITE 210, DENVER, COLORADO 80231, TELEPHONE (303) 614-9400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY OCTOBER   , 1997. ANY DOCUMENTS REQUESTED WILL BE
SENT BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST.

    The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated herein by reference (Commission File No. 1-9360):

    (a) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

    (b) Current Reports on Form 8-K filed April 10, May 30, and August 14, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Proxy Statement or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in this Proxy Statement or the documents incorporated by reference herein and should be read together with such information and documents.

    This Proxy Statement is accompanied by the Company's Annual Report on form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The Consent of Independent Auditors is attached to this Proxy Statement as Appendix D.

    Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this Proxy Statement.

    No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement, and if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of the proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this

Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of the Company or the Manager since the date of this Proxy Statement. However, if any material change occurs during the period in which this Proxy Statement is required to be delivered, this Proxy Statement will be amended and supplemented accordingly. All information regarding the Company in this Proxy Statement has been supplied by the Company, and all information regarding the Manager in this Proxy Statement has been supplied by the Manager.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

    The statements contained in this Proxy Statement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Operating results depend primarily on income from manufactured housing communities and subordinate classes of commercial mortgage backed securities (the "CMBS bonds"), held by the Company through its ownership of CAX, which, in turn, are substantially influenced by the risks inherent on owning real estate or debt secured by real estate including, among other things: (i) the demand for and supply of manufactured housing properties in the Company's primary target markets and submarkets, (ii) operating expense levels, (iii) the effectiveness of property-level operations, (iv) interest rate levels, and (v) the pace and price at which the Company can acquire and develop additional manufactured housing properties. Capital and credit market conditions which affect the Company's cost of capital also influence operating results.

                           SUMMARY OF PROXY STATEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. THE SUMMARY IS NOT INTENDED TO BE COMPLETE, AND STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES IN THEIR ENTIRETY.

GENERAL

The Annual Meeting................  The 1997 Annual Meeting will be held at 1873 South
                                    Bellaire Street, Suite 1700, Denver, Colorado on
                                    November 26, 1997, at 10:00 a.m. local time.

Purpose of the Meeting............  The purpose of the Meeting is to consider and act upon the proposed acquisition of the assets and
                                    operations of the Company's Manager, Financial Asset
                                    Management LLC, to elect certain directors, to amend
                                    the Company's Articles of Incorporation to effect a
                                    reverse stock split, and to consider such other
                                    business as properly may come before the Meeting.

Record Date for the Meeting.......  Only Stockholders of record at the close of business
                                    on October   , 1997, (the "Record Date") will be
                                    entitled to vote at the Meeting.

Quorum and Votes Required.........  On the Record Date, [25,239,217] Shares were outstanding. The presence, in person or by proxy, of
                                    holders of a majority of the Shares entitled to vote
                                    at the Meeting constitutes a quorum for the
                                    transaction of business at the Meeting. Each Share
                                    outstanding on the Record Date is entitled to one
                                    vote on all matters presented at the Meeting. The
                                    affirmative vote of a majority of the votes cast at
                                    the Meeting by Stockholders present or represented
                                    and entitled to vote on the proposal is required for
                                    the Acquisition Proposal. The affirmative vote of a
                                    plurality of all votes cast at the Meeting by the
                                    Stockholders is required for the election of
                                    Directors. The affirmative vote of two-thirds of the
                                    votes entitled to be cast on the proposal is required
                                    to amend the Company's Articles of Incorporation, as
                                    amended (the "Articles") to effect the Reverse Stock
                                    Split of the Company's issued and outstanding Shares
                                    on a basis of one (1) new Share for each five (5)
                                    Shares currently outstanding.

THE PROPOSED ACQUISITION

Parties to the Acquisition and
  Structure of the Transaction....  The parties to the Acquisition Proposal are the
                                    Company, AIOP, and the Manager. If approved by the
                                    Stockholders at the Meeting, the Acquisition Proposal
                                    will be carried out pursuant to terms and on the
                                    conditions of the Asset Contribution Agreement dated
                                    September 8, 1997.

Background of the Acquisition.....  On February 24, 1997, the Board of Directors adopted a multi-step plan to restructure the Company's asset
                                    base and redeploy its assets in order to reduce
                                    portfolio risks and maximize long-term, risk-adjusted
                                    returns to Stockholders (the "1997 Strategic Plan").
                                    The elements of the 1997 Strategic Plan were the (i)
                                    resecuritization of the

                                    Company's portfolio of subordinate non-agency
                                    mortgage backed securities, generally, first-loss
                                    positions in pools of mortgage loans on residential
                                    properties, referred to as "non-agency MBS bonds";
                                    (ii) reinvestment of the cash from the
                                    resecuritization in real estate, a step which was
                                    expected to reduce the Company's current return on
                                    assets but also might result in increased
                                    opportunities for capital appreciation and reduced
                                    portfolio risk; (iii) conversion of the Company to an
                                    umbrella partnership real estate investment trust
                                    ("UPREIT") through the contribution of the Company's
                                    assets to an operating partnership, which was
                                    intended to facilitate the future acquisition of real
                                    estate; and (iv) acquisition of the Manager, a step
                                    intended to result in the Company becoming
                                    self-managed and fully integrated.

Consideration to be Paid by the
  Company.........................  The Manager will contribute to a newly created single member limited liability company, New FAM, the assets
                                    and liabilities of the advisory business previously
                                    conducted by the Manager directly. Pursuant to the
                                    Asset Contribution Agreement, the Manager will
                                    contribute to the Company 100% of the members'
                                    interests in New FAM in exchange for consideration at
                                    closing under the Asset Contribution Agreement (the
                                    "Closing"), valued for purposes of the Agreement at
                                    $11,692,000, the cost at which the Manager's advisory
                                    business was acquired by the Manager in September
                                    1996. The consideration to be delivered at Closing is
                                    comprised of 3,383,479 AIOP Units, valued at the book
                                    value per Share at June 30, 1997 or $3.4556143 per
                                    Share.

                                    In addition to the consideration paid at Closing, the
                                    Manager will be entitled to certain additional
                                    payments in the future, aggregating 1,200,000 AIOP
                                    Units if the Company achieves certain performance
                                    goals.

Recommendation of the Special
  Committee and the Board of
  Directors.......................  For the reasons described under the caption "Proposal
                                    No. 1--Background and Reasons for the Acquisition
                                    Proposal," a Special Committee of the Board formed
                                    for the purpose of evaluating this transaction (which
                                    represents a majority of the Board of Directors) has
                                    unanimously approved the Acquisition Proposal having
                                    determined that the Acquisition Proposal is fair to
                                    and in the best interests of the Company and the
                                    Public Stockholders. The Special Committee of the
                                    Board unanimously recommends that Stockholders vote
                                    FOR the Acquisition Proposal.

Fairness Opinion..................  Jefferies and Co., Inc. ("Jefferies") has given its written opinion that the consideration for the
                                    Acquisition Proposal is fair to the Public
                                    Stockholders from a financial point of view.

Risk Factors......................  There are certain risk factors associated with the
                                    Acquisition Proposal that are discussed in this Proxy
                                    Statement, including conflicts of interest, increase
                                    in
                                    stock ownership by management, non-arm's length
                                    transactions, no appraisal of assets, change in the
                                    nature of the Company's business, expenses of
                                    obtaining additional management, certain tax risks
                                    relating to real estate investment trust ("REIT")
                                    status, and shares eligible for future sale.

Benefits of the Acquisition to the
  Company and Stockholders........  As a result of the consummation of the Acquisition
                                    Proposal, the Company will become a fully integrated,
                                    self-administered and self-managed REIT, engaging in
                                    not only its current activities but also in
                                    management activities. The Board believes that the
                                    Acquisition Proposal, if consummated, should result
                                    in the following specific benefits to the Company:

                                    -  Certain existing conflicts of interest between the
                                       Company, the Manager and its affiliates will be
                                       substantially eliminated.

                                    -  The Company will be more attractive to
                                    institutional and other investors, improving the
                                       Company's ability to raise capital.

                                    -  The Company will have within its organization the
                                       substantial experience of Messrs. Considine and
                                       Rhodes and the existing management team, enhancing
                                       the Company's ability to manage its assets,
                                       including pursuit of its strategy of growth
                                       through acquisitions of interests in real estate
                                       and to expand its lines of business. If the
                                       Acquisition Proposal is consummated, Messrs.
                                       Benson, Considine and Rhodes will have a
                                       significant ownership interest in the Company, in
                                       the form of Shares and AIOP Units, thereby
                                       generally aligning their incentives with the
                                       interests of the Public Stockholders.

                                    There can be no assurance, however, that these
                                    benefits, each of which is discussed in this Proxy
                                    Statement, will be realized.

Benefits of the Acquisition to
  Messrs. Benson, Considine and
  Rhodes..........................  As a result of the Acquisition and the Earnout, the
                                    Manager could receive up to 4,583,479 AIOP Units.
                                    Assuming the conversion of AIOP Units into Shares,
                                    the Manager could acquire beneficial ownership of an
                                    aggregate of up to 18.1% of the issued and
                                    outstanding Shares. Payment of the consideration at
                                    Closing under the Asset Contribution Agreement will
                                    allow Messrs. Benson, Considine and Rhodes and the
                                    other owners of the Manager to recoup the entire cost
                                    incurred in September 1996 to acquire the Manager. In
                                    addition, through June 30, 1997, management fees of
                                    $3,123,000

                                    and $929,000 have been paid by the Company and CAX,
                                    respectively, to the Manager since Messrs. Benson,
                                    Considine and Rhodes and others acquired the Manager.
                                    The Manager's advisory agreements with the Company
                                    and CAX are subject to annual renewal at the option
                                    of the Company and CAX, on the one hand, and the
                                    Manager, on the other hand. Under the Acquisition
                                    Proposal, the assets being transferred to AIOP
                                    include the Management Agreement and the CAX
                                    Management Agreement. The fees received by the
                                    Manager under the Management Agreement and the CAX
                                    Management Agreement represent substantially all of
                                    the revenues of the Manager. Thus, if the Acquisition
                                    Proposal is consummated, Messrs. Benson, Considine
                                    and Rhodes and the other owners of the Manager will
                                    eliminate the risk of loss of contracts that provide
                                    for substantial payments and, in the case of the CAX
                                    Management Agreement, the Company will assume that
                                    risk of loss if the Board of Directors of CAX should
                                    terminate the CAX Management Agreement or remove the
                                    Company as manager under that agreement. In addition,
                                    because of the method that will be elected by AIOP
                                    for purposes of allocating items of income, gain,
                                    loss and deduction on the assets to be contributed to
                                    and held by AIOP pursuant to the Acquisition, the
                                    Manager will receive allocations with respect to
                                    depreciation on certain assets contributed to AIOP
                                    that will exceed the allocations it would have
                                    received if AIOP were to elect to allocate such items
                                    under another permissible method. Such allocations of
                                    depreciation may be beneficial for income tax
                                    purposes to certain of the owners of the Manager. See
                                    "Certain Federal Income Tax Consequences--Income
                                    Taxation of AIOP and its Partners and--Tax
                                    Depreciation Allocations with Respect to Certain
                                    Properties."

Conditions to the Acquisition;
  Termination.....................  The obligations of the Company, AIOP and the Manager to consummate the transactions contemplated by the
                                    Asset Contribution Agreement are subject to the
                                    fulfillment or waiver at or prior to the closing of
                                    certain conditions, including the following: (i) the
                                    representations and warranties of the parties shall
                                    be true and correct in all material respects at and
                                    as of the closing date; (ii) the parties shall have
                                    performed and complied with all of the covenants
                                    under the Asset Contribution Agreement in all
                                    material respects through the Closing; (iii) the
                                    Manager shall have procured all of the material third
                                    party consents required to consummate the
                                    transactions contemplated by the Asset Contribution
                                    Agreement; (iv) the parties shall have received all
                                    other material authorizations, consents, and
                                    approvals of governments and governmental agencies
                                    required to consummate the transactions contemplated
                                    by the Asset Contribution Agreement; (v) no action,
                                    suit, or proceeding shall be pending before any court
                                    or quasi-

                                    judicial or administrative agency of any federal,
                                    state, local, or foreign jurisdiction or before any
                                    arbitrator wherein an unfavorable injunction,
                                    judgment, order, decree, ruling, or charge would (A)
                                    prevent consummation of any of the transactions
                                    contemplated by the Asset Contribution Agreement, (B)
                                    cause any of the transactions contemplated by the
                                    Asset Contribution Agreement to be rescinded
                                    following consummation, or (C) affect adversely the
                                    right of AIOP to own the Interests or to operate the
                                    business of New FAM; (vi) the Company's independent
                                    outside auditors shall have provided to the Company
                                    written confirmation of the amounts of the Manager's
                                    cost of acquiring the advisory business; (vii) the
                                    written opinion from Jefferies that the consideration
                                    to be paid by AIOP contemplated by the Asset
                                    Contribution Agreement is fair to the Public
                                    Stockholders from a financial point of view shall not
                                    have been withdrawn; (viii) the transactions
                                    contemplated by the Asset Contribution Agreement
                                    shall have been approved and adopted by the vote of
                                    the Stockholders and by the owners of the Manager;
                                    and (ix) the Manager and the Company shall have
                                    executed a registration rights agreement.

No Appraisal Rights...............  Under the Maryland General Corporation Law, holders of the Shares will not be entitled to rights of
                                    appraisal in connection with the Acquisition.

Federal Income Tax Consequences...  The Company expects to continue to be taxed as a REIT for federal income tax purposes and believes that the
                                    Acquisition should not result in the violation by the
                                    Company of any of the asset or income tests required
                                    to maintain its qualification as a REIT for federal
                                    income tax purposes.

Accounting Treatment..............  The Acquisition of New FAM by the Company will be accounted for under the purchase method. See
                                    "Unaudited Pro Forma Condensed Consolidated Financial
                                    Statements."

ELECTION OF DIRECTORS.............  At the Meeting, Stockholders will act upon the election of Messrs. Terry Considine, Bruce D. Benson
                                    and William J. White, three Class II Directors, to
                                    terms expiring in 2000 and Mr. Thomas L. Rhodes, a
                                    Class III Director, to a term expiring in 1998, all
                                    of whom have been nominated by the Board of
                                    Directors.

AMENDMENT TO THE COMPANY'S
  ARTICLES OF INCORPORATION AND
  REVERSE STOCK SPLIT

Terms.............................  At the Meeting, Stockholders will consider and vote upon an amendment to the Articles to effect a reverse
                                    stock split of the Company's issued and outstanding
                                    Shares on a basis of one (1) new Share for each five
                                    (5) Shares currently outstanding.

Purpose and Effect of the Proposed
  Amendment.......................  As a result of the Reverse Stock Split, all issued and outstanding Shares on the effective date of the
                                    Reverse Stock Split (the "Effective Date") will be
                                    reconstituted on the basis of one (1) post-split
                                    Share for each five (5) Shares then-outstanding,
                                    thereby decreasing the number of outstanding Shares
                                    from approximately 25,000,000 Shares to approximately
                                    5,000,000 Shares. The Company believes that the
                                    Reverse Stock Split will result in a market price for
                                    the Shares that is more attractive to the financial
                                    community and investing public.

Fractional Shares.................  Any fractional Shares resulting from the Reverse
                                    Stock Split will be purchased by the Company or other
                                    Stockholders or, at the election of the Stockholder,
                                    be combined with another fractional Share purchased
                                    by such Stockholder to equal a full Share.

Federal Income Tax Consequences...  A Stockholder's receipt of post-split Shares in the
                                    Reverse Stock Split will be a tax-free transaction,
                                    and the holding period and tax basis of the pre-split
                                    Shares will be transferred to the post-split Shares
                                    received in exchange therefor. Generally, cash
                                    received in lieu of fractional Shares will be treated
                                    as a sale of the fractional Shares, and Stockholders
                                    will recognize gain or loss based upon the difference
                                    between the amount of cash received and the basis in
                                    the surrendered fractional Shares. Likewise, any cash
                                    paid to round-up a fractional Share will generally be
                                    treated as a purchase and such amount will be added
                                    to the basis of the fractional Share.

No Appraisal Rights...............  The Maryland General Corporation Law does not provide appraisal or similar dissenters' rights to the
                                    holders of the Shares in connection with the Reverse
                                    Stock Split.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

    The selected consolidated financial data presented below for the five years ended December 31, 1996 and as of December 31, 1996, 1995, 1994, 1993, and 1992
were derived from the audited consolidated financial statements of the Company. The selected consolidated financial data as of June 30, 1997 and 1996, and for the six months then ended have been derived from the unaudited consolidated financial statements of the Company accompanying or incorporated by reference in this Proxy Statement. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for the periods presented.

    The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, in the Company's annual report on Form 10-K for the year ended December 31, 1996 and the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997 accompanying this Proxy Statement.

    Pro forma adjustments are detailed in the "Notes to Pro Forma Condensed Consolidated Financial Statements" below.

INCOME STATEMENT DATA:(1)

                                                                                 YEAR ENDED DECEMBER 31
                                                         -----------------------------------------------------------------------
                                                          PRO FORMA   HISTORICAL
                                                            1996         1996        1995       1994         1993        1992
                                                         -----------  -----------  ---------  ---------  ------------  ---------
Revenues...............................................   $  11,406    $  13,524   $  18,199  $  18,904  $ (40,571)(2) $ (24,874)
Net Income (loss)......................................   $   8,788    $   9,673   $  14,440  $  13,358  $ (51,018)(2) $ (32,122)
Net Income (loss) per Share............................   $    0.35    $    0.39   $    0.60  $    0.92  $   (3.64)(2) $   (2.30)
Dividends per Share....................................   $    0.37    $    0.37   $    0.34  $    0.33  $    3.99(3)  $    1.18
Weighted-average Shares outstanding....................      24,958       24,595      24,279     14,548     14,024        13,986

BALANCE SHEET DATA:

                                                                                       DECEMBER 31
                                                         -----------------------------------------------------------------------
                                                          PRO FORMA   HISTORICAL
                                                            1996         1996        1995       1994         1993        1992
                                                         -----------  -----------  ---------  ---------  ------------  ---------
Total assets...........................................   $ 104,175    $  90,344   $  79,653  $ 109,539  $  94,250     $ 241,116
Long-term debt.........................................   $   4,962    $  --       $  --      $  30,592  $  42,000     $  48,000
Total stockholders' equity.............................   $  85,868    $  86,365   $  78,759  $  72,965(4) $  47,187(5) $ 153,316
Book value per Share...................................   $    3.46    $    3.48   $    3.23  $    3.01(4) $    3.35(5) $   10.96

                                                              SIX MONTHS ENDED JUNE 30
                                                         -----------------------------------

                                                          PRO FORMA   HISTORICAL
                                                            1997         1997        1996
                                                         -----------  -----------  ---------
Revenues...............................................   $   6,539    $   4,836   $   6,770
Net Income (loss)......................................   $   8,781    $   8,838   $   4,488
Net Income (loss) per Share............................   $    0.35    $    0.35   $    0.18
Dividends per Share....................................   $   0.155    $   0.155   $    0.18
Weighted-average Shares outstanding....................      24,952       24,952      24,433
BALANCE SHEET DATA:
                                                                       JUNE 30
                                                         -----------------------------------

                                                          PRO FORMA   HISTORICAL
                                                            1997         1997        1996
                                                         -----------  -----------  ---------
Total assets...........................................   $ 105,696    $  94,004   $  82,526
Long-term debt.........................................   $   4,940    $   4,940   $  --
Total stockholders' equity.............................   $  87,217    $  87,217   $  80,034
Book value per Share...................................   $    3.46    $    3.46   $    3.24

------------------------------

(1) During 1992, the Company's portfolio consisted primarily of interests in collateralized mortgage obligations ("CMOs"). CMOs are multi-class issuances of bonds which are secured and funded as to the payment of interest and repayment of principal by a specific group of mortgage loans or mortgage backed certificates and other collateral. During 1993 through 1995, the Company sold substantially all of its CMOs, and during 1994 through 1996, the Company acquired a portfolio of non-agency MBS bonds. In March 1997, the Company contributed these bonds into an owner trust in a structured transaction in which the Company received cash proceeds and retained a small equity interest. The Company, beginning in May 1997, is investing the $67,673,000 of net proceeds from the structured transaction in manufactured housing communities and related assets.

(2) Includes a loss of $24,399,000 ($1.74 per Share) from a cumulative effect of an accounting change from adoption of Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES.

(3) Includes $.25 per Share in cash and $3.74 per Share in shares of CAX common stock.

(4) Includes $17,208,000 of net proceeds and 10,053,794 Shares from a one-for-one rights offering completed December 16, 1994 (the "Rights Offering"). Shares were sold at $1.90 per Share, $2.04 per Share less than the book value of the Shares prior to the Rights Offering which reduced the book value per Share from approximately $3.94 to $3.01.

(5) The decrease in stockholders' equity between 1992 and 1993 reflects, among other things, the payment of a dividend of $3.99 per Share, including a dividend of $3.74 per Share in the form of shares of CAX common stock.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                         AS
                                                                     PREVIOUSLY    PRO FORMA    PRO FORMA
                                                                      REPORTED    ADJUSTMENTS    RESULTS
                                                                    ------------  -----------  ------------
ASSETS
  Investment in rental properties, net............................   $   26,442    $  --       $     26,442
  Investment in rental property joint ventures....................       --           10,256   )(B       10,256
  Cash and cash equivalents.......................................       42,943      (10,800)   (C)       32,143
  Investment in Commercial Assets.................................       19,895       --             19,895
  Goodwill........................................................       --           14,982   )(C       14,982
  Other assets, net...............................................        4,724       (2,746)(B)        1,978
                                                                    ------------  -----------  ------------
    Total Assets..................................................   $   94,004    $  11,692   $    105,696
                                                                    ------------  -----------  ------------
                                                                    ------------  -----------  ------------

LIABILITIES
  Mortgage notes payable..........................................   $    4,940    $  --       $      4,940
  Accounts payable and accrued liabilities........................        1,276       --              1,276
  Management fees payable.........................................          249       --                249
                                                                    ------------  -----------  ------------
    Total Liabilities.............................................        6,465       --              6,465
                                                                    ------------  -----------  ------------
Minority interest in operating partnership........................          322       11,692(C)       12,014
                                                                    ------------  -----------  ------------

STOCKHOLDERS' EQUITY
  Common stock....................................................          252       --                252
  Additional paid-in capital......................................      230,112       --            230,112
  Cumulative dividends............................................     (242,241)      --           (242,241)
  Cumulative net income...........................................       99,476       --             99,476
                                                                    ------------  -----------  ------------
    Dividends in excess of net income.............................     (142,765)      --           (142,765)
  Unrealized holding losses on debt securities....................         (382)      --               (382)
                                                                    ------------  -----------  ------------
    Total Stockholders' Equity....................................       87,217       --             87,217
                                                                    ------------  -----------  ------------
    Total Liabilities and Stockholders' Equity....................   $   94,004    $  11,692   $    105,696
                                                                    ------------  -----------  ------------
                                                                    ------------  -----------  ------------

See Notes to Pro Forma Condensed Consolidated Financial Statements.

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                             PRO FORMA ADJUSTMENTS
                                                                ------------------------------------------------
                                                                                    ACQUISITION OF
                                                                                     INTERESTS IN
                                                                 RESECURITIZATION    MANUFACTURED
                                                 AS PREVIOUSLY    OF NON-AGENCY        HOUSING      ACQUISITION    PRO FORMA
                                                   REPORTED         MBS BONDS        COMMUNITIES     OF MANAGER     RESULTS
                                                 -------------  ------------------  --------------  ------------  -----------
REVENUES
  Rental income................................    $     568       $    --           $   1,752(G)   $    --        $   2,320
  Equity in earnings of rental property joint
    ventures...................................       --                --                 359(H)        --              359
  Property management income...................           23            --                  75(I)        --               98
  REIT management income.......................       --                --                --            1,359(N)       1,359
  Non-agency MBS bonds.........................        2,450          (2,000)(D)          --             --              450
  Equity in earnings of Commercial Assets......          948            --                --             --              948
  Interest and other income....................          847             830(E)           (672)(J)       --            1,005
                                                 -------------       -------           -------      ------------  -----------
    Total revenues.............................        4,836          (1,170)            1,514          1,359          6,539
                                                 -------------       -------           -------      ------------  -----------
EXPENSES
  Property operations and maintenance..........          174            --                 618(G)        --              792
  Real estate taxes............................           53            --                 167(G)        --              220
  Property management expenses.................           31            --                  90(I)        --              121
  REIT management expenses.....................       --                --                --              591(N)         591
  Management fees..............................          374            (248)(F)           240(K)        (366)(O)     --
  General and administrative...................          423             (42)(D)          --              372(N)         753
  Depreciation and amortization................          149            --                 447(L)         625(P)       1,221
  Interest.....................................           81             (26)(E)           153(M)        --              208
  Minority interest............................       --                --                --            1,211(Q)       1,211
                                                 -------------       -------           -------      ------------  -----------
    Total expenses.............................        1,285            (316)            1,715          2,433          5,117
                                                 -------------       -------           -------      ------------  -----------
NET INCOME BEFORE GAIN ON RESECURITIZATION OF
  NON-AGENCY MBS BONDS.........................        3,551            (854)             (201)        (1,074)         1,422
Gain on resecuritization of non-agency MBS
  bonds........................................        7,359            --                --                           7,359
Management fees on resecuritization of non-
  agency MBS bonds.............................       (2,072)            145(F)           --            1,927(O)      --
                                                 -------------       -------           -------      ------------  -----------
NET INCOME.....................................    $   8,838       $    (709)        $    (201)     $     853      $   8,781
                                                 -------------       -------           -------      ------------  -----------
                                                 -------------       -------           -------      ------------  -----------
NET INCOME PER SHARE...........................    $    0.35                                                       $    0.35
                                                 -------------                                                    -----------
                                                 -------------                                                    -----------
Weighted-average shares outstanding............       24,952                                                          24,952

OTHER DATA--FUNDS FROM OPERATIONS:
NET INCOME.....................................    $   8,838       $    (709)        $    (201)     $     853      $   8,781
Amortization of discounts on non-agency MBS
  bonds........................................          469            (469)(D)          --             --           --
Depreciation of rental properties..............          130            --                 397(L)        --              527
Amortization of goodwill on management
  contracts....................................           19            --                  50(L)         625(P)         694
                                                 -------------       -------           -------      ------------  -----------
FUNDS FROM OPERATIONS..........................    $   9,456       $  (1,178)        $     246      $   1,478      $  10,002
                                                 -------------       -------           -------      ------------  -----------
                                                 -------------       -------           -------      ------------  -----------
FUNDS FROM OPERATIONS PER SHARE................    $    0.38                                                       $    0.40
                                                 -------------                                                    -----------
                                                 -------------                                                    -----------

See Notes to Pro Forma Condensed Consolidated Financial Statements.

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                            PRO FORMA ADJUSTMENTS
                                                              -------------------------------------------------
                                                                                 ACQUISITION OF
                                                              RESECURITIZATION    INTERESTS IN
                                                                     OF           MANUFACTURED
                                               AS PREVIOUSLY   NON-AGENCY MBS       HOUSING      ACQUISITION OF   PRO FORMA
                                                 REPORTED           BONDS         COMMUNITIES       MANAGER        RESULTS
                                               -------------  -----------------  --------------  --------------  -----------
REVENUES
  Rental income..............................    $  --          $    --           $   4,419(G)    $    --         $   4,419
  Equity in earnings of rental property joint
    ventures.................................       --               --                 573(H)         --               573
  Property management income.................       --               --                 198(I)         --               198
  REIT management income.....................       --               --                --             2,498(N)        2,498
  Non-agency MBS bonds.......................       11,513         (11,513)(D)         --              --            --
  Equity in earnings of Commercial Assets....        1,875           --                --              --             1,875
  Interest and other income..................          136           3,329(E)        (1,622)(J)        --             1,843
                                               -------------      --------          -------         -------      -----------
    Total revenues...........................       13,524          (8,184)           3,568           2,498          11,406
                                               -------------      --------          -------         -------      -----------
EXPENSES
  Property operations and maintenance........       --               --               1,545(G)                        1,545
  Real estate taxes..........................       --               --                 438(G)                          438
  Property management expenses...............       --               --                 240(I)                          240
  REIT management expenses...................       --               --                --             1,182(N)        1,182
  Management fees............................        1,793          (1,664)(F)          541(K)         (670)(O)      --
  General and administrative.................        1,145             (82)(D)         --               744(N)        1,807
  Elimination of DERs........................          825           --                --              --               825
  Depreciation and amortization..............       --               --               1,059(L)        1,249(P)        2,308
  Interest...................................           88             (88)(E)          408(M)         --               408
  Minority interest..........................       --               --                --             1,224(Q)        1,224
                                               -------------      --------          -------         -------      -----------
    Total expenses...........................        3,851          (1,834)           4,231           3,729           9,977
                                               -------------      --------          -------         -------      -----------
  NET INCOME BEFORE GAIN ON RESECURITIZATION
    OF NON-AGENCY MBS BONDS..................        9,673          (6,350)            (663)         (1,231)          1,429
Gain on resecuritization of non-agency MBS
  bonds......................................       --               7,359             --              --             7,359
Management fees on resecuritization of non-
  agency MBS bonds...........................       --              (1,466)(F)         --             1,466(O)       --
                                               -------------      --------          -------         -------      -----------
NET INCOME...................................    $   9,673      $     (457)       $    (663)      $     235       $   8,788
                                               -------------      --------          -------         -------      -----------
                                               -------------      --------          -------         -------      -----------
NET INCOME PER SHARE.........................    $    0.39                                                        $    0.35
                                               -------------                                                     -----------
                                               -------------                                                     -----------
Weighted-average shares outstanding..........       24,595                                                           24,958

OTHER DATA--FUNDS FROM OPERATIONS:
NET INCOME...................................    $   9,673      $     (457)       $    (663)      $     235       $   8,788
Amortization of discounts on non-agency MBS
  bonds......................................        2,998          (2,998)(D)         --              --            --
Depreciation of rental properties............       --               --                 920(L)         --               920
Amortization of goodwill on management
  contracts..................................       --               --                 139(L)        1,249(P)        1,388
                                               -------------      --------          -------         -------      -----------
FUNDS FROM OPERATIONS........................    $  12,671      $   (3,455)       $     396       $   1,484       $  11,096
                                               -------------      --------          -------         -------      -----------
                                               -------------      --------          -------         -------      -----------
FUNDS FROM OPERATIONS PER SHARE..............    $    0.52                                                        $    0.44
                                               -------------                                                     -----------
                                               -------------                                                     -----------

See Notes to Pro Forma Condensed Consolidated Financial Statements.

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

The pro forma condensed consolidated balance sheet of the Company as of June 30, 1997, is presented as if the July 30, 1997, acquisition of an interest in manufactured housing communities and the proposed acquisition of the Manager had occurred on June 30, 1997. The pro forma condensed consolidated statements of income are presented as if the March 27, 1997 resecuritization of the non-agency MBS bonds, the May 14, 1997 and July 30, 1997, manufactured housing acquisition transactions and the proposed acquisition of the Manager had occurred: (i) on January 1, 1997, for the statement of income for the six months ended June 30, 1997; and (ii) on January 1, 1996, for the statement of income for the year ended December 31, 1996. In management's opinion, all adjustments necessary to reflect the resecuritization of the Company's non-agency MBS bond portfolio, the acquisition of interests in manufactured housing communities and related assets and the proposed acquisition of the Manager have been made. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, which accompany this Proxy Statement, and the Company's Current Report on Form 8-K dated July 30, 1997, which is incorporated by reference.

    "Funds from operations" as defined by the national Association of Real Estate Investment Trusts represents net income computed in accordance with generally accepted accounting principles ("GAAP") plus depreciation and amortization. Funds from operations should not be considered as an alternative to net or operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. The Company believes that funds from operations is helpful to a reader as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides an indication of the ability of the Company to incur and service debt, to declare dividends, to make capital expenditures and to fund other cash needs.

    The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual financial position or results of operations would have been assuming the transactions had been completed as of the dates indicated, nor does it purport to represent the future financial position or results of operations of the Company.

(a) Reflects $10,000,000 of cash advanced under notes receivable secured by four manufactured housing communities.

(b) Reflects reclassification of $256,000 in advances and other costs for the acquisition of the 50% joint venture interest in a manufactured housing community and $2,490,000 in unamortized goodwill paid for the acquisition of manufactured housing community management contracts reflected in other assets at June 30, 1997.

(c) Reflects consideration for the acquisition of the Manager of $11,692,000 in AIOP Units and the cash payment of $800,000 of related transaction costs.

(d) Eliminates income from and expenses directly attributable to the non-agency MBS bonds as a result of the resecuritization.

(e) Reflects the assumption that a portion of the proceeds from the resecuritization of the non-agency MBS bonds is used to repay outstanding debt and the remaining proceeds are invested in short-term investments earning 5% per annum.

(f) Eliminates base fees and administrative fees on the non-agency MBS bonds and adjusts incentive fees based upon adjusted net income and cash earned for Stockholders ("CEFS").

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                  (UNAUDITED)

(g) Reflects adjustment for the rental income and property expenses of seven acquired manufactured housing communities.

(h) Reflects the equity in the earnings from the joint venture interests in manufactured housing communities.

(i) Reflects expenses of the manufactured housing community management business and income earned from the four managed communities not owned by the Company.

(j) Eliminates the short-term investment income at 5% per annum on the cash used to acquire the interests in manufactured housing communities and management operations.

(k) Reflects base fees on assets acquired and additional incentive fees on improved earnings as a result of the acquisition of the manufactured housing communities and management operations (in thousands):

                                                           SIX MONTHS ENDED    YEAR ENDED DECEMBER
                                                             JUNE 30, 1997          31, 1996
                                                          -------------------  -------------------
Base fees...............................................       $     165            $     407
Incentive fees..........................................              75                  234
                                                                   -----                -----
  Total Adjustment......................................       $     240            $     641
                                                                   -----                -----
                                                                   -----                -----

(l) Reflects depreciation and amortization of acquired assets on the straight-line basis over the estimated useful lives of the assets. The estimated useful lives are 25 years for land improvements and buildings and 10 years for the cost of management contracts on communities not owned by the Company.

(m) Reflects interest expense on the assumed debt at 8.25% per annum.

(n) Reflects the costs assumed for the administration of the Company plus fees earned from the CAX Management Agreement and other assets and the related costs of providing these services.

(o) Eliminates fees from the Management Agreement paid to the Manager.

(p) Reflects amortization of the cost of the assets acquired on the straight-line basis over estimated life of 10 years.

(q) Reflects minority interest in net income allocated to the owners of AIOP Units.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical and pro forma summary per Share financial information for the six months ended June 30, 1997 and the year ended December 31, 1996. The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of the Company and the pro forma condensed consolidated financial statements presented with this Proxy Statement. Pro forma adjustments are detailed in the "Notes to The Pro Forma Condensed Consolidated Financial Statements," above.

                                                                               SIX MONTHS ENDED    YEAR ENDED DECEMBER
PER SHARE DATA:                                                                  JUNE 30, 1997          31, 1996
----------------------------------------------------------------------------  -------------------  -------------------
Net income:
  Historical................................................................       $    0.35            $    0.39
  Pro forma before the Acquisition..........................................       $    0.32            $    0.34
  Pro forma after the Acquisition...........................................       $    0.35            $    0.35

Funds From Operations:
  Historical................................................................       $    0.38            $    0.52
  Pro forma before the Acquisition..........................................       $    0.34            $    0.39
  Pro forma after the Acquisition...........................................       $    0.40            $    0.44

Book Value
  Historical................................................................       $    3.46            $    3.48
  Pro forma before the Acquisition..........................................       $    3.46            $    3.46
  Pro forma after the Acquisition...........................................       $    3.46            $    3.46

             RISK FACTORS ASSOCIATED WITH THE ACQUISITION PROPOSAL

CONFLICTS OF INTEREST

    The Shares are listed and traded on the NYSE. Under a NYSE policy governing the continued listing of the Shares, Stockholder approval is required in connection with certain acquisitions of businesses from directors and officers of the Company. The owners of the Manager include investment concerns owned by Messrs. Considine and Rhodes, executive officers and directors of the Company, and Mr. Benson, a director of the Company. Accordingly, the Board of Directors is seeking Stockholder approval of the Acquisition Proposal. See "Proposal No. 1--Interests of Certain Persons in the Acquisition Proposal."

    Closing under the Asset Contribution Agreement is conditioned, among other things, on the affirmative vote of the holders of a majority of the outstanding Shares. As of the Record Date, there were 25,239,217 Shares outstanding. As of the Record Date, Messrs. Benson, Considine and Rhodes beneficially owned an aggregate of 805,002 Shares.

    Messrs. Benson, Considine and Rhodes have advised the Company that they intend to vote the Shares that they beneficially own in favor of the Acquisition Proposal. Other officers and directors of the Company have advised the Company
that they intend to vote an aggregate of       Shares beneficially owned by them
in favor of the Acquisition Proposal.

INCREASE IN STOCK OWNERSHIP BY MANAGEMENT

    If the Acquisition is consummated, Messrs. Benson, Considine and Rhodes will continue to constitute three of the Company's seven directors. Messrs. Considine and Rhodes will continue to be Co-Chairmen and Co-Chief Executive Officers of the Company. Upon consummation of the Acquisition, assuming the issuance of 3,383,479 AIOP Units pursuant to the Acquisition Proposal, the owners of the Manager will beneficially own in the aggregate approximately 14.6% of the outstanding Shares and AIOP Units. Pursuant to the Asset Contribution Agreement, the Company will issue an aggregate of 1,200,000 AIOP Units to the Manager in the future, contingent upon achievement of certain performance goals. See "Proposal No. 1--Interests of Certain Persons in the Acquisition Proposal." If the contingent AIOP Units are issued, the owners of the Manager will beneficially own in the aggregate 18.1% of the outstanding Shares and AIOP Units (assuming the AIOP Units acquired are converted into Shares).

NON-ARM'S LENGTH TRANSACTIONS

    In consummating the Asset Contribution Agreement, the Company will engage in certain transactions with certain of its Stockholders, officers, and directors, which have not, or may be considered as having not, occurred at arm's-length. The terms of the Acquisition Proposal (including the Asset Contribution Agreement) were determined by negotiations between Messrs. Benson, Considine and Rhodes, on the one hand, and the Special Committee, on the other hand. See "Proposal No. 1-- Background and Reasons for the Acquisition." Nevertheless, there can be no assurance that the terms of the Asset Contribution Agreement represent the best terms that could have been obtained. See "Proposal No. 1--Interests of Certain Persons in the Acquisition."

NO APPRAISAL OF ASSETS

    While the Special Committee and its advisors performed various analyses in connection with their negotiation of the Asset Contribution Agreement, no independent appraisals of the Manager's advisory business were obtained. There can be no assurance that the value of the consideration received by Messrs. Benson, Considine and Rhodes in connection with the Acquisition will accurately reflect the value of the business acquired by the Company. See "Proposal No. 1--Fairness Opinion of Jefferies."

CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS

    The Acquisition will expose the Company to risks to which it has not historically been exposed, such as the risks associated with its own management as well as the management of CAX pursuant to the CAX Management Agreement. In particular, the Company will be exposed to: (i) the risk of inefficiencies and the need to implement strict cost controls in managing the day-to-day activities of the Company and CAX; (ii) the risk that the CAX Management Agreement will not be renewed upon expiration or will not be renewed on terms as favorable as the current terms; and (iii) the risk that the CAX Management Agreement will be lost to competitors. While the Board of Directors anticipates that completion of the Acquisition will be accretive to the Company's earnings, there can no assurance of this result. Adverse developments could limit the Company's ability to realize certain expected benefits of the Acquisition Proposal and impair the ability of the Company to make distributions to Stockholders. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

EXPENSES OF OBTAINING ADDITIONAL MANAGEMENT

    The success of the Company is, in part, dependent on the support, services and contributions of Messrs. Considine and Rhodes and the Manager's existing management team. The loss of the services of either of Messrs. Considine, Rhodes, or the existing management team through death, disability or otherwise, after the consummation of the Acquisition, could have a material adverse effect on the Company. Neither of Messrs. Considine or Rhodes, nor any other member of the management team, will have employment agreements with the Company following the Acquisition. If one or both of Messrs. Considine and Rhodes or any other member of the management team ceases to perform management services for the Company or its affiliated entities, or their performance is deemed by the Company to be unsatisfactory, the Company will be required to secure management services from other personnel or advisory companies. There can be no assurance in such instance that the Company would be able to obtain qualified management or advisory services or that such services could be obtained on terms favorable to the Company.

    The Manager is currently recruiting to fill the position of President and Chief Operating Officer. The Company expects to continue this effort, and the person ultimately hired to fill this position will be an integral part of the management team. The compensation expense to the Company will increase as a result of filling this position.

CERTAIN TAX RISKS

    The Company believes that it has qualified to be taxed as a REIT under section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company intends to continue to operate so as to qualify after the consummation of the Acquisition. A REIT generally is not subject to federal corporate income taxes on that portion of its income distributed currently to stockholders. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, as well as the determination of various factual matters and circumstances not entirely within the Company's control. Two of such requirements are that at least 75% of the Company's gross income for each taxable year generally must be derived from investments in real property and at least 95% of the Company's gross income for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities. In addition, the Company generally may not own more than ten percent of any one issuer's outstanding voting securities and the value of any one issuer's securities owned by the Company may not exceed five percent of the value of the Company's total assets. For purposes of these tests, the Company is deemed to own its proportionate share of the assets of AIOP and will be deemed to be entitled to the income of AIOP attributable to its share of such assets.

    If income earned under the CAX Management Agreement were earned directly by the Company or AIOP, such income would constitute disqualified income for purposes of the 75% and the 95% income tests. However, the Company anticipates that the CAX Management Agreement and certain other assets contributed to AIOP by the Manager will be contributed to AIC Management Corporation, a company to be formed if the Acquisition is approved ("AICMC") by AIOP. AIOP will own less than 5% of the voting securities of AICMC. AICMC will be taxable as a regular corporation. As a result, the income earned by AICMC under the CAX Management Agreement will be received by AIOP only indirectly as dividends and interest on notes owed to AIOP by AICMC. The Company's proportionate share of such income will constitute qualified income for purposes of the 95% income test. Although such income will not qualify for purposes of the 75% income test, the Company believes that its share of such income will not cause it to violate such test. In addition, although the Company believes that the value of its proportionate share of the voting securities of AICMC to be held by AIOP will not exceed five percent of the value of the total assets of the Company, no independent appraisals will be obtained and there can be no assurance that the Internal Revenue Service will agree with the Company's valuation.

    In order to maintain its qualification as a REIT for federal income tax purposes, not more than 50% of the value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each taxable year of the Company. Although the Company will not issue any additional Shares in connection with the Acquisition, to the extent that any of the AIOP Units issued to the Manager subsequently are converted into Shares, such Shares could result in an increase in the percentage of the value of Shares owned by certain individuals. The Company does not expect that any such increase in the Shares owned by such individuals would cause the Company to violate the Share ownership requirements discussed above. In addition, the Articles and the AIOP Limited Partnership Agreement (the "OP Agreement") contain certain provisions intended to assist the Company in satisfying such Share ownership requirements.

    Although the Company believes that it will be organized and will continue to operate so as to maintain its status as a REIT, no assurance can be given that the Company will be organized or will be able to continue to operate in a manner so as to remain so qualified. In addition, no assurance can be given that legislation, new Department of Treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, it would be subject to federal and state income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce the net earnings of the Company available for investment or distribution to Stockholders because of the additional tax liability of the Company for the years involved. In addition, the Company would no longer be required to make distributions to Stockholders.

    Even if the Company maintains its qualification as a REIT, it will be subject to certain federal, state and local taxes on its income and assets. In addition, AICMC's income from its management and advisory operations for CAX generally will be subject to federal income tax at regular corporate rates. See "Proposal No. 1--Certain Federal Income Tax Consequences."

SHARES ELIGIBLE FOR FUTURE SALE

    Although the recent and historical trading prices of the Shares were given substantial consideration in determining the terms of the Acquisition Proposal, there can be no assurance that the market price of the Shares following the Acquisition will not be less than the current market price of the Shares. Sales of a substantial number of Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for Shares. On the Closing Date (as defined below), the Company will issue 3,383,479 AIOP Units to the Manager. In connection with the Earnout, Messrs. Benson, Considine and Rhodes and the other owners of the Manager may receive an additional aggregate of 1,200,000 AIOP Units. Each AIOP Unit is convertible by the holder into either Shares or cash, at the election of the Company, which is the general partner of AIOP. This right of conversion cannot be exercised earlier than one year from the issuance of AIOP Units. If the Company elects to convert the AIOP Units into Shares, Messrs. Benson, Considine, Rhodes, and the other owners of the Manager will have certain rights to require the Company to register for public sale the Shares they receive in connection with conversion of AIOP Units. While Messrs. Benson, Considine and Rhodes have advised the Company that they do not presently intend to cause the Manager to exercise their registration rights in the foreseeable future, no prediction can be made about the effect that future sales of Shares, or the perception that such sales could occur, would have on the market prices of Shares.

                              GENERAL INFORMATION

VOTING RIGHTS AND VOTES REQUIRED

    Holders of Shares at the close of business on October   , 1997, the Record
Date, are entitled to notice of, and to vote at, the Meeting. On the Record Date, [25,239,217] Shares were outstanding. The presence, in person or by proxy, of holders of a majority of the Shares entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

    Each Share outstanding on the Record Date is entitled to one vote on all matters presented at the Meeting. The affirmative vote of a majority of the votes cast at the Meeting by Stockholders present or represented and entitled to vote on the proposal is required for the Acquisition Proposal. The affirmative vote of a plurality of all votes cast at the Meeting by the Stockholders is required for the election of Directors. The affirmative vote of two-thirds of the votes entitled to be cast on the proposal is required to amend the Articles to effect the Reverse Stock Split of the Company's Shares on a basis of one (1) new Share for each five (5) Shares currently outstanding.

    Abstentions will be treated as Shares present and entitled to vote for purposes of determining the presence of a quorum but will not be considered as votes cast in determining whether a matter has been approved by the Stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain Shares to vote on a particular matter, those Shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

    Shares represented by all properly completed and signed proxies received in time for the Meeting will be voted as specified in the proxy. Unless contrary instructions are indicated on the proxy, the Shares represented by such proxy will be voted "FOR" the Acquisition Proposal; "FOR" the election of Messrs. Considine, Benson, Rhodes and White as Directors of the Company; and "FOR" the Reverse Stock Split. Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein. If any other matters are presented properly to the Stockholders for action at the Meeting or any adjournments or postponements thereof, the proxy holders named in the enclosed proxy intend to vote in their discretion on all matters on which the Shares represented by such proxy are entitled to vote.

REVOCABILITY OF PROXY

    The giving of the enclosed proxy does not preclude the right to vote in person should the Stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by notice in writing sent to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy or by attending the Meeting and voting in person.

ANNUAL REPORT

    The Company's 1996 Annual Report to Stockholders, including the Company's annual report on Form 10-K for the year ended December 31, 1996 (the "Annual Report"), contains financial and other information about the activities of the Company, including consolidated financial statements for the year ended December 31, 1996, and has previously been mailed to Stockholders. The Company's annual report on Form 10-K for the year ended December 31, 1996 and its quarterly report on Form 10-Q for the quarter ended June 30, 1997, both as filed with the Commission, accompany this Proxy Statement.

                                 PROPOSAL NO. 1
             PROPOSED ACQUISITION OF FINANCIAL ASSET MANAGEMENT LLC

RECOMMENDATION OF THE BOARD

    For the reasons described under the caption "--Background and Reasons for the Acquisition Proposal," the Special Committee of the Board formed for the purpose of evaluating the Acquisition (which represents a majority of the Board of Directors) has unanimously approved the Acquisition Proposal having determined that the Acquisition Proposal is fair to and in the best interests of the Company and the Stockholders. Based on the recommendation of the Special Committee of the Board, the Board recommends that Stockholders vote "FOR" the Acquisition Proposal.

GENERAL

    Since its formation in 1986 as a REIT, the Company has been externally managed. The Company's day-to-day operations are performed by the Manager pursuant to the Management Agreement, which is extended annually subject to the approval of a majority of the Company's Independent Directors, as defined in the Articles (the "Independent Directors"). The Manager is subject to the supervision of the Board of Directors. As part of its duties, the Manager presents the Company with asset acquisition opportunities consistent with the policies and objectives of the Company and furnishes the Board of Directors with information concerning the acquisition, holding and disposition of assets. The Company has no employees. Certain employees of the Manager have been designated as officers of the Company.

    The Management Agreement has a one-year term ending December 31, 1997, and is approved by the Independent Directors. It may be terminated by either party with or without cause at any time upon 60 days' written notice. In addition, the Company has the right to terminate the Management Agreement upon the occurrence of certain specified events including, among other things, a breach by the Manager of any material provision, which breach remains uncured for 30 days, or the bankruptcy of the Manager. The Management Agreement also may be terminated at any time by a majority vote of either the Independent Directors or Stockholders. The Manager would be entitled to certain termination payments if, among other things, the Company is acquired and such acquisition results in the termination of the Management Agreement.

    The Manager receives various fees for the advisory and other services performed in connection with the Management Agreement. The Manager provides all personnel and certain overhead items (at its expense) necessary to conduct the regular business of the Company.

    The Company has agreed to indemnify the Manager and its affiliates with respect to all expenses, losses, damages, liabilities, demands, charges or claims of any nature in respect of acts or omissions of the Manager made in good faith and in accordance with the standards set forth in the Management Agreement.

    Pursuant to the Management Agreement, through March 31, 1997, the Manager received a "Base Fee," an "Incentive Fee" and an "Administrative Fee," all of which were payable quarterly per the terms of the Management Agreement. The Base Fee was an annual fee equal to 3/8 of 1% of the "average invested assets" of the Company and its subsidiaries for such year. The Incentive Fee was equal to 20% of the amount of the Company's net book income, calculated in accordance with GAAP which was in excess of the return on the Company's "average net worth" equal to the "Ten-Year U.S. Treasury Rate" plus 1%. The Manager performed certain bond administration and other related services for the Company pursuant to the Management Agreement and received an Administrative Fee of up to $3,500 per annum per bond for such services.

    Due to the shift in portfolio assets to equity investments in real estate after the resecuritization of the Company's non-agency MBS bonds in March 1997, the Independent Directors of the Company approved an amendment to the Management Agreement, effective April 1, 1997. The amendment:

(i) increased the Base Fee from 3/8 of 1% to 1% per annum of "average invested assets;" (ii) provided for an acquisition fee (the "Acquisition Fee") of 1/2 of 1% of the cost of real estate investments; and (iii) changed the Incentive Fee to be calculated from CEFS rather than net book income. CEFS is equal to the Company's net book income adjusted by: (i) depreciation and amortization of rental properties and management contracts; (ii) capital replacement reserves; and (iii) certain other non-cash expenditures. The Administrative Fee was substantially eliminated as a result of the resecuritization of the non-agency MBS bonds.

    The Base Fees and the Administrative Fees for the year ended December 31, 1996 were $230,000 and $732,000, respectively, and for the six months ended June 30, 1997 were $97,000 and $224,000, respectively. The Manager also received Incentive Fees of $831,000 for the year ended December 31, 1996 and $53,000 for the six months ended June 30, 1997. Acquisition Fees were $152,000 for the six months ended June 30, 1997, and fees related to the gain on the resecuritization of the non-agency MBS bonds were $2,072,000 for the six months ended June 30, 1997.

    The Manager also provides management and advisory services to CAX, pursuant to the CAX Management Agreement, which is similar to the Management Agreement between the Manager and the Company. The base fees and the administrative fees paid by CAX under the CAX Management Agreement for the year ended December 31, 1996 were $654,000 and $58,000, respectively, and for the six months ended June 30, 1997 were $341,000 and $30,000, respectively. The Manager received incentive fees from CAX of $713,000 for the year ended December 31, 1996 and $237,000 for the six months ended June 30, 1997, and acquisition fees of $23,000 for the six months ended June 30, 1997.

    For the reasons discussed under the caption "--Background and Reasons for the Acquisition Proposal," the Board of Directors (with Messrs. Benson, Considine and Rhodes abstaining) and the Special Committee have concluded that the best interests of the Company would be served by the Company becoming self-managed. As a result, the Company has entered into the Asset Contribution Agreement, pursuant to which, subject to Stockholder approval among other things, AIOP will acquire a newly-created entity, New FAM, which will hold the assets and operations of the Manager's advisory business.

BACKGROUND AND REASONS FOR THE ACQUISITION PROPOSAL

    On September 30, 1996, an investor group led by Messrs. Considine, Rhodes and Benson acquired 100% of the Manager from its former owner, subsidiaries of M.D.C. Holdings, Inc. The purchase price for such acquisition was $11,692,000, comprised of $6,242,000 in cash and $5,450,000 in promissory notes, convertible into the equity of the Manager. In connection with the sale, Messrs. Considine and Rhodes were elected as Co-Chairmen of the Board of Directors and Co-Chief Executive Officers of the Company and CAX. Subsequent to such acquisition, Mr. Benson was elected to the Board of Directors of the Company and CAX.

    Subsequent to such acquisition, new management undertook a review of the Company's business, assets, operations and prospects. This review led to management's recommendation that the Company adopt a new strategic direction. On February 24, 1997, the Board of Directors adopted the 1997 Strategic Plan, a multi-step plan to restructure the Company's asset base and redeploy its assets in order to reduce portfolio risks and maximize long-term, risk-adjusted returns to Stockholders. The elements of the 1997 Strategic Plan were the (i) resecuritization of the Company's portfolio of subordinate non-agency MBS bonds (generally, first-loss positions in pools of mortgage loans on residential properties); (ii) reinvestment of the cash from the resecuritization in real estate, a step which was expected to reduce the Company's current return on assets but also might result in increased opportunities for capital appreciation and reduced portfolio risk; (iii) conversion of the Company to an UPREIT through the contribution of the Company's assets to an operating partnership, which was intended to facilitate the future acquisition of real estate; and (iv) acquisition of the Manager, a step intended to result in the Company becoming self-managed and fully integrated.

    RESECURITIZATION. The Company completed the resecuritization transaction contemplated by the 1997 Strategic Plan on March 27, 1997 by contributing the non-agency MBS bonds to an owner trust in which it retained an equity interest. The owner trust sold, for $70,795,000 in cash, privately-placed debt securities representing senior interests in the trust's assets, without recourse to the Company. The Company's equity interest in the trust has no carrying value and represents the first-loss class of the portfolio, providing credit support for the senior debt securities. In connection with the transaction, the Company incurred approximately $1,050,000 in related costs and approximately $2,072,000 of fees paid to the Manager, resulting in net proceeds of approximately $67,673,000. The transaction resulted in a gain of $7,360,000 less related management fee expense of $2,072,000, which was recognized in the first quarter of 1997.

    The Company has conducted its operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The 1940 Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). In order to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests and may also be required to maintain an additional 25% in Qualifying Interests or other real estate-related securities. As a result of the resecuritization transaction, the Company held insufficient Qualifying Interests to claim this exemption. The Company is primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, and does not now engage, nor has it engaged or intended to engage in the business of investing, reinvesting, owning, holding or trading of securities. Since the closing of resecuritization, the Company has taken the steps necessary to give itself the benefits of a temporary exemption under the 1940 Act. In carrying out the 1997 Strategic Plan, new real estate assets acquired by the Company have been Qualifying Interests, and the Company intends that any additional real estate assets acquired by the Company will be Qualifying Interests.

    REINVESTMENT. The Company made its first real estate acquisition on May 14, 1997, when it acquired seven manufactured housing communities, a 50% joint venture interest in another manufactured housing community and certain manufactured housing community management contracts from Brandywine Communities, an unaffiliated party, for an aggregate purchase price of $29,399,000. The consideration consisted of $22,871,000 of cash, the assumption of $4,962,000 of existing debt, 363,372 Shares and 91,760 AIOP Units. In addition, on July 30, 1997 the Company acquired two mortgages aggregating $10,000,000 secured by four manufactured housing communities. One of the mortgages includes certain equity features, including the right to purchase the properties. The Company is evaluating a number of other manufactured housing community acquisitions. See "Information Concerning the Company."

    CONVERSION TO UPREIT. The Company converted to an UPREIT in May 1997 by contributing its assets to an operating partnership, AIOP, while retaining the general partner's interest, pursuant to the OP Agreement. The OP Agreement authorizes AIOP to issue AIOP Units. The OP Agreement provides that, subject to compliance with applicable securities laws, the limited partners of AIOP are granted the right, but not the obligation, to convert all or a portion of each such limited partner's AIOP Units into Shares or cash, as determined by the Company in its discretion, upon the terms and conditions set forth in the OP Agreement. Each AIOP Unit is convertible into one Share, or the cash equivalent thereof. No AIOP Unit may be converted earlier than one year from its issuance by AIOP. The Company intends to use AIOP Units as a form of currency to grow the asset base of the Company. Under existing federal tax laws, the owner of real estate or other assets who contributes such assets to AIOP in exchange for AIOP Units will defer, in most instances, the gain in connection with such contribution unless and until such owner exercises its conversion option, or the underlying asset is sold or refinanced. Thus, a real estate owner who contributes its assets to AIOP in exchange for AIOP Units may defer its taxable gain at the federal level, while receiving AIOP Units that are convertible into a liquid security. Although any Shares issued upon conversion will not automatically be registered under the Securities Act, or listed on the NYSE, each AIOP limited partner is expected to be entitled to the benefits of a registration rights agreement, which provides a mechanism for such registration and listing to be accomplished at the Company's expense.

    ACQUISITION OF THE MANAGER. In mid-December 1996, Mr. Considine approached all of the Company's Independent Directors regarding the possibility of the Company becoming a self-administered and self-managed REIT. On December 16, 1996, the Board met and discussed Mr. Considine's suggestions and the possibility of the Company becoming self-administered and self-managed through an acquisition of the Manager in exchange for Shares. At this time, the Independent Directors discussed with Messrs. Benson, Considine and Rhodes their desire to form a special committee of Directors to consider the advisability of becoming a self-administered and self-managed REIT. The sense of the Board at this time was that the Independent Directors should consult with their counsel, Paul, Weiss, Rifkind, Wharton & Garrison, and determine the advisability of forming a special committee and retaining an independent financial advisor. No agreements or understandings were reached at this meeting regarding any possible transaction.

    Following the Independent Directors' consultation with their counsel regarding the formation of a special committee, the Board, on January 22, 1997, authorized the formation of the Special Committee to consist of all of the Company's Independent Directors, Messrs. Kline, Schultz, White, and Mr. Robinson, none of whom has an interest in the Manager. The Special Committee was to consider whether, and on what basis, the Company should become self-administered and self-managed, including consideration of the possible acquisition of the Manager. The Board also authorized the Special Committee to retain a financial advisor to be selected by the Special Committee to advise it with respect to the whether the Company should become self-administered and self-managed and to render an opinion concerning the fairness of any proposed transaction to the Company and its Public Stockholders from a financial point of view.

    The Special Committee met on February 4, 1997, and elected William White as its chairman and retained Paul, Weiss, Rifkind, Wharton & Garrison as special counsel to the Special Committee. The Special Committee discussed the issue of becoming self-managed and determined to consider a transaction to acquire the Manager if acceptable terms could be negotiated and if it was satisfied with the Manager's goals and objectives. Members of the Committee decided to retain an independent financial investment banking firm with no prior relationship with the Company or the Manager to advise it in connection with the possible transaction and a search was undertaken to engage a financial advisor. In the ensuing weeks, the Special Committee considered and interviewed several possible advisors, and on April 22, 1997, the Special Committee retained Jefferies to advise it in deciding whether the Company should become self-managed, to assist in the negotiation of an acquisition agreement, and to render an opinion concerning the fairness of any proposed transaction to the Company and its Public Stockholders from a financial point of view. An engagement letter was entered into with Jefferies after negotiation of the terms thereof by the Special Committee and its special counsel. The terms of the engagement letter are set forth in "--Fairness Opinion of Jefferies". Jefferies received information from the Company and the Manager with respect to the operations of the Manager and participated along with special counsel in discussions with members of the Special Committee concerning the structuring and terms of a possible transaction. Special counsel also participated in discussions with the Manager and the Manager's accountants and counsel, in connection with the tax aspects of such a transaction.

    At a meeting on May 19, 1997, the members of the Special Committee, after hearing a preliminary report from Jefferies and from special counsel, determined that being self-managed and self-administered would be in the best interest of the Company and its Public Stockholders and that a transaction with the Manager to accomplish such was, in principle, desirable. The members of the Special Committee also expressed their beliefs that the management team of the Manager had been effective in the management of the Company to date, and that the base price to be paid for the Manager should not exceed the price which the owners of the Manager, Messrs. Benson, Considine and Rhodes and others, had paid in September 1996 to acquire the Manager. Members of the Special Committee, however, expressed their belief that an earnout based on performance goals could and should be added to the base price, since attaining performance goals would demonstrate added value to Stockholders. These preliminary thoughts were communicated to Mr. Considine.

    On June 4, 1997, Mr. Considine provided Mr. White with a written proposal for the Company to acquire the Manager. This proposal contemplated that the Company would acquire the Manager's advisory business for fixed consideration equal to the cost that Messrs. Benson, Considine, Rhodes and others had paid in September 1996 plus future contingent consideration tied to the Company's achievement of specified performance goals to be set by the Special Committee for the management team. The contingent consideration was to equal a combination of 600,000 AIOP Units for the achievement by the Company of certain performance goals and 600,000 AIOP Units for the achievement by the Company of other performance goals. See "Description of the Asset Contribution Agreement--Contribution and Consideration to be Paid."

    After receipt of Mr. Considine's written proposal, Mr. White provided copies to each of the members of the Special Committee, Jefferies and special counsel to the Special Committee. Subsequently, special counsel discussed certain legal and other issues raised by the proposal with counsel for the Manager.

    On June 16, 1997, the Special Committee determined in principle to recommend to the Board this transaction at the cost at which Messrs. Benson, Considine and Rhodes had acquired the Company plus the Earnout in the aggregate amount described in the proposal presented to the Special Committee by Mr. Considine on June 4, 1997. However, there were numerous terms, including the conditions under which the Earnout would be paid, and representations and warranties and other relevant terms that remained to be determined. Upon receiving advice from Jefferies and the Committee's special counsel, the Special Committee continued negotiations (through its special counsel) of the terms of an acquisition of the Manager. In these discussions, the terms of the Earnout formula and other terms and conditions to the Asset Contribution Agreement were further developed. Following the June 16, 1997 meeting, counsel for the Manager prepared a summary of the material terms of Mr. Considine's proposal and furnished this summary to the Special Committee and its special counsel.

    On June 17, 1997, the Board of Directors held a previously scheduled meeting and discussed, among other things, Mr. Considine's June 4, 1997, proposal and the subsequent conversations between counsel for the Special Committee and counsel for the Manager. During this meeting, the Special Committee, on the one hand, and Messrs. Benson, Considine and Rhodes, on the other hand, discussed principally the performance goals applicable to the various elements of the Earnout. The Board instructed special counsel for the Special Committee and counsel for the Manager to reduce to writing the essential terms of the transaction for the consideration of the Board.

    On June 30, 1997, the Special Committee held a meeting and discussed the summary of material terms previously prepared and furnished by the counsel for the Manager. Following this meeting, at the direction of the Special Committee, its special counsel communicated the comments of the Special Committee to counsel for the Manager. These comments related particularly to the performance goals which could be considered in the determination of the Earnout.

    On July 1, 1997, the Board held a telephonic meeting to discuss the economic terms of the Acquisition Proposal. At this meeting, the Special Committee indicated that it would be willing to recommend for Stockholder consideration a transaction having substantially the same economic terms that are currently set forth in the Acquisition Proposal. See "--Description of the Asset Contribution Agreement." The Special Committee and Messrs. Benson, Considine and Rhodes instructed counsel to prepare a draft Proxy Statement and acquisition agreement that reflected the terms of the parties' agreement in principle. A draft of the Asset Contribution Agreement reflecting the agreement in principle was prepared by counsel to the Manager and was distributed to, reviewed by, and discussed among the Special Committee, its special counsel and representatives of Jefferies. Preliminary negotiations with respect to the agreement occurred in July primarily through discussions between special counsel to the Special Committee and counsel to the Manager.

    On July 28, 1997, the Special Committee held a meeting to discuss the most recent draft of the Asset Contribution Agreement. Numerous provisions of the Asset Contribution Agreement, including the performance goals applicable to the various elements of the Earnout, the basis for determining the nature of the consideration to be paid, the structure of the acquisition, registration rights applicable to shares to be issued to Messrs. Benson, Considine and Rhodes and other sellers, and non-competition provisions, among other issues, were discussed. Following this meeting, at the direction of the Special Committee, counsel to the Special Committee communicated the comments of the Special Committee to counsel for the Manager. Negotiations with respect to the Asset Contribution Agreement occurred in early August 1997 primarily through discussions between the counsel to the Special Committee and counsel to the Manager.

    On August 19, 1997, the Board held a meeting to review the terms of the Acquisition Proposal in light of various issues that had been raised during the process of documenting the transaction, concerning principally the duration and other terms of the future contingent consideration to be received. At this meeting, the Special Committee and Messrs. Benson, Considine and Rhodes reached agreement on such terms (which are reflected in the Asset Contribution Agreement), and the parties determined to recommend the Asset Contribution Agreement to the Public Stockholders subject to the final delivery of an opinion by Jefferies that the Acquisition Proposal is fair to the Public Stockholders from a financial point of view.

    On September 8, 1997, Jefferies made a presentation to the Special Committee, including certain written materials and its form of opinion, and gave its opinion that, subject to final documentation and certain other matters, the Acquisition Proposal, as set forth in a draft of this Proxy Statement and a draft of the Asset Contribution Agreement, were fair to the Company and the Public Stockholders from a financial point of view. After this presentation, and considering all of the factors it deemed relevant, the Special Committee recommended to the Board, and the Board (with Messrs. Benson, Considine and Rhodes abstaining) approved, the signing of the Asset Contribution Agreement. On September 8, 1997, the Company (at the direction of the Special Committee) and the Manager executed the Asset Contribution Agreement.

    In its deliberations concerning the Acquisition Proposal, the Special Committee was free to consider Mr. Considine's various proposals and any alternatives without limitation. In this regard, with the assistance of Jefferies, the Special Committee considered (i) the continued operation of the Company with the services of the Manager being provided under the existing Management Agreement (and renewals thereof), (ii) the replacement of the Manager with an alternative external advisory company or an internal management team made up of persons other than Messrs. Considine and Rhodes and the existing management team of the Company, and (iii) the various proposals made by Mr. Considine. As discussed more fully below, after considering all of the factors it deemed relevant and after discussions with Jefferies, the Special Committee concluded that consummation of the Acquisition Proposal will better serve the interests of the Company and its Stockholders than any of these alternatives. See "--Alternatives to the Acquisition Proposal." The Special Committee believes that the Acquisition Proposal, which, if consummated, will result in the Company becoming self-administered and self-managed, should substantially eliminate certain existing conflicts of interest between the Company and the Manager and make the Company more attractive to institutional and other investors, improving the Company's ability to raise capital. The Special Committee also believes that it is important to retain the expertise and experience of Messrs. Considine and Rhodes and the Company's existing management team in connection with the Company's becoming self-administered and self-managed and that the equity ownership components of the Acquisition consideration will be sufficient for this purpose.

    In connection with its consideration of the Acquisition Proposal and alternatives to the Acquisition Proposal, the Special Committee did not seek an independent appraisal of the assets and liabilities of the Manager because the Special Committee believes that it received sufficient financial advice and consultation from Jefferies and that, as a result, such an appraisal was not necessary. As noted below, Jefferies has provided the Special Committee with its opinion that the consideration to be paid by AIOP pursuant to the Acquisition Proposal is fair to the Company and the Public Stockholders from a financial point of view. See "--Fairness Opinion of Jefferies."

DESCRIPTION OF THE ASSET CONTRIBUTION AGREEMENT

    GENERAL. If approved by the Stockholders at the Meeting, the Acquisition Proposal will be carried out pursuant to terms and on the conditions of the Asset Contribution Agreement among the Company, AIOP and the Manager. A copy of the Asset Contribution Agreement is reproduced at Appendix A of this Proxy Statement. The following summary of the principal terms of the Asset Contribution Agreement is qualified in its entirety to Appendix A, which is incorporated herein by reference. If the transactions contemplated by the Asset Contribution Agreement are consummated, AIOP will cancel the Management Agreement and contribute the CAX Management Agreement and other assets acquired to AICMC in exchange for AICMC preferred stock and notes. The voting common stock of AICMC will be owned by Messrs. Considine and Rhodes.

    Upon the consummation of the Acquisition, the fees formerly payable by the Company to the Manager pursuant to the Management Agreement will cease. The fees formerly payable by CAX to the Manager pursuant to the CAX Management Agreement will be paid to AICMC. The twelve people, including Messrs. Considine and Rhodes, employed by the Manager to perform the services under the Management Agreement and the CAX Management Agreement will, after the Acquisition, be employed by the Company and by AICMC.

    CONTRIBUTION AND CONSIDERATION TO BE PAID. The Manager will contribute to a newly created single member limited liability company, New FAM, the assets and liabilities of the advisory businesses previously conducted by the Manager directly. Pursuant to the Asset Contribution Agreement, the Manager will contribute to the Company 100% of the members' interests in New FAM in exchange for consideration at closing under the Asset Contribution Agreement, valued for purposes of the Agreement at $11,692,000, the cost at which the Manager's advisory business was acquired by the Manager in September 1996. The consideration to be delivered at Closing is comprised of 3,383,479 AIOP Units, valued at $3.4556143. In addition to the consideration paid at Closing, the Manager will be entitled to the Earnout, additional payments in the future, contingent upon the Company's achievement of certain performance goals.

    First, the Manager is entitled to receive an additional 600,000 AIOP Units at such time as the Company's independent auditors confirm to the Special Committee that substantially all of the proceeds of the Company's resecuritization of its portfolio of non-agency MBS bonds ($67,673,000), less cash invested in manufactured housing communities in May 1997, has been invested by the Company, AIOP or both, in real estate and related assets during the 18-month period (which may be extended up to an additional six months at the discretion of the Special Committee) subsequent to June 17, 1997 that has achieved an annualized return over any six month period of at least 9% during the 24-month period (which may be extended up to an additional six months at the discretion of the Special Committee) subsequent to June 17, 1997. For purposes of the preceding sentence, the "return" shall be measured by computing GAAP net income for the period in question plus depreciation minus reserves for capital replacements over the total investment cost. As of the date of this Proxy Statement, the Company has invested cash of $32,871,000 from the proceeds of the resecuritization, issued $1,566,000 worth of Shares and AIOP Units, and assumed $4,962,000 of existing debt for a total investment of $39,399,000 in manufactured housing communities and related assets. The annualized cash returns to the Company from these assets to date has averaged approximately 9%.

    Second, the Manager is entitled to receive an additional 600,000 AIOP Units if at any time during the 24 calendar month period following June 17, 1997: either (A) at such time as the average closing price of the Shares on the NYSE over any 90 day period exceeds $4.00 per Share, one or more of the following events shall have occurred: (i) the Company has executed a plan for the utilization of the Company's net operating loss carryover that has been approved by the Board of Directors after receipt of advice from the Company's auditors;
(ii) the Company and CAX shall have completed a business combination that has been approved by the Company's Board of Directors as being in the best interests of Stockholders; (iii) the Company, AIOP or both shall have raised new financing of debt or equity in the public or private institutional markets in the aggregate amount of at least $20,000,000 at prevailing market rates and on terms approved by the Board of Directors as being in the best interests of the Company; (iv) the Company shall have achieved an investment grade rating on its debt from a nationally recognized credit rating agency; or (B) the Company's management shall have executed another business strategy not referred to in clauses (A) (i) through (iv) above that is approved by the Board of Directors as being in the best interests of the Company, and the average closing price of the Shares on the NYSE over any 90-day period during the 24 calendar month period following June 17, 1997 exceeds $4.25 per share. The number of AIOP Units issuable and the average closing price of Shares set forth above shall be adjusted in the event of any changes in the Company's capital structure, including the Reverse Stock Split.

    As of the date of this Proxy Statement, there is no agreement, arrangement or understanding as to any future business combination with CAX. Any such transaction would be subject to the negotiation of appropriate terms and conditions as well as approval of the Company's Board of Directors and the CAX Board of Directors, and, depending of the structure of any such transaction or the consideration to be offered, the stockholders of the Company, the Independent Directors of CAX and the Stockholders of CAX. No assurance can be given that any such transaction will be proposed, or if proposed, that it will be consummated.

    CLOSING. The Asset Contribution Agreement provides that the Closing will occur after all of the conditions set forth in the Asset Contribution Agreement have been satisfied or waived. It is contemplated that the closing will occur on or after the date of the Meeting (the "Closing Date"). See
"--Conditions to Closing."

    CONDUCT OF BUSINESS PRIOR TO THE CLOSING. The Manager has agreed, among other things, that prior to the Closing Date, unless otherwise agreed in writing, or except as otherwise may be necessary to effectuate the Acquisition Proposal, the Manager will not conduct its business, or take any actions, other than in the ordinary course of business and consistent with past practices. Except as set forth in the Asset Contribution Agreement, the Manager has agreed not to permit New FAM, among other things, to: (i) declare, set aside, or make any distribution with respect to the Interests or redeem, purchase, or otherwise acquire any of the Interests; (ii) sell, lease, transfer or assign any material assets, tangible or intangible, outside the ordinary course of business; (iii) enter into any material agreement, contract, lease, or license outside the ordinary course of business, (iv) accelerate, terminate, make material modifications to, or cancel any material agreement, contract, lease, or license to which Manager is a party or by which it is bound; (v) impose any encumbrance upon any of its assets, tangible or intangible; (vi) make any material capital expenditures outside the ordinary course of business; (vii) make any material capital investment in, or any material loan to, any other person outside the ordinary course of business; (viii) create, incur, assume, or guaranty any indebtedness for borrowed money and capitalized lease obligations; (ix) grant any license or sublicense of any material rights under or with respect to any intellectual property; (x) make or authorize any change in the governing instruments of Manager; (xi) issue, sell, or otherwise dispose of any of its Interests, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests; (xii) make any loan to, or enter into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business; (xiii) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement; (xiv) grant any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business; (xv) adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or take any such action with respect to any other employee benefit plan); (xvi) make any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; (xvii) pay any amount to any third party with respect to any liability or obligation (including any costs and expenses Manager has incurred or may incur in connection with the Asset Contribution Agreement and the transactions contemplated hereby); or (xviii) commit to any of the foregoing.

    CONDITIONS TO CLOSING. The obligations of the Company, AIOP and the Manager to consummate the transactions contemplated by the Asset Contribution Agreement are subject to the fulfillment or waiver at or prior to the closing of certain conditions, including the following: (i) the representations and warranties of the parties shall be true and correct in all material respects at and as of the Closing Date; (ii) the parties shall have performed and complied with all of the covenants under the Asset Contribution Agreement in all material respects through the Closing; (iii) the Manager shall have procured all material third party consents required to consummate the transactions contemplated by the Asset Contribution Agreement; (iv) the parties shall have received all other material authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions contemplated by the Asset Contribution Agreement; (v) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by the Asset Contribution Agreement, (B) cause any of the transactions contemplated by the Asset Contribution Agreement to be rescinded following consummation, or (C) affect adversely the right of AIOP to own the Interests or to operate the business of New FAM; (vi) the Company's independent outside auditors shall have provided to the Company written confirmation of the amounts of the Manager's cost of acquiring the advisory business; (vii) the written opinion from Jefferies to the effect that the transactions contemplated by the Asset Contribution Agreement are fair to the Public Stockholders from a financial point of view shall not have been withdrawn; (viii) the transactions contemplated by the Asset Contribution Agreement shall have been approved and adopted by the vote of the Public Stockholders and by the owners of the Manager, and (ix) the Manager and the Company shall have executed a Registration Rights Agreement (the "Registration Agreement").

    REPRESENTATIONS, WARRANTIES AND INDEMNITIES. The Asset Contribution Agreement contains representations and warranties relating to, among other things: (i) the due organization, valid existence, good standing and corporate powers and enforceability of the obligations of the Manager, New FAM, AIOP, and the Company; (ii) the capitalization of the Manager, New FAM, AIOP and the Company; (iii) the authorization, execution, delivery, performance and enforceability of the Asset Contribution Agreement and related matters; (iv) the Asset Contribution Agreement's noncontravention of any agreement, law or charter or bylaw provision and the absence of the need (except as specified) for governmental or third-party consents to the Acquisition Proposal; and (v) pending or threatened litigation.

    The Manager has made additional representations and warranties relating to, among other things: (i) the payment of taxes and filing of tax returns; (ii) the validity of title and leasehold interests in assets; (iii) employee benefits plans; (iv) intellectual property; (v) insurance; (vi) the absence of undisclosed liabilities; and (vii) the accuracy of information supplied by the Manager.

    The Company and AIOP have also made certain representations as to, among other things, the accuracy of its filings with the Commission and that the AIOP Units to be issued will be validly issued and fully paid.

    With certain exceptions, the representations and warranties contained in the Asset Contribution Agreement will survive the Closing Date for a period of the later of 24 months thereafter and the expiration of the Earnout. Accordingly, subject to the limitations contained in the Asset Contribution Agreement, the Company will be entitled to indemnification by the Manager under the Asset Contribution Agreement against losses or costs arising out of or resulting from the inaccuracy of any of such representations and warranties. After the Closing, the Manager will have no right of contribution from New FAM (as successor to the Manager) with respect to any claims for indemnification under the Asset Contribution Agreement. None of the indemnification obligations under the Asset Contribution Agreement apply until the aggregate amount for which indemnity would otherwise be payable exceeds $100,000, at which point indemnification would be required with respect to all claims up to a limit of $3,500,000 in the aggregate with respect to the obligations of any one party. Both AIOP and New FAM have assigned and transferred their indemnification rights under the Asset Contribution Agreement to the Company.

    NON-COMPETITION PROVISION. The Asset Contribution Agreement contains a provision which prohibits Messrs. Considine, Rhodes and Benson for a period of two years from the closing date of the Asset Contribution Agreement from engaging in or having any material interest in any business (other than the Company and AIOP), whether as an employee, officer, director, partner or otherwise, that directly or indirectly engages in the ownership, management and operation of manufactured housing communities in the United States.

    OTHER TERMS OF THE ASSET CONTRIBUTION AGREEMENT. The Asset Contribution Agreement contemplates that the Company and the Manager will enter into a Registration Agreement at Closing, pursuant to which the Company will agree to grant to the Manager up to three demand registrations of the Shares that may be converted from the AIOP Units which the Manager will acquire at Closing and the AIOP Units that the Manager will acquire pursuant to the Earnout along with unlimited piggyback rights. No demand registration shall be for an amount of Shares that is less than $2.5 million in market value. The foregoing summary of the Registration Agreement is qualified by reference to the text of the agreement which is set forth as an exhibit to Asset Contribution Agreement as part of Appendix A to this Proxy Statement. The Asset Contribution Agreement also provides that if, within two years after the Closing Date, the Company files a shelf registration statement pursuant to which any Shares will be registered for resale, then the Company shall include the resale of all Shares then held by the Manager or which the Manager has the right to acquire in connection with the conversion of AIOP Units into Shares. The rights of the Manager under the Asset Contribution Agreement and the Registration Agreement to register the Shares are assignable to the direct and indirect owners of the Manager, including Messrs. Benson, Considine and Rhodes. See "--Interests of Certain Persons in the Acquisition Proposal."

    The Asset Contribution Agreement contains additional terms and provisions customary in transactions of this type.

BENEFITS FROM THE ACQUISITION PROPOSAL

    As a result of the consummation of the Acquisition Proposal, the Company will become a fully integrated, self-administered and self-managed REIT, engaging in not only its current activities but also in management activities. The Board believes that the Acquisition Proposal, if consummated, should result in the following specific benefits to the Company:

    - Certain existing conflicts of interest between the Company, the Manager and its affiliates will be substantially eliminated.

    - The Company will be more attractive to institutional and other investors, improving the Company's ability to raise capital.

    - The Company will have within its organization the substantial experience of Messrs. Considine and Rhodes and the existing management team, enhancing the Company's ability to manage its assets, including pursuit of its strategy of growth through acquisitions of interests in real
     estate and to expand its lines of business. If the Acquisition Proposal is consummated, Messrs. Benson, Considine and Rhodes, although not party to any employment agreement with the Company, will have obtained a significant ownership interest in the Company, in the form of AIOP Units and an opportunity to earn additional equity through the Earnout, thereby generally aligning their incentives with the interests of Stockholders.

    In addition, the Special Committee found that the Acquisition would be accretive, but there can be no assurance, however, that any of these benefits will be realized.

    As an externally managed REIT, the Company may have interests that are different from those of the Manager. Though at the time the Company was formed external management of REITs was common, external management is no longer prevalent because of perceived conflicts of interest. Some persons in the investment community involved with REITs believe that, notwithstanding an adviser's fiduciary obligations, an adviser who is paid primarily on the basis of assets invested would seek to increase those assets without emphasizing the profitability. Thus, there is a belief that it is preferable to more closely align the interests of advisers and their REIT clients. Under the Acquisition Proposal, fees received by the Manager that were formerly based in part on assets invested will be replaced by AIOP Units, thereby aligning the interests of the owners of the Manager with the interests of the Public Stockholders. The Board and the Special Committee believe that the Acquisition Proposal is the preferable alternative for reducing certain conflicts of interest.

    In recent years, the number of REITs formed and the average size of REITs have grown dramatically. Institutional investors, including mutual funds and pension funds, have contributed to this growth. Based upon its review and consideration of the Acquisition Proposal, the Special Committee and the Board concluded that self-administered and self-managed REITs are preferred by institutional and other investors to externally-advised REITs having otherwise similar characteristics and that therefore self-administered and self-managed REITs have greater access to equity capital. Though it is not possible to quantify the benefit, the Board and the Special Committee believe that the consummation of the Acquisition Proposal will improve the Company's ability to raise capital.

    At the same time, there are possible detriments to the Acquisition Proposal. Since the number of AIOP Units issuable to the Manager is fixed, the value of those AIOP Units at the Closing Date may be different from the value placed on the operations of the Manager by the Special Committee. In addition, although the Acquisition is expected to be accretive to the Company's funds from operations, the Acquisition may not result in a corresponding increase in the price at which Shares trade on the NYSE. Stockholders should carefully consider each of these factors and should also carefully consider the pro forma financial information presented under "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Dividend Policy" and the potential risks of the Acquisition Proposal to Stockholders discussed under "Risk Factors Associated with the Acquisition Proposal." The Acquisition Proposal will also result in certain benefits that will inure primarily to Messrs. Benson, Considine and Rhodes. See "--Interests of Certain Persons in the Acquisition Proposal." For background to the Acquisition Proposal, see "--Background and Reasons for the Acquisition Proposal."

ALTERNATIVES TO THE ACQUISITION PROPOSAL

    After considering all of the factors it deemed relevant, including the views of Jefferies, the Special Committee concluded that consummation of the Acquisition Proposal will better serve the interests of the Company and the Public Stockholders than any alternative transaction.

    The Special Committee believes that continuing to operate the Company with the services of the Manager under the existing Management Agreement (and renewals thereof), which would not result in the Company becoming a self-administered and self-managed REIT, would not resolve the existing conflicts of interest between the Company and the Manager. As indicated under "--Benefits from the Acquisition Proposal," some persons in the investment community involved with REITs believe that an adviser paid primarily on the basis of assets invested would seek to increase those assets without emphasizing the profitability of the client. This perception would apply to the Manager and the Company. In addition, this approach would not make the Company more attractive to institutional and other investors, or improve the Company's ability to raise capital. Furthermore, the Special Committee believes that as the Company continues to increase its holdings of manufactured housing and related assets, the costs of purchasing the services required thereby would likely increase. Based on all of the above, in consultation with Jefferies, the Special Committee did not believe that continuing to operate the Company under the existing Management Agreement (and renewals thereof) was better for the Company and its Public Stockholders than the Acquisition Proposal.

    This Special Committee also considered the options of replacing the Manager with an alternative external advisory company or not renewing the Management Agreement and directly employing persons other than Messrs. Considine and Rhodes and the existing management team to manage the Company. Neither of these alternatives were evaluated in significant detail because (a) the Special Committee had previously determined that they had been impressed with the expertise and experience of Messrs. Considine and Rhodes and the existing management team during their tenure as Manager, and (b) the involvement of either a new outside advisor or a new internal management team would incur additional costs and risks inherent in attempting to find and assemble such a team, which would result in the Company being administered by personnel previously unknown to and unfamiliar with the Company. In particular, the Special Committee believes that Messrs. Considine and Rhodes are particularly important to the Company's business objective including completion of the 1997 Strategic Plan and diversifying its investments. In addition, the Special Committee considered the risks in developing an in-house management team, particularly whether such an approach would be viewed credibly by institutional and other investors. In considering an alternative external advisory company, the Special Committee also viewed negatively the fact that the Company would not thereby become self-administered and self-managed and would have increased the likelihood of new conflicts of interest between the Company and a new outside advisor. Also, because the existing Management Agreement is believed to contain contract terms comparable to other third-party management contracts, it was believed that no significant cost saving would inure to the Company upon non-renewal of the Management Agreement and the engagement of a new advisor.

    Based on all of the above, the terms of the Acquisition Proposal and the Special Committee's consultation with Jefferies, the Special Committee believes that the Acquisition Proposal better serves the interests of the Company and its Public Stockholders than the alternatives discussed above.

FAIRNESS OPINION OF JEFFERIES

    The Special Committee retained Jefferies to opine on the fairness, from a financial point of view, to the Public Stockholders of the consideration to be paid by AIOP in the Acquisition. As part of its investment banking business, Jefferies is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Among the factors considered by the Special Committee in the selection of Jefferies to render such opinion were Jefferies' reputation as a nationally recognized investment banking firm and Jefferies' expertise. Jefferies delivered to the

Special Committee its written opinion, dated as of September 8, 1997 (the "Opinion"), to the effect that, as of such date and based on the matters described therein, the consideration to be paid by AIOP in the Acquisition Proposal was fair to the Public Stockholders of the Company from a financial point of view. Jefferies did not recommend to the Special Committee that any specific consideration would constitute the appropriate consideration to be paid in the Acquisition Proposal. Except as set forth below, no limitations were imposed by the Special Committee on the scope of Jefferies' investigations or the procedures to be followed by it in rendering the Opinion. Jefferies was not requested to opine as to, and the Opinion did not address, the underlying business decision of the Special Committee to proceed with or to effect the Acquisition Proposal.

    The consideration to be delivered at Closing is comprised of 3,383,479 AIOP Units, valued at the book value per Share of Shares at June 30, 1997, $3.4556143. In addition to the consideration paid at Closing, the Manager will be entitled to the Earnout, additional payments in the future, contingent upon the Company's achievement of certain performance goals.

    First, the Manager is entitled to receive an additional 600,000 AIOP Units at such time as the Company's independent auditors confirm to the Special Committee that substantially all of the proceeds of the Company's resecuritization of its portfolio of non-agency MBS bonds ($67,673,000), less cash invested in manufactured housing communities in May 1997, has been invested by the Company, AIOP or both, in real estate and related assets during the 18-month period (which may be extended up to an additional six months at the discretion of the Special Committee) subsequent to June 17, 1997 that has achieved an annualized return over any six month period of at least 9% during the 24-month period (which may be extended up to an additional six months at the discretion of the Special Committee) subsequent to June 17, 1997. For purposes of the preceding sentence, the "return" shall be measured by computing GAAP net income for the period in question plus depreciation minus reserves for capital replacements over the total investment cost. As of the date of this Proxy Statement, the Company has invested cash of $32,871,000 from the proceeds of the resecuritization, issued $1,566,000 worth of Shares and AIOP Units, and assumed $4,962,000 of existing debt for a total investment of $39,399,000 in manufactured housing communities and related assets. The annualized cash returns to the Company from these assets to date has averaged approximately 9%.

    Second, the Manager is entitled to receive an additional 600,000 AIOP Units if at any time during the 24 calendar month period following June 17, 1997: either (A) at such time as the average closing price of the Shares on the NYSE over any 90 day period exceeds $4.00 per Share, one or more of the following events shall have occurred: (i) the Company has executed a plan for the utilization of the Company's net operating loss carryover that has been approved by the Board of Directors after receipt of advice from the Company's auditors;
(ii) the Company and CAX shall have completed a business combination that has been approved by the Company's Board of Directors as being in the best interests of Stockholders; (iii) the Company, AIOP or both shall have raised new financing of debt or equity in the public or private institutional markets in the aggregate amount of at least $20,000,000 at prevailing market rates and on terms approved by the Board of Directors as being in the best interests of the Company; (iv) the Company shall have achieved an investment grade rating on its debt from a nationally recognized credit rating agency; or (B) the Company's management shall have executed another business strategy not referred to in clauses (A) (i) through (iv) above that is approved by the Board of Directors as being in the best interests of the Company, and the average closing price of the Shares on the NYSE over any 90-day period during the 24 calendar month period following June 17, 1997 exceeds $4.25 per share. The number of AIOP Units issuable and the average closing price of Shares set forth above shall be adjusted in the event of any changes in the Company's capital structure, including the Reverse Stock Split.

    THE FULL TEXT OF THE OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW BY JEFFERIES IN ARRIVING AT THE CONCLUSIONS EXPRESSED THEREIN. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT, WHILE CONTAINING ALL MATERIAL ELEMENTS OF THE OPINION, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE

FULL TEXT OF SUCH OPINION. THE OPINION IS PROVIDED SOLELY FOR THE USE OF THE SPECIAL COMMITTEE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY (OR ANY OTHER PERSON) AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING OF THE COMPANY'S STOCKHOLDERS.

    In rendering the Opinion, Jefferies notes that the consummation of the Acquisition Proposal is conditioned upon the approval of the Company's Stockholders, and that Jefferies is not recommending that the Company, the Special Committee, the Company's Board of Directors, any Stockholders of the Company, or any other person, should take any specific action in connection with the Acquisition Proposal. The Opinion also does not constitute a recommendation of the Acquisition Proposal over any alternative transactions which may be available to the Company, and does not address the Company's underlying business decision to effect the Acquisition Proposal. Furthermore, the Opinion only considers the Consideration to be paid by AIOP in the Acquisition Proposal and does not consider any other aspect of the Acquisition Proposal or any agreements or other matters that may be deemed a part of the Acquisition Proposal. In addition, the Opinion does not opine as to the market value or the prices at which any of the securities of the Company may trade at any time.

    In connection with the preparation of the Opinion, Jefferies, among other things: (i) reviewed the Asset Contribution Agreement (including any schedules and exhibits thereto); (ii) reviewed certain financial and other information that was publicly available; (iii) reviewed information furnished to them by the Company and the Manager, including certain internal financial analyses, budgets, reports and other information prepared by the respective managements of the companies; (iv) held discussions with various members of senior management of the Company and the Manager concerning each company's historical and current operations, financial conditions and prospects, as well as the strategic and operating benefits anticipated by each company from the Acquisition Proposal;
(v) reviewed the Share price and trading history from August 29, 1996 to August 29, 1997; (vi) reviewed the valuations of publicly traded companies which Jefferies deemed comparable to the Company; (vii) prepared discounted cash flow analyses of the Company and the Manager on both stand-alone and combined bases;
(viii) analyzed prior mergers and acquisitions purchase multiples and characteristics comparable to the Acquisition Proposal; (ix) analyzed the relative revenue, earnings and cash flow contributions of the Company and the Manager to the combined company; and (x) analyzed the pro forma CEFS per Share of the combined company. In addition, Jefferies conducted such other reviews, analyses and inquiries relating to the Company and the Manager as Jefferies considered appropriate in rendering its Opinion.

    In Jefferies' review and analyses and in rendering the Opinion, Jefferies relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to it by the Company or the Manager or that was publicly available (including, without limitation, the information described above and the financial projections and financial models prepared by the Company and the Manager regarding the estimated future performance of the respective companies before and after giving effect to the Acquisition Proposal). The Opinion was expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

    With respect to the financial projections and financial models provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to vast uncertainty. Jefferies assumed, with the permission of the Special Committee, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the companies as to the future performance of each company. In addition, Jefferies noted that although it has performed sensitivity analyses thereon, in rendering the Opinion, Jefferies assumed, with the permission of the Special Committee, that each company will perform in accordance with such projections and models for all periods specified therein. In addition, although such projections and models did not form the principal basis for the Opinion, but rather constituted one of many items that Jefferies employed, changes to such projections and models could affect the Opinion. Jefferies assumed that the Acquisition Proposal will be reported as a tax-free reorganization and will be treated as an "asset purchase" for accounting purposes.

    The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. Accordingly, Jefferies believes its analyses must be considered as a whole, and that considering any portion of such analyses or any portion of the factors considered, without considering all analyses and current factors, could create a misleading or incomplete view of the process underlying the Opinion. In its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and other conditions, many of which are beyond the control of the Company and the Manager. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    The following paragraphs summarize the significant financial and comparative analyses performed by Jefferies in arriving at the conclusions expressed in the Opinion. The information presented below is based on the financial condition of the Company and the Manager as of June 30, 1997 and share price information through the close of the market on August 29, 1997. The following does not purport to be a complete description of the analyses performed or the matters considered by Jefferies in rendering the Opinion.

    In conducting its analysis, Jefferies utilized certain projected operating and financial information (including, among other things, rental income, management fees, total revenue, net operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA") and CEFS for the Company, the Manager and the pro forma combined entity). These projections were based on financial models provided by the managements of the Company and the Manager, which incorporated numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and the Manager's control. With respect to industry performance, general business and economic conditions, the assumptions reflected modest increases in inflation and economic activity. In particular, the models assumed that all assets acquired by the Company would sustain a net operating income growth rate of 3.5% per year. The models assumed that it would take two years to fully invest the proceeds from the Company's resecuritization of its non-agency MBS bond portfolio. All proceeds from the resecuritization would be invested in real estate assets. At the end of two years, when the proceeds from the resecuritization are assumed to be fully invested, the dollar value of acquisitions are assumed to increase 10% per year. Acquisitions are assumed to be purchased using a combination of debt (50%) and AIOP Units (50%). All assets acquired by the Company are assumed to be acquired at a 9% capitalization rate. All corporate and administration expenses are assumed to increase 3.5% per year. In addition, CAX dividends are assumed to be paid quarterly at $0.17 per share. For the Manager, the models assumed that, in the absence of external growth, the Manager will earn all its revenues from the management of the Company and CAX. Fees earned from the Company are assumed to be based on the existing management agreement between the Company and the Manager, which calls for a 1% Base Fee on invested assets of the Company, a 0.5% Acquisition Fee for all asset acquisitions made by the Company and an Incentive Fee of 20% of CEFS which is in excess of the return on the Company's "average net worth" equal to 1% over the "Ten-Year U.S. Treasury Rate." Fees earned from CAX are assumed to grow 3.5% per year and the models assumed no acquisitions for CAX. The Manager assumes no additional management relationships (other than those with the Company and CAX) are consummated. In addition, bond administration fees earned by the Manager from the Company are assumed to decline 20% per year after the first projected year.

    Jefferies noted that the aggregate implied purchase price for the Manager, based on a value of $3.46 per share for AIOP Units, was approximately $11.7 million assuming the Earnout is not achieved and $15.8 million assuming the entire Earnout is achieved. These implied purchase prices were determined by the Special Committee pursuant to negotiations of the Asset Contribution Agreement and did not result from any recommendations from Jefferies.

    ANALYSIS OF THE COMPANY

    CURRENT MARKET VALUATION. Jefferies examined the range of implied equity values of the Company using its trading range over 52 weeks. Based on a August 29, 1997 Share closing price of $3.500, a 52-week high price of $4.250 and a 52-week low price of $3.125, the implied equity values for the Company ranged from $78.9 million to $107.3 million. Jefferies also noted that the Company's market valuation may be depressed because (i) the Company is neither self-managed nor self-administered, (ii) the Company has not finished redeploying its cash into manufactured housing properties, and (iii) the Company has recently made a significant change in business strategy.

    COMPARABLE COMPANY ANALYSIS FOR THE COMPANY. Jefferies compared certain financial data and multiples of financial parameters accorded certain other publicly traded REITs comparable to the Company. Financial data generally compared included total revenues, net operating income and funds from operations ("FFO"). Multiples compared included equity market capitalization to FFO, equity market capitalization to book capitalization and current dividend yields. Jefferies looked at these parameters because of the equity market's reliance upon these measures in analyzing REIT performance. Companies compared to the Company included Chateau Properties, Manufactured Home Communities, Sun Communities and United Mobile Homes, each of which is a self-managed REIT with assets which are fully deployed into manufactured housing properties. Jefferies compared the market value of each such company, as determined by the closing price recorded for each company's common stock on August 29, 1997, with each company's projected FFO. Jefferies' calculations resulted in the following ranges of multiples for these companies and the Company: a mean equity market capitalization to projected 1997 FFO multiple of 14.2x for the comparables (with the Company at 10.6x); a mean equity market capitalization to projected 1998 FFO multiple of 13.1x for the comparables (with the Company at 9.7x); a mean equity market capitalization to equity book capitalization multiple of 2.2x for the comparables (with the Company at 1.0x); and a mean current dividend yield of 5.7% for the comparables (with the Company at 6.9%). No specific portion of these multiples for the comparable companies was allocated by Jefferies to the comparable companies' self-managed status, and no adjustment to any multiples or values was made as a result of such self-managed status in view of the fact that the Company would be self-managed following the Acquisition Proposal. Jefferies recognized that a self-managed structure should generally have a positive impact on the Company's multiples and values.

    Jefferies noted that the equity market capitalization to equity book capitalization multiple was not meaningful for the Company due to the large, non-deployed cash component of the Company's current balance sheet. As a result, this trading multiple was excluded from the valuation of the Company based on the comparable company analysis. Based on an average of the remaining trading multiples for the comparables, and not adjusting for such comparables self-managed status, the Company's stand-alone implied equity value per share would range between $4.21 and $4.72 per Share.

    None of the companies utilized in the above analysis for comparative purposes is identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the value of the comparable companies as well as that of the Company. In addition, the multiples to estimated and projected FFO are based on projections prepared, in the case of the comparable companies, by research analysts unrelated to Jefferies and, in the case of the Company, using the models provided by its management. Accordingly, such projections may or may not prove to be accurate.

    DISCOUNTED CASH FLOW ANALYSIS OF THE COMPANY. Jefferies performed discounted cash flow analyses for the Company based upon projections of the Company's CEFS using a range of discount rates and a range of net operating income growth rates. Based on a ten-year analysis using discount rates ranging from 13% to 15% and net operating income growth rates ranging from 3% to 4% and assuming a 9.5% terminal capitalization rate, these calculations indicated an implied net equity value ranging from approximately $75.3 million to $91.4 million for the Company, or $2.98 to $3.62 per Share.

    SUMMARY OF ANALYSES. Jefferies noted that the average implied equity values based on the valuation methodologies performed resulted in a range of approximately $86.8 million to $105.9 million for the Company, or between $3.44 and $4.20 per Share.

    ANALYSIS OF THE MANAGER

    DISCOUNTED CASH FLOW ANALYSIS OF THE MANAGER. Jefferies also performed discounted cash flow analyses for the Manager based upon projections of the Manager's cash flow from operations using a range of discount rates and a range of net operating income growth rates for the Company. Based on a ten-year analysis using discount rates ranging from 13% to 15% and net operating income growth rates ranging from 3% to 4% and assuming no terminal value, these calculations indicated an implied total enterprise value ranging from approximately $14.2 million to $16.0 million for the Manager. Based on a ten-year analysis using discount rates ranging from 13% to 15% and net operating income growth rates ranging from 3% to 4% and assuming a 9.5% terminal capitalization rate, these calculations indicated an implied total enterprise value ranging from approximately $23.8 million to $28.6 million for the Manager. The range of enterprise values for the Manager was compared to the aggregate consideration to be paid by AIOP to the Manager (approximately $11.7 million assuming no Earnout and approximately $15.8 million assuming full Earnout).

    COMPARABLE MERGER AND ACQUISITION TRANSACTION ANALYSIS. Jefferies reviewed the consideration paid in nine acquisitions of real estate advisory and management companies by publicly traded REITs: Burnham Investment Group (target)/Burnham Pacific Properties (acquiror); BT Venture Corporation/Boddie Noell Properties, Inc.; R.M. Bradley & Co./Bradley Real Estate, Inc.; Shurgard Incorporated/Shurgard Storage Centers, Inc.; C.R.I., Inc./CRIIMI MAE Inc.; R.I.C. Advisor, Inc./Realty Income Corporation; Public Storage Management, Inc./Storage Equities, Inc.; First Toledo Advisory Company/Health Care REIT, Inc.; and General Growth Management, Inc./General Growth Properties, Inc. Jefferies, where available, analyzed the consideration paid in such transactions as a multiple of the target companies' total revenues, EBITDA and advisory fees for the latest twelve months ("LTM") period prior to the acquisition of the target. Such analysis yielded mean multiplies of 4.0x LTM revenues, 9.8x LTM EBITDA and 7.3x LTM advisory fees. Jefferies compared these multiples with the multiples of consideration paid by AIOP in the Acquisition Proposal to annualized revenues and EBITDA of the Manager for the three months ended June 30, 1997 ("Run Rate"). Jefferies believes that Run Rate results are more appropriate than LTM results when evaluating the Manager's acquisition multiples due to the recent reinvestment of the Company's assets which significantly affect the Manager's operating results. With no Earnout, these multiplies were 3.5x Run Rate revenues and advisory fees and 5.7x Run Rate EBITDA. With full Earnout, these multiplies were 4.7x Run Rate revenues and advisory fees, and 7.8x Run Rate EBITDA.

    Because the reasons for and circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the operations of the Manager and the companies engaged in the selected transactions, Jefferies believes that a purely quantitative comparable transaction analysis is not particularly meaningful. An appropriate use of a comparable transaction analysis in this instance necessarily involves complex considerations and qualitative judgments concerning, among other things, differences between the characteristics of these transactions and the Acquisition Proposal that could affect the public trading value of the companies to which the Manager is being compared.

    SUMMARY OF ANALYSES. Jefferies noted that the average implied total enterprise values based on the valuation methodologies performed resulted in a range of approximately $16.1 million to

$23.5 million for the Manager. In addition, Jefferies noted that the implied purchase price of the Manager of approximately $11.7 million (no Earnout) to approximately $15.8 million (full Earnout) was below the bottom end of the average valuation range.

    ANALYSIS OF COMBINED COMPANY

    PRO FORMA ACCRETION/DILUTION ANALYSIS. Jefferies compared the anticipated CEFS per Share of the Company without giving effect to the Acquisition Proposal to the (i) CEFS per Share of the Company and the Manager combined on a pro forma basis after giving effect to the Acquisition Proposal and assuming no Earnout and (ii) CEFS per Share of the Company and the Manager combined on a pro forma basis after giving effect to the Acquisition Proposal and assuming the entire Earnout is achieved. Each scenario was based on the financial models and projections provided by the Company and the Manager. Jefferies observed that, under both of these scenarios, the Acquisition Proposal could be expected to be accretive on a CEFS per Share basis in each year of the projection period from 1997 through 2006. In the initial projected years, in the no Earnout scenario, CEFS per Share was accretive by $0.047 per Share, or 26.3%, in the first projected year and accretive by $0.072 per Share, or 33.0%, in 1998. In the initial projected years, in the full Earnout scenario, CEFS per Share was accretive by $0.038 per Share, or 21.3%, in the first projected year and accretive by $0.061 per Share, or 27.6%, in the second projected year. These figures are based solely on Jefferies' analyses and do not constitute a prediction of future results, as to which no assurance can be given.

    RELATIVE CONTRIBUTION ANALYSIS. Jefferies compared the relative contribution of the Company and the Manager to projected combined revenues and CEFS of the combined companies for 1997 through 2006, based on the financial models provided by the managements of the companies. Jefferies noted that the Company's contribution was approximately 70.5% and 84.6% of combined revenues and approximately 69.8% and 66.3% of combined CEFS in the first and second projected years, respectively. In addition, Jefferies noted that the contribution by the Company to each of these categories increased on a percentage basis in each successive year of the projection period. Jefferies compared these projected contribution percentages with the approximately 84.6% ownership (assuming the entire Earnout is achieved) that the Stockholders would have in the combined company. Jefferies considered this analysis relevant to the fairness to the Stockholders from a financial point of view of the consideration to be paid by AIOP in the Acquisition Proposal because, to the extent that the percentage ownership of the Manager owners in the combined company exceeds the projected contribution by the Manager to the combined operating results, the proportionate return to the Stockholders would adversely affect the fairness of the consideration to be paid. Conversely, to the extent that the proportionate ownership of the Manager owners following the Acquisition Proposal is lower than the anticipated contribution of the Manager to the combined operating results, the Acquisition Proposal could be expected to improve per share results of operations from the perspective of current Stockholders. This would generally support a conclusion that the transaction is fair. As a result, Jefferies considered the relative contribution analysis to support its Opinion.

    BASED ON THE ANALYSES AND FACTORS SUMMARIZED ABOVE, JEFFERIES RENDERED THE OPINION; HOWEVER, THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED AND THE FACTORS CONSIDERED BY JEFFERIES IN RENDERING THE OPINION.

    The Special Committee engaged Jefferies by means of an engagement letter dated March 26, 1997 (the "Engagement Letter"). The Engagement Letter provides that for its services, Jefferies would be paid an aggregate fee of $175,000 by the Company. The Company also agreed to reimburse Jefferies for certain expenses and to indemnify Jefferies against certain liabilities arising out of or in connection with the performance of its services under the Engagement Letter. In the ordinary course of Jefferies' business, Jefferies may trade securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The Engagement Letter included a consent to disclosure of the Opinion in this Proxy Statement.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION PROPOSAL

    As a result of the Acquisition Proposal and the Earnout, the Manager could receive up to 4,583,479 AIOP Units (3,383,470 AIOP Units initially, plus up to 1,200,000 potential AIOP Units from the Earnout). Assuming the conversion of AIOP Units into Shares, the Manager could acquire beneficial ownership of an aggregate of up to 15% of the issued and outstanding Shares. Payment of the consideration at Closing under the Asset Contribution Agreement will allow Messrs. Benson, Considine and Rhodes and the other owners of the Manager to recoup the entire cost incurred in September 1996 to acquire the Manager. In addition, through June 30, 1997, management fees of $3,123,000 and $929,000 have been paid by the Company and CAX, respectively, to the Manager since Messrs. Benson, Considine and Rhodes and others acquired the Manager. The Manager's advisory agreements with the Company and CAX are subject to annual renewal at the option of the Company and CAX, on the one hand, and the Manager, on the other hand. Under the Acquisition Proposal, the assets being transferred to the Company include the Management Agreement, the CAX Management Agreement and certain other assets. The fees received by the Manager under the Management Agreement and the CAX Management Agreement represent substantially all of the revenues of the Manager. Thus, if the Acquisition Proposal is consummated, Messrs. Benson, Considine and Rhodes and the other owners of the Manager will eliminate the risk of loss of contracts that provide for substantial payments and, in the case of the CAX Management Agreement, the Company will assume that risk of loss if the Board of Directors of CAX should terminate the CAX Management Agreement or remove AICMC as manager under the agreement.

    The Manager has advised the Company that, subsequent to the Closing under the Asset Contribution Agreement, it is anticipated that the Manager will be dissolved and that the remaining assets and liabilities of the Manager (primarily the AIOP Units issued at Closing, the rights to the Earnout, the rights and obligations to indemnify under the Asset Contribution Agreement, the rights under the Registration Agreement and the obligations of the Manager with respect to debt, incurred to acquire the business of the Manager in September
1996) will be distributed to the members of the Manager, and subsequently to the members of such members in such proportions as such members may agree. The members of the Manager are two limited liability companies, the members of which include Messrs. Considine and Rhodes, Mr. Considine's wife, a company wholly owned by Mr. Benson and individual investors who have not taken an active role in the Manager's business. The number of AIOP Units ultimately distributed to Messrs. Benson, Considine and Rhodes will be determined prior to Closing and will depend on the extent to which other members of the Manager's members agree to assume a portion of the Manager's debt. The Company understands that Messrs. Considine and Rhodes intend to assume all of such debt if no other member agrees to assume any. If all members agree to assume such debt, Messrs. Benson, Considine and Rhodes will have distributed to them 319,196, 1,021,428 and 685,218 AIOP Units, respectively, at Closing. The Company further understands that the first 600,000 AIOP Units to be received, if at all, upon satisfaction of the Earnout will be distributed in the same proportions as the AIOP Units distributed at the Closing, and the second 600,000 AIOP Units to be received, if at all, upon satisfaction of the Earnout will be distributed 15% to Mr. Benson, 50% to Mr. Considine and 35% to Mr. Rhodes. As a result, the maximum number of Shares that could be received by Messrs. Benson, Considine and Rhodes pursuant to the Asset Contribution Agreement assuming that all members assume the Manager's debt as described above, both portions of the Earnout are satisfied, and all AIOP Units are converted to Shares is 465,800, 1,502,560, and 1,042,388 Shares, respectively, or Messrs. Benson, Considine and Rhodes would then beneficially own 2.8%, 7.8% and 3.8% of the Shares then outstanding.

    Because of the method that will be elected by AIOP for purposes of allocating items of income, gain, loss and deduction on the assets to be contributed to and held by AIOP pursuant to the Acquisition, the Manager will receive allocations with respect to depreciation on certain assets contributed to AIOP that will exceed the allocations it would have received if AIOP were to elect to allocate such items under other permissible methods. Such allocations of depreciation may be beneficial for income tax purposes to certain of the owners of the Manager. See "Certain Federal Income Tax

Consequences--Income Taxation of AIOP and its Partners and --Tax Depreciation Allocations with Respect to Certain Properties."

    Pursuant to the Asset Contribution Agreement, the Shares received by the Manager upon conversion of the AIOP Units, in which Messrs. Benson, Considine and Rhodes and the other owners of the Manager will have an interest will be "restricted securities" within the meaning of Rule 144 under the Securities Act, and may be sold only pursuant to an effective registration statement under the Securities Act or an applicable exemption, including an exemption under Rule
144. The Asset Contribution Agreement and the Registration Agreement provide certain demand and piggyback registration rights as well as the possible participation in a future shelf registration statement which may be filed by the Company to provide the Manager with the ability to register Shares which it may receive. The rights of the Manager under the Asset Contribution Agreement to register the Shares are assignable to the direct and indirect owners of the Manager, including Messrs. Benson, Considine and Rhodes.

    In connection with the September 30, 1996 sale of the Manager by M.D.C. Holdings, Inc. ("MDC") to the investor group led by Messrs. Considine, Rhodes and Benson, $4,450,000 of promissory notes issued to MDC included an option for MDC to convert the Notes into a 30% ownership interest in the Manager. MDC has not yet indicated if it will exercise its conversion option prior to the Acquisition. If MDC exercises its conversion option before the Acquisition is completed, MDC will be entitled to 30% of the 3,383,479 AIOP Units received by the Manager and 30% of the first 600,000 Earnout AIOP Units. Accordingly, the AIOP Units to be allocated to Messrs. Considine, Rhodes and Benson will be reduced. Any such possible reduction is not reflected in the ownership data in this Proxy Statement.

CONSEQUENCES OF FAILURE TO APPROVE THE ACQUISITION PROPOSAL

    If the Acquisition Proposal is not approved, the Company intends to continue to conduct its business generally in a manner consistent with past practices. The Company is unable to predict the exact consequences any rejection of the Acquisition Proposal will have. The Manager currently provides certain advisory, asset management and administrative services to the Company. If the Acquisition Proposal is not completed, there is no assurance that the Company will be able to continue to obtain such services from the Manager or from other third parties on favorable terms, after the expiration of the Management Agreement in December 1997. Messrs. Benson, Considine and Rhodes have advised the Company that if the Acquisition Proposal is not approved, they presently intend to recommend to the other owners of the Manager that the Manager should continue to conduct its business consistent with past practice, including seeking renewal of the Management Agreement and the CAX Management Agreement.

EXPENSES

    The Company has agreed to pay the expenses of the solicitation, including the fees and expenses of the Special Committee, Jefferies and counsel to the Special Committee, together with the fees and expenses of the Company's counsel (who also represents the Manager), independent public accountants and costs related to printing and mailing the proxy and up to $100,000 of fees and expenses incurred by the Manager. The Company estimates that such expenses will total approximately $800,000. For services on the Special Committee, each member was paid $300 for each meeting attended.

ACCOUNTING TREATMENT

    The Acquisition Proposal will be treated as a purchase by the Company for accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences in connection with the Acquisition Proposal generally applicable to a holder of Shares who is a U.S. citizen or resident, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof and certain estates or trusts (a "U.S. Stockholder"). The discussion is not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. This discussion does not describe all of the aspects of federal income taxation that may be relevant to a U.S. Stockholder in light of his or her particular circumstances or to certain types of Stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. This discussion is based on the Code, applicable Department of Treasury regulations ("Treasury Regulations"), judicial authority and administrative rulings and practice, all as of the date of this Proxy Statement.

    EACH STOCKHOLDER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    GENERAL. The Company believes that it is organized and has operated in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company will continue to operate in a manner so as to qualify or remain qualified as a REIT. The Company has not sought, nor does it intend to seek a ruling from the Internal Revenue Service or an opinion of counsel with respect to its status as a REIT under the Code.

    The following is a general summary of certain of the Code sections that affect the Acquisition Proposal. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof as currently in effect. There is no assurance that there will not be future changes in the Code, Treasury Regulations or administrative or judicial interpretation thereof that could adversely affect the Company's ability to qualify as a REIT or adversely affect the taxation of holders of Shares. Any of such changes could be applied on a retroactive basis.

    TAXATION OF THE COMPANY. A REIT generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gains that is distributed currently to stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

    However, REITs may be subject to federal income tax in the following circumstances. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains. Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a
REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the

95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, if the REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if a REIT acquires any asset from a C corporation (i.e., a corporation generally subject to a full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation (a "carryover basis transaction"), and the REIT recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the REIT (the "Restriction Period"), then pursuant to guidelines issued by the Internal Revenue Service (the "IRS") in IRS Notice 88-19 (the "Built-in Gain Rules"), the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the REIT's adjusted basis in such asset as of the beginning of such Restriction Period (the "Built-in Gain") will be subject to a tax at the highest regular corporate rate. The results described above with respect to the recognition of Built-in Gain assume that the Company will make elections pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury Regulations.

    REQUIREMENTS FOR QUALIFICATION. To qualify as a REIT, a corporation must elect to be so treated and must meet the requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

    ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the REIT provisions of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; and (vi) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

    For taxable years beginning after 1997, if a REIT complies with Treasury Regulations that provide procedures for ascertaining the actual ownership of shares of its stock for such taxable year and the REIT did not know (and with the exercise of reasonable diligence could not have known) that it failed to meet the requirement of condition (vi) above for such taxable year, the REIT will be treated as having met the requirement of condition (vi) for such year.

    The Company has satisfied the requirements set forth in (i) through (iv) above and believes that it has previously issued sufficient Shares with sufficient diversity of ownership to allow it to satisfy conditions (v) and (vi) above. The Company will not issue any additional Shares in connection with the Acquisition. To the extent that any of the AIOP Units issued to the Manager subsequently are converted into Shares, such Shares could result in an increase in the percentage of the value of Shares owned or considered to be owned by certain individuals. The Company does not expect that any such increase in the Shares owned by such individuals would cause the Company to violate the Share ownership requirements discussed above. In addition, the Articles contain certain restrictions regarding transfers of Shares that are intended to assist the Company in satisfying condition (vi) and the OP

Agreement provides that AIOP Units only will be convertible into Shares to the extent permitted under the Articles.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is the calendar year.

    In the case of a REIT that is a partner in a partnership, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the income and asset tests described herein. Thus, the Company's proportionate share of the assets, liabilities and items of income of AIOP are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that AIOP is treated as a partnership for federal income tax purposes. See "Income Taxation of AIOP and Its Partners."

    In addition, Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and such items (as the case may be) of the REIT. In applying the requirements described herein, any "qualified REIT subsidiaries" of the Company will be ignored and all assets and liabilities, and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

    INCOME TESTS. For the Company to maintain qualification as a REIT, there are two gross income requirements that it must satisfy annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from qualified REITs and, in certain circumstances, interest) or from "qualified temporary investment income" (generally, income attributable to the temporary investment of new capital received by the REIT). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for taxable years prior to 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    The Company believes that its real estate investments will give rise to income that will enable it to satisfy all of the income tests described above. All or substantially all of the Company's gross income is expected to be derived from its interest in AIOP, which income will, for the most part, qualify as income derived from investments in real property for purposes of the 75% test and as dividends, interest and qualifying real property income for purposes of the 95% test.

    AIOP will own less than 5% of the voting stock of AICMC, a corporation that will be taxable as a regular corporation if the Acquisition is approved. Upon the Closing of the Acquisition, the Company anticipates that the CAX Management Agreement and certain other assets acquired in the Acquisition will be contributed by AIOP to AICMC. The income earned by and taxed to AICMC in respect of the CAX Management Agreement would be nonqualifying income if earned by the Company or through AIOP. As a result of the corporate structure, the income related to the CAX Management Agreement will be earned by and taxed to AICMC and will be received by AIOP only indirectly as dividends and interest that qualify under the 95% but not under the 75% test.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, if the Company attaches a schedule of the sources of its income to its return, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    ASSET TESTS. In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest, (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of the Company and held for not more than one year from the date the Company receives such proceeds and (iii) shares in qualified REIT(s) and cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed five percent of the value of the Company's total assets, and the Company may not own more than ten percent of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT).

    The Company anticipates that it will be able to comply with these asset tests. The Company is presently deemed to and will continue to be deemed to hold directly its proportionate share of all real estate and other assets of AIOP. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than ten percent of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding five percent of the value of the Company's gross assets (determined in accordance with GAAP).

    Upon the Closing of the Acquisition, a new company will be formed, AICMC. AIOP intends to contribute the CAX Management Agreement and certain other assets to AICMC in exchange for less than 5% of the voting common stock of AICMC, nonvoting preferred stock of AICMC and notes. The Company believes that the value of its proportionate share of the securities of AICMC to be held by AIOP after such contribution will not exceed five percent of the value of the total assets of the Company, but no independent appraisals have been or will be obtained, and there can no assurance that the IRS will agree with the Company's valuation.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. It is intended that the Company will maintain adequate records of the value of its assets to ensure compliance with the asset tests, and will take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action always will be successful.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to be taxed as a REIT, the Company is required to meet certain annual distribution requirements. The Company will have to distribute dividends (other than capital gain dividends) to its Stockholders in an amount at least equal to (1) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

    To the extent that the Company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute for each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed ordinary income and capital gain net income from prior periods, the Company will be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement. In addition, the Company has a net operating loss carryover of approximately $98 million that generally can be used to reduce its taxable income required to be distributed.

    Under certain circumstances in which an adjustment is made that affects the amount that should have been distributed for a prior taxable year, the Company may be able to rectify the failure to meet such distribution requirement by paying "deficiency dividends" to Stockholders in the later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to Stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to Stockholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

    TAXATION OF U.S. STOCKHOLDERS. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows:

    DISTRIBUTIONS GENERALLY. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholders' Shares, and distributions in excess of the U.S. Stockholders' tax basis in their respective Shares will be taxable as gain realized from the sale of such Shares. Dividends declared by the Company in October, November, or December of any year payable to a Stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the Stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of the Company.

    The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the greater of its current or accumulated earnings and profits. As a result, Stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

    CAPITAL GAIN DIVIDENDS. Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the Stockholder has held his stock. Corporate Stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

    Although a REIT is taxed on its undistributed net capital gains, for taxable years beginning after 1997, a REIT may elect to include all or a portion of such undistributed net capital gains in the income of its stockholders. In such event, the stockholder will receive a credit or refund for the amount of tax paid by the REIT on such undistributed net capital gains.

    PASSIVE ACTIVITY AND LOSS; INVESTMENT INTEREST LIMITATIONS. Distributions from the Company and gain from the disposition of the Shares ordinarily will not be treated as passive activity income, and therefore, U.S. Stockholders generally will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of Shares and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

    DISPOSITIONS OF SHARES OF COMMON STOCK. A U.S. Stockholder will recognize gain or loss on the sale or exchange of Shares to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year and in the case of an individual, will be taxed at a lower rate if the shares have been held for more than 18 months. Losses incurred on the sale or exchange of Shares held for six months or less (after applying certain holding period rules), however, generally will be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

    INCOME TAXATION OF AIOP AND ITS PARTNERS. The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in AIOP.

    CLASSIFICATION OF AIOP AS A PARTNERSHIP. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of AIOP only if AIOP is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. With certain exceptions, an unincorporated domestic organization formed on or after January 1, 1997 that has two or more members will be treated as a partnership for federal income tax purposes absent an election by such organization to be treated as an association taxable as a corporation.

    The Company expects that AIOP will have two or more members at all times and that it will not elect to be treated as an association taxable as a corporation. However, AIOP has not and does not intend to request a ruling from the IRS that it will be treated as a partnership for federal income tax purposes.

    PARTNERS, NOT PARTNERSHIPS, SUBJECT TO TAX. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of AIOP are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    TAX DEPRECIATION ALLOCATIONS WITH RESPECT TO CERTAIN PROPERTIES. Pursuant to section 704(c) of the Code, items of income, gain, loss and deduction attributable to property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner that takes into account the variation between the fair market value and tax basis of the property contributed. AIOP will elect to use the "traditional method" provided in Treasury Regulations for purposes of allocating such items of income, gain, loss and deduction with respect to properties to be contributed to AIOP by the Manager (other than those properties to be contributed by AIOP to AIC Manufactured Housing Corporation and AICMC). As a result, the Company will receive allocations with respect to depreciation on such properties that will be less (and the Manager will receive allocations with respect to depreciation on such properties that will be greater) than would have been allocated if AIOP were to elect to use another method under such Treasury Regulations for purposes of allocating items of income, gain, loss and deduction with respect to such properties.

    SALE OF PARTNERSHIP PROPERTY. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year and allocated to a corporate partner will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements imposed by the Code, the Company's share, as a partner, of any gain realized by AIOP on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Company." For taxable years of the Company prior to 1998, such prohibited transaction income also will have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "--Requirements for Qualification Income Tests."

    INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX. The Company will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the Stockholder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be such individual's Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

    STATE AND LOCAL TAX CONSIDERATIONS. The Company is, and its Stockholders may be, subject to state or local taxation in various state or local jurisdictions, including those in which the Company, its Stockholders or AIOP transact business or reside. The state and local tax treatment of the Company, AIOP and the Stockholders may not conform to the federal income tax consequences discussed above.

Consequently, Stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

NO APPRAISAL RIGHTS

    Under the Maryland General Corporation Law, holders of the Shares will not be entitled to rights of appraisal in connection with the Acquisition Proposal.

INFORMATION CONCERNING THE COMPANY

    GENERAL. The Company owns and manages a portfolio of manufactured housing communities. In manufactured housing communities, residents own their own detached, single-family, manufactured homes and lease the home sites on which they are placed. The communities are residential subdivisions with centralized entrances, paved streets, curbs, gutters and parkways. They generally have amenities available for resident use such as swimming pools, shuffleboard and clubhouses. Utilities are provided or arranged for by the owner of the community. Community lifestyles, promoted by resident managers, include a wide array of social activities that serve to promote a sense of neighborhood. The communities provide an attractive and affordable housing alternative for retirees, empty nesters and start-up or single-parent families.

    Manufactured housing communities, once fully occupied, tend to achieve a stable rate of occupancy. The cost and effort in moving a home once it is located in a community encourages the owner of the home to resell it within the community, rather than remove it from the community. Manufactured housing communities generally produce stable and predictable revenues and provide the opportunity for long-term price appreciation if they are well maintained and suitably located.

    The Company has entered into agreements under which the Company manages certain manufactured housing communities by subcontracting the services of community management personnel. Management fees are generally a percentage of gross revenues from the properties up to a maximum of 6%.

    The following is a list of the manufactured housing communities in which the Company has an ownership interest in or serves as the manager of the community:

                                                                                                               AVERAGE
                                                                                                               MONTHLY
                                                                                  EXISTING                      RENT
COMMUNITY                               LOCATION                                 HOME SITES     OCCUPANCY     PER SITE
--------------------------------------  --------------------------------------  ------------  -------------  -----------
OWNED COMMUNITIES
  Park Royale                           Pinellas Park, FL                             258(1)          97%     $     322
  Sun Valley                            Tarpon Springs, FL                            261            100%           319
  Westwind I                            Dunedin, FL                                   195             99%           333
  Westwind II                           Dunedin, FL                                   189             99%           330
  Cardinal Court                        Largo, FL                                     138             98%           245
  Forest View                           Homosassa, FL                                 175(2)         100%           208
  Stonebrook                            Homosassa, FL                                 116(3)          99%           221
                                                                                    -----            ---          -----
    Subtotal                                                                        1,332             99%           292
                                                                                    -----            ---          -----
JOINT VENTURE COMMUNITIES
  Royal Palm                            Haines City, FL                               214(4)          99%           193
  Lost Dutchman                         Apache Junction, AZ                           229(5)          71%           226
  Apache Acres                          Apache Junction, AZ                           131(5)          54%           197
  Blue Star                             Apache Junction, AZ                           136(5)          51%           201
  Sun Valley                            Apache Junction, AZ                           264(5)          99%           217
                                                                                    -----            ---          -----
    Subtotal                                                                          974             80%           209
                                                                                    -----            ---          -----
TOTAL OWNED AND JOINT VENTURE COMMUNITIES                                           2,306             91%           257
                                                                                    -----            ---          -----
MANAGED COMMUNITIES
  Golden Crest                          Dunedin, FL                                   176             98%           321
  Roth Associates                       Egg Harbor City, NJ                            90            100%           406
  Salem Farms                           Bensalem, PA                                   28            100%           387
  Windward                              Spring Hill, FL                               254             73%           222
                                                                                    -----            ---          -----
TOTAL MANAGED COMMUNITIES                                                             548             96%           302
                                                                                    -----            ---          -----

------------------------

(1) The community has an additional 51 home sites with infrastructure in place, but they have not yet been absorbed.

(2) The community has an additional 136 home sites with infrastructure in place, but they have not yet been absorbed.

(3) The community has an additional 102 home sites with infrastructure in place, but they have not yet been absorbed.

(4) The community has an additional 72 home sites with infrastructure in place which have not yet been absorbed into the community and has 175 home sites with no infrastructure in place.

(5) The Company plans to reconfigure the four communities, increasing the total number of home sites among the four contiguous communities by 53 home sites.

    BUSINESS OBJECTIVES AND OPERATING STRATEGIES. The Company seeks to maximize both current income and long-term growth in income. The Company focuses on manufactured home communities that have strong cash flow growth potential and expects to hold such properties for long-term investment and capital appreciation. These business objectives and their implementation are determined by the Company's Board of Directors and may be changed at any time. The Company's investment and operating approach includes:

    - Selectively acquiring manufactured housing communities that have potential long-term appreciation of value through, among other things, rent increases, expense efficiencies and in-park home site absorption and development;

    - Improve the profitability of the owned and joint venture communities through aggressive management of occupancy, community development and maintenance and expense control;

    - Develop and maintain resident satisfaction and a reputation for quality communities through maintenance of the physical condition of the communities and providing numerous activities that improve the community lifestyle; and

    - Recruit and retain quality community management personnel.

    FUTURE ACQUISITIONS. The Company believes that acquisition opportunities for manufactured housing communities are particularly attractive at this time because of increasing acceptability of and demand for manufactured homes, the increasing need for affordable housing alternatives, and the continued constraints on development of new manufactured home communities. The Company is actively seeking to acquire additional communities and currently is engaged in various stages of negotiations relating to the possible acquisition of a number of communities.

    When evaluating potential acquisitions, the Company will consider such factors as: (i) the replacement cost of the property; (ii) the geographic area and type of property; (iii) the location, construction quality, condition and design of the property; (iv) the current and projected cash flow of the property and the ability to increase cash flow; (v) the potential for capital appreciation of the property; (vi) the terms of tenant leases, including the potential for rent increases; (vii) the potential for economic growth and the tax and regulatory environment of the community in which the property is located; (viii) the potential for expansion of the physical layout of the property and/or the number of sites; (ix) the occupancy and demand by residents for properties of a similar type in the vicinity and the residents profile; (x) the prospects for liquidity through sale, financing or refinancing of the property; and (xi) competition from existing manufactured home communities and the potential for the construction of new communities in the area. The company expects to purchase manufactured home communities with physical and market characteristics similar to the properties in its current portfolio.

    The Company will seek to increase the number of home sites and earnings generated from its portfolio of manufactured housing communities and from future acquisitions by expanding the number of sites available to be leased to residents if justified by local market conditions and permitted by zoning and other applicable laws. At August 31, 1997, the Company had 414 home sites in eight communities with infrastructure in place, available to be absorbed and 175 home sites available to be developed.

    LEASES. The typical lease entered into between the tenant and one of the Company's manufactured home communities for the rental of a site is month-to-month or year-to-year, renewable upon the consent of both parties or, in some instances, as provided by statute. These leases are cancelable, depending on state law, for non-payment of rent, violation of community rules and regulations or other specified defaults. Generally, market rate adjustments are made on an annual basis.

REGULATIONS AND INSURANCE.

    GENERAL. Manufactured home communities are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, clubhouses and other common areas. The Company believes that each property has the necessary permits and approvals to operate.

    AMERICANS WITH DISABILITIES ACT ("ADA"). The properties and any newly acquired manufactured home communities must comply with the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities", but generally requires that public facilities such as clubhouses, pools and recreation areas be made accessible to people with disabilities. Compliance with the ADA requirements has required removal of access barriers and other capital improvements at the properties. Noncompliance could result in imposition of fines or an award of damages to private litigants. The Company has taken into account an estimate of funds required to make any changes required by the ADA in determining the appropriate level of reserves and the expected level of distributions and believes that such costs can be covered by funds from the operations of the properties or established reserves without any material adverse effect on the Company's financial condition or results of operations. If ongoing changes involve a greater expenditure than the Company currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, the Company's ability to make expected distributions could be adversely affected. The Company believes that its competitors face similar costs to comply with the requirements of the ADA.

    RENT CONTROL LEGISLATION. State and local rent control laws, principally in Florida, limit the Company's ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. The Company presently expects to continue to maintain manufactured housing communities, and may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted. For example, Florida has enacted a law which generally provides that rental increases must be reasonable.

    INSURANCE. Management believes that the properties are covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits. The Company believes its insurance coverage is adequate based on the Company's assessment of the risks to be insured, the probability of loss and the relative cost of available coverage. The Company has obtained title insurance insuring fee title to the properties in an aggregate amount which the Company believes to be adequate.

    RESULTS OF OPERATIONS. A discussion of the financial position of the Company and the results of operations of its manufactured housing communities and other portfolio assets are included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which accompanies this Proxy Statement.

CERTAIN INFORMATION CONCERNING THE MANAGER

    The Manager is a successor to a limited liability company formed in April 1996 that succeeded to the business and operations of a corporation wholly-owned by subsidiaries of MDC that previously provided management services to the Company and CAX. On September 30, 1996, the current owners of the Manager, which include Messrs. Benson, Considine and Rhodes, who are currently directors, executive officers or both, of the Company, acquired the Manager.

    The Manager's business primarily consists of providing advisory services to the Company and CAX; and includes to a lesser extent bond administration services for over 20 issuances of CMO's and loss mitigation advisory services and tax administration on the Company's behalf for the trust that acquired the Company's non-agency MBS bond portfolio in March 1997. The Company and the Manager have discussed the possible disposition of the bond administration, loss mitigation advisory, and tax administration services, as they are no longer strategically related to the Company's current principle operations. The Company may pursue disposition of these businesses subsequent to the completion of the Acquisition Proposal.

    The Manager conducts no other business and holds no major assets other than the contracts pursuant to which it renders the advisory services described above. The Manager leases office space from an affiliate of Mr. Considine at rates that the Company believes are no less favorable than those which could be obtained from an unrelated entity. The Manager holds no real property. The Manager employs twelve persons (including Messrs. Considine and Rhodes, who currently receive no compensation) in providing the advisory services referred to above on an at-will basis.

    Prior to the Closing, the Manager is obligated under the Asset Contribution Agreement to contribute to New FAM all of the assets of the Manager related to the advisory services described above and only specified liabilities, principally the obligation to perform the advisory contracts and employ the employees referred to above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE MANAGER'S FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS

    Management fees from the Company increased $1,681,000 during the six months ended June 30, 1997 to $2,598,000 compared to the same period in 1996. The primary reason for the increase was the one-time fee of $2,072,000 the Manager earned from the resecuritization of the non-agency MBS bonds in March 1997. Subsequent to the resecuritization, fees from the Company were lower because the proceeds from the resecuritization were initially invested in short-term cash instruments, on which the Manager does not earn Base Fees, before they were reinvested in manufactured housing communities.

    Management fees from CAX decreased $185,000 during the six months ended June 30, 1997 to $631,000, compared to the same period in 1996. The decrease was primarily the result of lower incentive fees from CAX in 1997 compared to 1996. Incentive fees are based upon the REIT earnings of CAX. REIT earnings of CAX were higher in the first half of 1996 compared to 1997 due to: (i) prepayments on certain of the mortgages that collateralized the commercial mortgage backed securities causing higher amortization of the pricing discount; and (ii) the gain from the redemption of two of the commercial mortgage backed securities.

    The Manager also earns fees from bond administration services it provides for CMO bond issuances held by unrelated parties. Bond administration revenues declined $94,000 to $269,000 during the six months ended June 30, 1997, compared to the same period of the prior year. Bond administration revenues are declining as the number of CMO issuances for which the Manager provides these services has reduced due to paydowns and redemptions. The Manager is not adding new CMO issuances to its bond administration portfolio. Accordingly, bond administration revenues are expected to continue to decline into the future.

    In connection with the resecuritization of the non-agency MBS bonds of the Company, the Manager was engaged to provide loss mitigation services on behalf of the Company into the future. The Manager earned $164,000 of loss mitigation fees in the second quarter of 1997. The fees are a percentage of the outstanding balance of the bonds and will decline over time as the bonds are repaid. Effective July 1, 1997, the Manager subcontracted the performance of the loss mitigation servicing and also reduced its costs related to such services.

    Operating expenses of the Manager during the six months ended June 30, 1997 reduced $763,000 to $646,000 compared to the six months ended June 30, 1996. A significant portion of the Manager's expenses is personnel related costs. During the six months ended June 30, 1996, the Manager employed 20 people. During the six months ended June 30, 1997, the Manager employed an average of 13 people. Additionally, in 1996, the Manager was allocated costs from its prior owner, MDC, that were higher than the actual costs incurred in 1997 to replace such goods and services. These allocated costs included rent, computer services, legal services and internal auditing services.

    During the six months ended June 30, 1997, the Manager incurred $247,000 of interest expense related to the $9,450,000 of debt assumed as a result of the acquisition of the Manager in September 1996 and $389,000 of amortization of the $11,692,000 acquisition cost of the Manager. During the six months ended June 30, 1996, the Manager incurred no interest or amortization costs because it had no debt or capitalized business costs.

                               MARKET PRICE DATA

    The Shares are listed on the NYSE. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Share as reported on the NYSE Composite Tape and the dividends paid per Share.

                                                                                          HIGH        LOW      DIVIDENDS
                                                                                        ---------  ---------  -----------
CALENDAR 1995
First Quarter.........................................................................  $   2 3/8  $   1 5/8   $    .080
Second Quarter........................................................................      2 5/8      2 1/4        .080
Third Quarter.........................................................................      2 7/8      2 3/8        .090
Fourth Quarter........................................................................      3 3/8      2 5/8        .090
CALENDAR 1996
First Quarter.........................................................................      3 3/8      2 3/4        .090
Second Quarter........................................................................      3 3/4      3 1/8        .090
Third Quarter.........................................................................      3 3/4      3 3/8        .095
Fourth Quarter........................................................................          4      3 1/2        .095
CALENDAR 1997
First Quarter.........................................................................      4 1/4      3 1/4        .095
Second Quarter........................................................................      3 5/8      3 1/4        .060
Third Quarter.........................................................................                              .065
Fourth Quarter through October   , 1997...............................................                               N/A
                                                                                        ---------  ---------

    As of October   , 1997, [25,239,217] Shares were outstanding and were held
by     Stockholders of record. The Company estimates that there were an additional 12,000 beneficial owners on that date whose Shares were held by banks, brokers and other nominees.

    On September 8, 1997, the last full trading day preceding the initial public announcement by the Company of the Acquisition Proposal, the high and low sale prices of the Shares as reported on the NYSE Composite Tape were $3 11/16 and
$3 13/16 per Share, respectively, and the closing price of the Shares was
$3 3/4. As of October   , 1997, the last full trading day preceding the mailing
of this Proxy Statement, the high and low sale prices of the Shares as reported
on the NYSE Composite Tape were $      and $      per share, respectively, and
the closing price of the shares was $      .

DIVIDEND POLICY

    Dividends are determined at the discretion of the Board of Directors. In general, REITs are required to distribute 95% of their taxable earnings. The Company has a net operating loss carryover of approximately $98,000,000 that generally can be used to reduce its taxable income required to be distributed. In determining dividends, the Board considers, among other things, the liquidity of the Company, results of operations and CEFS. The Company reports CEFS to its Stockholders as a measurement of the performance of the Company. CEFS should not be considered as an alternative to net or operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. The Company believes that CEFS is helpful to a reader as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, CEFS provides an indication of the ability of the Company to incur and service debt, to declare dividends, to make capital expenditures and to fund other cash needs.

                                 PROPOSAL NO. 2
                             ELECTION OF DIRECTORS

    The By-laws of the Company provide for three classes of Directors with staggered terms of office. Directors elected to each class serve for terms of three years and until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office. The Company's Board of Directors consists of seven members, including two Class I Directors whose terms expire in 1999, three Class II Directors whose term expires in 1997 and two Class III Directors whose terms expire in 1998. The By-laws of the Company require that the Board of Directors of the Company be comprised of a number of Independent Directors that is not less than four if the number of directors is eight or greater; not less than three if the number of directors is six or seven; and not less than two if the number of directors is less than six.

    An Independent Director is defined in the Company's By-laws as a person "who is not affiliated, directly or indirectly, with the person or entity responsible for directing or performing the day-to-day business affairs of the corporation (the advisor), including a person or entity to which the advisor subcontracts substantially all of such functions, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or by serving as an officer or Director of, the advisor or an affiliated business entity of the advisor." The Independent Directors of the Company are Messrs. Kline, Schultz and White.

    Vacancies on the Board of Directors may be filled by a majority of the remaining members; provided, however, that the Independent Directors must nominate the replacements for vacancies among the Independent Directors. Each Director appointed to fill a vacancy serves until the next annual meeting of Stockholders at which time the Stockholders shall elect a Director to serve the remaining term of the class into which such Director is elected.

    At the Meeting, three Class II Directors and one Class III Director will be elected to terms expiring in 2000 and 1998, respectively. Unless otherwise specified, the enclosed proxy will be voted "FOR" the election of Messrs. Considine, Benson and White, the Board of Directors' slate of nominees as Class II Directors of the Company and Mr. Rhodes as a Class III Director of the Company. Neither management nor the Board of Directors of the Company is aware of any reason why any nominee would be unable to serve as a Director. Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a substitute nominee proposed by the Board of Directors if any nominee becomes unavailable for election.

    The Board of Directors held nine meetings in 1996. During 1996, no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and any committee thereof on which he served.

    The audit committee of the Board of Directors (the "Audit Committee") held six meetings during 1996. Messrs. Kline (Chairman), Robinson, Schultz and White are the current members of the Audit Committee. Among other things, the Audit Committee reviews and approves the scope of the annual audit undertaken by the Company's independent auditors and meets with them as necessary to review the progress and results of their work as well as their recommendations. The Audit Committee also reviews internal audit procedures and reporting systems of the Company.

    The nominating committee of the Board of Directors (the "Nominating Committee"), which held one meeting during 1996, is made up of the Independent Directors plus Mr. Robinson. The Nominating Committee was formed to review the qualifications of candidates and recommend candidates to the Board of Directors for selection as nominees for election as Directors. There is no established procedure for submission of nominations by Stockholders.

    The Company does not have a compensation committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. CONSIDINE, BENSON, WHITE AND RHODES TO THE BOARD OF DIRECTORS OF THE COMPANY.

    Certain information with respect to the nominees for election as Directors, the continuing Directors and the executive officer of the Company, as of October
  , 1997, appears below and was furnished in part by each such person.

    Each executive officer of the Company serves for a term of one year and until his or her successor has been elected and qualified or until his or her earlier resignation or removal by the Board of Directors. There are no family relationships among any of the Directors and the executive officer of the Company.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

NAME                                               AGE                   POSITION(S) HELD WITH THE COMPANY
---------------------------------------------      ---      ------------------------------------------------------------
Terry Considine..............................          50   Co-Chairman of the Board of Directors (Class II) and
                                                             Co-Chief Executive Officer
Thomas L. Rhodes.............................          58   Co-Chairman of the Board of Directors (Class III) and
                                                             Co-Chief Executive Officer
Kevin J. Nystrom.............................          38   Senior Vice President and Chief Financial Officer
Elliot H. Kline..............................          56   Independent Director (Class III) and Chairman of the Audit
                                                             Committee and Member of the Nominating Committee
Richard L. Robinson..........................          67   Director (Class I) and Member of the Audit and Nominating
                                                             Committees
Tim Schultz..................................          48   Independent Director (Class I) and Member of the Audit and
                                                             Nominating Committees
Bruce D. Benson..............................          59   Director (Class II)
William J. White.............................          59   Independent Director (Class II) and Member of the Audit and
                                                             Nominating Committees

    TERRY CONSIDINE was elected Co-Chairman of the Board and Co-Chief Executive Officer of the Company and of CAX on October 1, 1996. Since July 1994, Mr. Considine has also been Chairman of the Board of Directors, President and Chief Executive Officer of Apartment Investment and Management Company ("AIMCO"), a REIT that owns and manages multi-family housing complexes. He is the sole owner of Considine Investment Co. and prior to July 1994, was owner of approximately 75% of Property Asset Management, L.L.C., a Colorado limited liability company, and its related entities (collectively, "PAM"), one of the AIMCO predecessors. Mr. Considine also became an owner of the Manager, Financial Asset Management LLC, on October 1, 1996. He served as a Colorado State Senator from 1987-1992 and in 1992 was the Republican nominee for election to the United States Senate from Colorado.

    THOMAS L. RHODES was elected Co-Chairman of the Board and Co-Chief Executive Officer of the Company and of CAX on October 1, 1996. Mr. Rhodes has also been a Director of AIMCO since July 1994. Mr. Rhodes also became an owner and Director of the Manager on October 1, 1996. Mr. Rhodes has served as the President and a Director of NATIONAL REVIEW magazine since 1992. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986. He also served as a Director of Underwriters Reinsurance Corporation from 1987 to 1993 and was a member of the Advisory Board of TransTerra Co. during 1993. He currently serves as a Director of Delphi Financial Group, Inc. and its subsidiaries and The Lynde and Harry Bradley Foundation. Mr. Rhodes is Chairman of the Empire Foundation for Policy Research, a Trustee of The Heritage Foundation, a Trustee of The Manhattan Institute, and a Member of the Council on Foreign Relations.

    KEVIN J. NYSTROM has served as Senior Vice President and Chief Financial Officer of the Company and CAX since October 1, 1996, and served as Vice President and Chief Accounting Officer of the Company from January 1993 through September 1996 and of CAX from its organization through September 1996. He has been employed by the Manager since September 1992. Prior to joining the

Manager, Mr. Nystrom held a series of positions, most recently as a Senior Manager with Deloitte & Touche from January 1985 to August 1992.

    ELLIOT H. KLINE has served as a Director of the Company since September 1988, as a member of the Audit Committee since December 1988, Chairman of the Audit Committee since November 1990 and as a member of the Nominating Committee since April 1989. Dr. Kline has served as Executive-in-Residence at Arizona State University-West since August 1993. Dr. Kline served as President of IN THE INTERIM MANAGEMENT CONSULTING, a firm specializing in consulting to universities, from 1989 to 1993. Dr. Kline served as the Dean of the College of Business Administration at the University of Denver from 1987 to 1989; as the Dean and a Professor of the School of Business and Public Administration at the University of the Pacific from 1977 to 1987; and as the Director and an Associate Professor of the Institute of Public Affairs and Administration at Drake University from 1970 to 1977.

    RICHARD L. ROBINSON has served as a Director of the Company and as a member of the Nominating Committee since January 1990 and a member of the Audit Committee since August 1993. Mr. Robinson has served as Chairman of the Board of Directors and Chief Executive Officer of Robinson Dairy, Inc., a Denver-based institutional dairy products manufacturer and distributor, since 1975 and prior thereto served in various executive positions with that company for 20 years. Mr. Robinson also serves as a Director of First Bank System, Minneapolis, Minnesota. He is active in numerous civic and charitable organizations, is past Chairman of the Greater Denver Chamber of Commerce and a past President of the State Board of Agriculture, the governing body for the Colorado State University System.

    TIM SCHULTZ has been a Director of the Company since July 1994 and is a member of the Audit and Nominating Committees. He is President and Executive Director of the Boettcher Foundation, a Colorado not-for-profit, charitable corporation, and from August 1994 until November 1995, he was Chairman and President of Colorado Open Lands, a Colorado not-for-profit corporation. From 1990 until August 1994, he was employed by the law firm of Arnold & Porter as a Consultant-Corporate/ Government Relations with responsibilities ranging from serving as Chairman of a large land trust to representing clients' needs in connection with state and local government issues. From May 1987 to July 1990, Mr. Schultz served as Executive Director of the State of Colorado Department of Local Affairs and from November 1983 to May 1987, as Commissioner of Agriculture for the State of Colorado Department of Agriculture, both cabinet level positions. From 1987 to 1991, he served as Chairman of the Colorado Economic Development Commission.

    BRUCE D. BENSON has served as a Director of the Company and CAX since October 1, 1996 and previously served as a Director of the Company and a member of the Nominating Committee from February 1992 through November 1993. Effective October 1, 1996, Mr. Benson became an owner of the Manager. For the past 32 years, he has been President and owner of Benson Mineral Group, Inc., a domestic oil and gas production company located in Denver, Colorado. He is also Chairman, Chief Executive Officer and President of United States Exploration, Inc., an oil and gas exploration company. He serves on numerous Boards of Trustees and Boards of Directors, including President, Denver Zoological Foundation; Chairman and Past President, Boy Scouts of America, Denver Area Council; Past President of the Board of Trustees, Berkshire School, Sheffield, Massachusetts; Past Trustee, Smith College, Northampton, Massachusetts; past Chairman, Colorado Commission on Higher Education; and past member, Board of Directors, University of Colorado Foundation and Chairman of the major capital campaign for the University of Colorado. In 1994, he was the Republican nominee for the Governor of Colorado.

    WILLIAM J. WHITE has served as Director of the Company since December 1996. Mr. White has served as Chairman of Bigelow and Co., an investment banking firm located in Denver, Colorado that specializes in municipal and corporate finance, since 1995. From 1992 through 1995, Mr. White was President and owner of First Denver Financial Corporation and in 1991 and 1992, was President of Affiliated Capital Markets, a division of Affiliated National Bank. Prior to these positions, Mr. White served in various positions culminating as Chairman of Kirchner Moore and Company, a stock brokerage firm.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    The Company's executive officers and Directors are required under the Exchange Act to file reports of ownership and changes in ownership of securities of the Company with the Commission and the NYSE. Copies of those reports also must be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 1996, all required reports were filed on a timely basis.

                                  COMPENSATION

SUMMARY COMPENSATION TABLE

    The Company does not pay a salary, bonus or any other compensation to its executive officers, other than stock options and prior to May 28, 1996, dividend equivalent rights ("DERs") related to stock options granted to officers and others from time to time under the Company's stock option plan (the "Stock Option Plan"). The Company does not have any long-term incentive programs. The Manager provides (at its expense) all personnel necessary to conduct the regular business of the Company. The Manager receives various fees for advisory and other services performed under the Management Agreement. All salaries, bonuses and other compensation (except stock options and DERs) received by the executive officers of the Company are paid by the Manager. The Manager has not allocated any portion of the compensation paid by it to the Company's executive officers specifically for their services to the Company.

    It is anticipated that, if the Acquisition Proposal is approved, the Company's executive officers will be compensated directly by the Company. The amount of compensation as to Messrs. Considine and Rhodes has not yet been determined.

    The following table sets forth information regarding compensation paid to the Company's Chief Executive Officers:

                                                                                           LONG-TERM COMPENSATION(1)
                                                                                               AWARDS-SECURITIES
                                                                                               UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITIONS(2)                                                   YEAR              (SHARES)
------------------------------------------------------------------------------  ---------  --------------------------
Spencer I. Browne, President and Chief Executive Officer through September 30,
  1996........................................................................       1996             200,000
                                                                                     1995              70,000
                                                                                     1994              99,977

Terry Considine, Co-Chief Executive Officer, effective
  October 1, 1996.............................................................       1996              --

Thomas L. Rhodes, Co-Chief Executive Officer, effective October 1, 1996.......       1996              --

------------------------

(1) All options granted under the Stock Option Plan have an exercise price equal to 100% of the market price of the Shares on the date of grant, are exercisable for a five-year term and, prior to May 28, 1996, automatically accrued DERs related to dividends declared on the outstanding Shares between the date the option was granted and the date the option was exercised. Options granted to Mr. Browne are fully vested. Amounts do not reflect 9,023, 49,241 and 28,861 Shares related to DERs that accrued during 1996, 1995 and 1994, respectively. Additionally, on May 28, 1996, Mr. Browne received 82,987 Shares in exchange for the elimination of the accrual of DERs on stock options held by him.

(2) Messrs. Considine and Rhodes were not granted any options; however, on June 20, 1997, along with Mr. Benson, Messrs. Considine and Rhodes purchased Mr. Browne's stock options, as discussed in Note 3 to the table concerning Aggregate Option Exercises during 1996.

OPTION GRANTS IN 1996

    The following table reflects information regarding the options granted to the Company's previous Chief Executive Officer during 1996.

                               INDIVIDUAL GRANTS

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                                                           ANNUAL RATES OF
                                                            PERCENT OF TOTAL                                 STOCK PRICE
                                            NUMBER OF         OPTIONS/SARS                                 APPRECIATION FOR
                                            SECURITIES         GRANTED TO      EXERCISE OR                      OPTION
                                        UNDERLYING OPTIONS    EMPLOYEES IN     BASE PRICE   EXPIRATION   --------------------
NAME                                        GRANTED(1)           1996(2)       ($/SHARE)(1)    DATE         5%         10%
--------------------------------------  ------------------  -----------------  -----------  -----------  ---------  ---------
Spencer I. Browne.....................         110,000               17.4%      $   3.125       4/8/01   $  94,972    209,863
                                                90,000               14.3%      $   3.375      7/29/01   $   3,921    185,442

There were no Stock Appreciation Rights ("SARs") granted by the Company during the year ended December 31, 1996.

------------------------

(1) See footnote 1 to the "Summary Compensation Table" above.

(2) The Company subcontracts the services of community management personnel and has no employees. The percentage reflected relates to all options granted to employees of the Manager who are officers of the Company or to employees of the Manager whose time is devoted substantially to the Company. See "Summary Compensation Table" above.

AGGREGATE OPTION EXERCISES DURING 1996 AND FISCAL YEAR-END OPTION VALUE TABLE

    The following table reflects the options exercised by the Company's Chief Executive Officers during the year ended December 31, 1996, and the number of Shares covered by exercisable stock options as of December 31, 1996 (all stock options were exercisable at December 31, 1996).

                                                                     NUMBER OF SECURITIES
                                   NUMBER SHARES                          UNDERLYING        VALUE OF UNEXERCISED
                                    ACQUIRED ON         VALUE         UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
NAME                                 EXERCISE        REALIZED(1)        AT 12/31/96(3)        AT 12/31/96(2,3)
--------------------------------  ---------------  ----------------  ---------------------  --------------------
Spencer I. Browne...............        89,296       $    180,491             304,135           $    205,595

Terry Considine.................        --                --                  --                     --

Thomas L. Rhodes................        --                --                  --                     --

------------------------

(1) The value was computed from the closing price of the Shares on June 6, 1996, the date the options were exercised, or $3.375 per Share.

(2) The closing price of the Shares on December 31, 1996, was $3.625 per Share.

(3) On June 20, 1997, Messrs. Considine, Rhodes and Benson acquired from Mr. Browne 367,102 Shares and non-qualified stock options to purchase up to 304,135 Shares at prices ranging from $1.682 per Share to $3.375 per Share that expire from August 9, 1998 through July 29, 2001, for a total purchase price of $1,519,599.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY OF THE COMPANY'S FILINGS WITH THE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING BOARD REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED INTO ANY FUTURE FILINGS WITH THE COMMISSION AND SHALL NOT BE DEEMED FILED WITH THE COMMISSION.

BOARD REPORT ON EXECUTIVE COMPENSATION

    The Board of Directors of the Company has not established a compensation committee. The Board is responsible for determining grants of stock options under the Company's Stock Option Plan. The Board believes that stock options link management and Stockholder interests and motivate executives to make long-term business and operating decisions that will serve to increase the long-term total return to Stockholders.

    The Board awarded stock options to the executive officers of the Company during 1996 as an incentive for the executive officers with respect to, among other things, implementation of the Company's business plan and as compensation for attaining performance goals as determined by the Board. Specifically, when granting these options, the Board considered the following specific accomplishments of management: (i) the significant increase in the Company's stock price during 1996; (ii) the acquisition of approximately $60 million par value at acquisition of high-yield, non-agency bonds backed by home mortgage loans in 1996; (iii) increasing the Company's net income from ongoing operations and distributions to Stockholders during 1996; and (iv) through its ownership of approximately 27% of CAX participating in the market for commercial real estate securitizations.

    Except with respect to compensation paid under the Stock Option Plan, the Board has no role in setting the compensation policies of or the levels of compensation paid to the Company's executive officers whether in the form of salaries, bonuses or other annual compensation. Pursuant to the Management Agreement, such compensation is paid by the Manager. See "Summary Compensation Table" above.

                             THE BOARD OF DIRECTORS

TERRY CONSIDINE, CO-CHAIRMAN      TIM SCHULTZ
THOMAS L. RHODES, CO-CHAIRMAN     BRUCE D. BENSON
ELLIOT H. KLINE                   WILLIAM J. WHITE
RICHARD L. ROBINSON

COMPENSATION PAID TO DIRECTORS

    During 1996, each Independent Director of the Company and Mr. Robinson received a fee of $2,500 a month plus $300 for each meeting of the Board of Directors or committee thereof attended. In addition, all Directors are reimbursed for expenses related to their attendance at Board of Directors and committee meetings.

    The Company's former Chairman of the Board was granted five-year, non-qualified stock options under the Stock Option Plan to purchase 110,000 Shares for $3.125 per Share on April 9, 1996, and to purchase 90,000 Shares for $3.375 per Share on July 30, 1996. These options are fully vested. Options granted to Mr. Browne, former Director of the Company, are shown in the above Summary Compensation Table.

    The non-officer Directors of the Company automatically receive grants of stock options under the Stock Option Plan as they are elected to the Board and concurrent with the annual meeting of Stockholders and are also eligible for awards of stock options under the Stock Option Plan. During the year ended December 31, 1996, Messrs. Kline, Robinson and Schultz each were granted non-qualified stock options to purchase up to 20,000 Shares for $3.125 per Share on April 9, 1996, and to purchase 25,000 Shares for $3.375 per Share on July 30, 1996, Mr. Benson was granted non-qualified stock options to purchase up to 25,000 Shares for $3.625 per Share on October 29, 1996, and Mr. White was granted non-qualified stock options to purchase up to 25,000 Shares for $3.625 per Share on December 20, 1996. The options granted are exercisable as to 50% on the date of grant and as to 25% on each of the two succeeding anniversaries of the date of grant. See Note 1 to the Summary Compensation Table above for the other material terms of these stock options.

                           OWNERSHIP OF COMMON STOCK

    The following table and notes below set forth, as of August 31, 1997, the number of Shares beneficially owned by each Director and each executive officer of the Company, individually, and the number of Shares beneficially owned by all of the Company's Directors and executive officers as a group, which information was furnished in part by each such person.

                                                                                      PERCENT OF CLASS(3)
                                                                     -----------------------------------------------------
                                                                                                    PRO FORMA(4)
                                                        AMOUNT AND                        --------------------------------
                                                        NATURE OF                          ASSUMING THE     ASSUMING THE
                                                        BENEFICIAL    AS OF AUGUST 31,    ACQUISITION IS     EARNOUT IS
NAME OF BENEFICIAL OWNER(1)                            OWNERSHIP(2)         1997             COMPLETED        COMPLETED
-----------------------------------------------------  ------------  -------------------  ---------------  ---------------
Terry Considine(5)...................................      680,332              2.7%               5.4%             7.8%
Kevin J. Nystrom.....................................       14,204            *                  *                *
Thomas L. Rhodes.....................................      113,382            *                    2.8%             3.8%
Elliot H. Kline......................................      199,347            *                  *                *
Richard L. Robinson..................................      211,265            *                  *                *
Tim Schultz..........................................      100,428            *                  *                *
Bruce D. Benson......................................      277,924              1.1%               2.1%             2.8%
William J. White.....................................       22,500            *                  *                *
All directors and executive officers as a group
  (eight persons)....................................    1,619,382              6.3%              12.7%            15.4%

------------------------

*   Denotes ownership of less than 1% of the outstanding Shares.

(1) Includes, where applicable, Shares owned by such person's minor children and spouse and by other related individuals and entities. Unless otherwise indicated, such person has sole voting and investment power as to the Shares listed.

(2) Includes the following Shares which such persons had the right to acquire within 60 days after August 31, 1997, through the exercise of stock options granted under the Stock Option Plan: Terry Considine--119,627 Shares; Kevin
    J. Nystrom--8,500 Shares; Thomas L. Rhodes--46,383 Shares; Bruce D. Benson--100,626 Shares; William J. White--12,500 Shares; Elliot H. Kline-- 115,973 Shares; Richard L. Robinson--115,973 Shares; and Tim Schultz--66,885 Shares. All Directors and executive officers as a group--586,467 Shares.

(3) All Shares which a person had the right to acquire within 60 days after August 31, 1997, were deemed to be outstanding for the purpose of computing the "Percent of Class" owned by such person but were not deemed to be outstanding for the purpose of computing the "Percent of Class" owned by any other person. At August 31, 1997, 25,239,217 Shares were outstanding.

(4) Shows the percent of class that would be held if the Acquisition Proposal is approved by the Stockholders and closes, if all AIOP Units issuable in connection with the Earnout are issued and if all AIOP Units held by such persons have been converted to Shares. The conversion of the AIOP Units into Shares cannot take place for at least one year.

(5) Mr. Considine's Shares are held by a partnership in which he is the sole general partner.

    As of August 31, 1997, no person or group was known to the Company to be a beneficial owner of more than 5% of the Shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Considine and Rhodes each serve as Co-Chief Executive Officer and Co-Chairman of the Board of the Company and Mr. Benson serves as a Director of the Company. Messrs. Considine, Rhodes and Benson hold a combined beneficial ownership interest of approximately 60% in the Manager, which receives management fees from the Company under the Management Agreement.

                               PERFORMANCE GRAPHS

    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY OF THE COMPANY'S FILINGS WITH THE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THIS SECTION ENTITLED "PERFORMANCE GRAPHS" SHALL NOT BE INCORPORATED INTO ANY FUTURE FILINGS WITH THE COMMISSION AND SHALL NOT BE DEEMED FILED WITH THE COMMISSION.

    The first performance graph below compares the yearly change in the cumulative total return of the Shares over the five-year period ended December 31, 1996, with (i) the cumulative total return of the Standard & Poor's 500 Stock Index; and (ii) a peer group consisting of all Mortgage REITs as defined by the National Association of Real Estate Investment Trusts.

    During 1993, the Company initiated a plan to redeploy its assets that was substantially completed in 1995. A second performance graph has been provided that reflects the implementation of that plan. The second graph compares the cumulative total return of the Shares over the three years ended December 31, 1996, to the cumulative total return over the same period of the Standard and Poor's 500 Stock Index and the same peer group as in the first performance graph.

    The performance graphs were prepared based on the following assumptions: (a) an initial investment of $100 invested in (i) the Shares; (ii) the shares of the companies in the Standard & Poor's 500 Index; and (iii) the shares of the companies in the peer group; and (b) all dividends received were reinvested in the month in which they were received. On October 12, 1993, the Company distributed to its Stockholders one share of CAX common stock for every two Shares held. For purposes of the performance graph, the shares of CAX common stock were treated as being sold on the date of the distribution and the proceeds from the sale invested in Shares of the Company.

THE STOCK PRICE PERFORMANCE SHOWN ON THE PERFORMANCE GRAPHS ARE NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     ASSET INVESTORS
       CORPORATION
Performance Since 1991
                                  AIC    Mortgage REITs    S&P 500
12/31/91                         $100              $100       $100
12/31/92                          $57              $102       $108
12/31/93                          $38              $117       $118
12/31/94                          $44               $88       $120
12/31/95                          $78              $144       $165
12/31/96                         $109              $218       $203

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     ASSET INVESTORS
       CORPORATION
Performance Since 1993
                                  AIC    Mortgage REITs    S&P 500
12/31/93                         $100              $100       $100
12/31/94                         $114               $76       $101
12/31/95                         $202              $124       $139
12/31/96                         $284              $187       $171

    In March 1997, the Company resecuritized its portfolio of non-agency MBS bonds, and in May 1997, the Company began the acquisition of manufactured housing communities. In 1997, the Company will change its peer group from mortgage REITs to manufactured housing REITs.

                                 PROPOSAL NO. 3
              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

    The following summary of the proposed amendment to the Articles is qualified in its entirety by reference to the full text of the proposed amendment to
Article V of the Articles, which is annexed to this Proxy Statement as Appendix
C. The affirmative vote of the holders of two-thirds of the outstanding Shares will be required to amend the Articles. The persons designated as agents in the proxy, unless otherwise specified, will vote the Shares covered thereby at the Meeting "FOR" approval of the amendment to the Articles.

GENERAL

    The Board of Directors has approved and is recommending to the Stockholders approval a proposal to amend the Articles to effect the Reverse Stock Split of the issued and outstanding Shares on a basis of one (1) post-split Share for each five (5) Shares currently outstanding.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

    As a result of the Reverse Stock Split, all issued and outstanding Shares on the Effective Date of the Reverse Stock Split will be reconstituted on the basis of one (1) post-split Share for each five (5) Shares then-outstanding, thereby decreasing the number of outstanding Shares from approximately 25,000,000 Shares to approximately 5,000,000 Shares. The Company believes that the Reverse Stock Split will result in a market price for the Shares that is more attractive to the financial community and investing public. There is no assurance, however, that the trading market for the Shares will be improved, nor can the Board of Directors predict what effect, if any, the Reverse Stock Split will have on the
market price of the Shares. As of October   , 1997, the closing price of the
Shares on the NYSE Composite Tape was     per Share.

    As a result of the Reverse Stock Split, each Stockholder holding a fractional interest, including Stockholders owning less than five pre-split Shares, will have the right to either (i) receive the cash payment set forth below, or (ii) subject to certain limitations described below, elect to purchase an additional fractional Share interest in order to "round-up" to a full Share. See "--Fractional Shares." The Company believes that a significant number of holders of less than five Shares will find the cash election to be an economical way to dispose of their Shares and will accept the cash payment for their Shares, thereby saving such holders the disproportionate brokerage fees which would be incurred in disposing of their Shares in the open market. The Company believes that such dispositions will decrease the number of holders of Shares, thereby relieving the Company of the administrative costs associated with such Stockholders.

    The Reverse Stock Split is not intended to change the proportionate equity interests of the Company's Stockholders; however, some incidental change can be expected to occur in connection with the elimination of fractional Shares. Any increase that does occur in Stockholders' proportionate equity interest as a result of the Reverse Stock Split is not expected to exceed 1%. Voting rights and other rights of Stockholders will not be altered by the Reverse Stock Split. The par value per Share will not be increased. Thus, the Company's stated capital, which is calculated by multiplying the par value per Share by the number of Shares outstanding, will be reduced to approximately one-fifth of its current value. The Reverse Stock Split will not affect the registration of the Shares under the Exchange Act, and the Company has no present intention of taking any action that would result in termination of such registration under the Exchange Act.

    The Company currently has 50,000,000 authorized Shares, and the proposed amendment and Reverse Stock Split would not reduce the number of authorized shares. Thus, the proposed amendment will have the effect of making more shares available for issuance than would be the case if the Reverse Stock Split had not occurred. As of the date of this Proxy Statement, there is currently reserved for issuance an aggregate of 1,328,750 Shares for exercise of stock options and conversion of AIOP Units. Therefore, following the Reverse Stock Split, there will be 44,686,407 authorized Shares of common stock unreserved and available for future issuance from time to time for various corporate purposes, as determined by the Board of Directors, which could include stock options and issuance of Shares or AIOP Units for other compensatory purposes and the making of acquisitions.

    No further action or authorization by the Stockholders will be necessary prior to the issuance of additional Shares unless required for a particular transaction by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed. The holders of Shares do not have any pre-emptive rights to acquire additional securities of any class of the Company.

    One of the effects of an increase in the number of authorized Shares may be to deter or prevent a change in control of the Company. The issuance of the additional Shares could have the effect of diluting the stock ownership or voting rights of persons seeking to obtain control of the Company. The Company is not aware of any anticipated change of control of the Company.

    The Reverse Stock Split will be effected by the filing of articles of amendment to the Articles with the Department of Assessments and Taxation of the State of Maryland. The Company plans to file the articles of amendment as soon as practicable if the Reverse Stock Split is approved at the Meeting. Under the Maryland General Corporation Law, the amendment to the Certificate will become effective on the date the Department of Assessments and Taxation of the State of Maryland accepts the filing, unless the Company specifies a later date (such date being referred to as the Effective Date).

CONVERSION OF STOCK OPTIONS

    If the Reverse Stock Split is approved at the Meeting and becomes effective, the Company's Board of Directors will take such action as it deems necessary to make equitable adjustments to any outstanding stock options.

EXCHANGE OF CERTIFICATES

    As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates formerly representing pre-split Shares to be used in forwarding their certificates for surrender in exchange for
(i) certificates representing the whole number of post-split Shares to which he or she is entitled and (ii) any cash which may be payable in lieu of any fractional Share interest to which he or she would otherwise be entitled. Stockholders may also use the same transmittal form to elect to "round-up" their fractional post-split Shares. See "--Fractional Shares." Such transmittal forms will be accompanied by instructions specifying other details of the exchange and the "round-up" feature. The Reverse Stock Split will occur at the Effective Date without any further actions on the part of Stockholders of the Company and without regard to the date or dates on which certificates formerly representing pre-split Shares are physically surrendered.

    On the Effective Date, each certificate formerly representing pre-split Shares, until surrendered and exchanged as described above, will be deemed for all corporate purposes to evidence ownership of the resulting number of post-split Shares and the right to receive an amount of cash for any fractional Share interests. See "--Fractional Shares."

    Until Stockholders have surrendered their stock certificates for reissuance, such Stockholders will not be entitled to receive: (i) dividends, if any, declared or payable to holders of record of post-split Shares; (ii) certificates representing the post-split Shares to which such Stockholders are entitled; or
(iii) cash payments in lieu of fractional Share interests. Any such dividends and payments will be remitted to the Stockholders entitled thereto, without interest, at the time such pre-split Share certificates are surrendered for exchange, subject to applicable state laws relating to abandoned property. No service charges, brokerage commissions or transfer taxes will be payable by Stockholders in connection with the Reverse Stock Split. The Company estimates that payments for fractional Shares resulting from the Reverse Stock Split will aggregate less than $50,000, which the Company intends to pay from internally generated funds. HOLDERS SHOULD NOT SUBMIT CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL FORMS.

FRACTIONAL SHARES

    No scrip or fractional Shares will be issued as a result of the Reverse Stock Split, and fractional Share interests will not entitle the holder thereof to exercise any right of a Stockholder with respect thereto. In lieu of issuing certificates evidencing fractional Shares, each Stockholder whose holdings on the Effective Date are not evenly divisible by 5 will be given the option, exercisable within 60 days, of either: (i) selling to other Stockholders of the Company through the Company's transfer agent, Norwest Shareowner Services ("Norwest") his or her fractional Share interest at a price in cash equal to the average of the reported closing prices for the Shares on the NYSE Composite Tape for the ten trading days immediately preceding the Effective Date (the "Average Selling Price") per each 1/5 of a Share of post-split Shares; or (ii) purchasing from other Stockholders through Norwest, at a price in cash equal to the Average Selling Price per each 1/5 of a Share of post-split Shares, a sufficient fractional Share interest to "round-up" to a full post-split Share (and thereby receive certificates representing whole post-split Shares in exchange for such fractional Share interests).

    Norwest will act as agent for the Stockholders in connection with the purchase and sale of fractional Share interests for the purpose of combining such interest into whole Shares. The Company will not solicit purchase or sale orders for fractional Share interests. The transmittal form, which will be sent to Stockholders after the Reverse Stock Split becomes effective, will ask Stockholders to designate whether he or she wishes to (i) sell any fractional Share interest or (ii) purchase a sufficient fractional Share interest from other Stockholders to round-up his or her fractional Share interest to a whole post-split Share.

    Norwest will, based on the order of receipt, match the transmittal forms of Stockholders wishing to purchase fractional Share interests with those of Stockholders wishing to sell their fractional Share interests. Accordingly, if Stockholders wish to purchase more fractional Share interest than those that have been offered for sale, the desire of some Stockholders to purchase additional fractional Share interest will not be met. Although no assurances can be given, the Company believes it likely that all requests to purchase a fractional Share interest will be satisfied. Stockholders will not be permitted to purchase a larger fractional Share interest than is necessary to round-up to the next highest whole number of post-split Shares.

    The period during which Stockholders will be able to make the aforementioned election will expire 60 days after the transmittal forms are mailed to Stockholders. Any Stockholder whose transmittal form is not received by Norwest within such period will be deemed to have elected to sell any fractional Share interest held by him or her. Any fractional Share interests not purchased by other Stockholders will be purchased by the Company.

FEDERAL INCOME TAX CONSEQUENCES

    A Stockholder's receipt of post-split Shares in the Reverse Stock Split will be a tax-free transaction, and the holding period and tax basis of the pre-split Shares will be transferred to the post-split Shares received in exchange therefor. Generally, cash received in lieu of fractional Shares will be treated as a sale of the fractional Shares, and Stockholders will recognize gain or loss based upon the difference between the amount of cash received and the basis in the surrendered fractional Shares. Likewise, any cash paid to round-up a fractional Share will generally be treated as a purchase and such amount will be added to the basis of the fractional Share.

    THE FOREGOING SHOULD NOT BE CONSIDERED TAX OR INVESTMENT ADVICE, AND THE TAX CONSEQUENCES OF THE REVERSE-SPLIT MAY NOT BE THE SAME FOR ALL STOCKHOLDERS. STOCKHOLDERS DESIRING TO KNOW THEIR INDIVIDUAL FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES SHOULD CONSULT THEIR OWN TAX ADVISORS.

APPRAISAL AND DISSENTERS' RIGHTS

    The Maryland General Corporation Law does not provide appraisal or similar dissenters' rights to the holders of Shares in connection with the Reverse Stock Split.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Compensation Committee Interlocks and Insider Participation" under the section entitled "Ownership of Common Stock and AIOP Units" above.

                COMPANY'S RELATIONSHIP WITH INDEPENDENT AUDITORS

    The Board of Directors of the Company appointed the firm of Ernst & Young LLP to audit the financial statements of the Company for the year ended December 31, 1996. A representative of Ernst & Young LLP is expected to be present at the Meeting and available to respond to appropriate questions. Ernst & Young LLP has indicated that it will not make a statement, although an opportunity for a statement will be provided. Stockholders are not being requested to ratify this appointment.

                                 OTHER MATTERS

    In addition to solicitations by mail, solicitations may be made by personal interview, telephone and telegram by Directors and officers of the Company. No compensation will be paid to the Directors and officers of the Company for the solicitation of proxies. The Company will employ Corporate Investor Communications, Inc., to assist the Company in the solicitation of proxies. The Company expects to incur a fee of approximately $10,000, plus reimbursement of out of pocket expenses for this service. The costs of solicitation of proxies will be paid solely by the Company. The Company will reimburse banks, brokers and others holding Shares in their names or the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the beneficial owners of such Shares.

    Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth in this Proxy Statement. However, if any such other matters properly are presented to the Stockholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the Shares represented by such proxy are entitled to vote.

                             STOCKHOLDER PROPOSALS

    It is anticipated that the 1998 Annual Meeting of Stockholders will be held in May 1998 and that a proxy statement relating to the 1998 Annual Meeting of Stockholders will be mailed to Stockholders in early April, 1998. Accordingly, any proposal that a Stockholder may desire to present at the 1998 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company not later than November 30, 1997.

                                   APPENDICES

    Annexed to this Proxy Statement (i) as Appendix A is the Asset Contribution Agreement, (ii) as Appendix B is the fairness opinion by Jefferies dated as of the date of this Proxy Statement, and (iii) as Appendix C is the proposed amendment to Article V of the Articles to effect the Reverse Stock Split.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                          [LOGO]

                                          John C. Singer

                                          SECRETARY

                          ASSET INVESTORS CORPORATION

         INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Pro Forma Condensed Consolidated Balance Sheets as of June 30, 1997 (Unaudited)............................        F-2

Pro Forma Condensed Consolidated Balance Sheets for the Six Months Ended June 30, 1997 (Unaudited).........        F-3

Pro Forma Condensed Consolidated Balance Sheets for the Year Ended December 31, 1996 (Unaudited)...........        F-4

Notes to Pro Forma Condensed Consolidated Financial Statements.............................................        F-5

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

    The accompanying pro forma condensed consolidated financial data have been derived from the unaudited consolidated financial statements of the Company accompanying or incorporated by reference in this Proxy Statement. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for the periods presented.

    The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, in the Company's annual report on Form 10-K for the year ended December 31, 1996 and the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997 accompanying this Proxy Statement.

    Pro forma adjustments are detailed in the "Notes to Pro Forma Condensed Consolidated Financial Statements" below.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES
                 PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                         AS
                                                                     PREVIOUSLY    PRO FORMA    PRO FORMA
                                                                      REPORTED    ADJUSTMENTS    RESULTS
                                                                    ------------  -----------  ------------
ASSETS
  Investment in rental properties, net............................   $   26,442    $  --       $     26,442
  Investment in rental property joint ventures....................       --           10,256   )(B       10,256
  Cash and cash equivalents.......................................       42,943      (10,800)   (C)       32,143
  Investment in Commercial Assets.................................       19,895       --             19,895
  Goodwill........................................................       --           14,982   )(C       14,982
  Other assets, net...............................................        4,724       (2,746)(B)        1,978
                                                                    ------------  -----------  ------------
    Total Assets..................................................   $   94,004    $  11,692   $    105,696
                                                                    ------------  -----------  ------------
                                                                    ------------  -----------  ------------

LIABILITIES
  Mortgage notes payable..........................................   $    4,940    $  --       $      4,940
  Accounts payable and accrued liabilities........................        1,276       --              1,276
  Management fees payable.........................................          249       --                249
                                                                    ------------  -----------  ------------
    Total Liabilities.............................................        6,465       --              6,465
                                                                    ------------  -----------  ------------
Minority interest in operating partnership........................          322       11,692(C)       12,014
                                                                    ------------  -----------  ------------

STOCKHOLDERS' EQUITY
  Common stock....................................................          252       --                252
  Additional paid-in capital......................................      230,112       --            230,112
  Cumulative dividends............................................     (242,241)      --           (242,241)
  Cumulative net income...........................................       99,476       --             99,476
                                                                    ------------  -----------  ------------
    Dividends in excess of net income.............................     (142,765)      --           (142,765)
  Unrealized holding losses on debt securities....................         (382)      --               (382)
                                                                    ------------  -----------  ------------
    Total Stockholders' Equity....................................       87,217       --             87,217
                                                                    ------------  -----------  ------------
    Total Liabilities and Stockholders' Equity....................   $   94,004    $  11,692   $    105,696
                                                                    ------------  -----------  ------------
                                                                    ------------  -----------  ------------

See Notes to Pro Forma Condensed Consolidated Financial Statements.

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                             PRO FORMA ADJUSTMENTS
                                                                ------------------------------------------------
                                                                                    ACQUISITION OF
                                                                                     INTERESTS IN
                                                                 RESECURITIZATION    MANUFACTURED
                                                 AS PREVIOUSLY    OF NON-AGENCY        HOUSING      ACQUISITION    PRO FORMA
                                                   REPORTED         MBS BONDS        COMMUNITIES     OF MANAGER     RESULTS
                                                 -------------  ------------------  --------------  ------------  -----------
REVENUES
  Rental income................................    $     568       $    --           $   1,752(G)   $    --        $   2,320
  Equity in earnings of rental property joint
    ventures...................................       --                --                 359(H)        --              359
  Property management income...................           23            --                  75(I)        --               98
  REIT management income.......................       --                --                --            1,359(N)       1,359
  Non-agency MBS bonds.........................        2,450          (2,000)(D)          --             --              450
  Equity in earnings of Commercial Assets......          948            --                --             --              948
  Interest and other income....................          847             830(E)           (672)(J)       --            1,005
                                                 -------------       -------           -------      ------------  -----------
    Total revenues.............................        4,836          (1,170)            1,514          1,359          6,539
                                                 -------------       -------           -------      ------------  -----------
EXPENSES
  Property operations and maintenance..........          174            --                 618(G)        --              792
  Real estate taxes............................           53            --                 167(G)        --              220
  Property management expenses.................           31            --                  90(I)        --              121
  REIT management expenses.....................       --                --                --              591(N)         591
  Management fees..............................          374            (248)(F)           240(K)        (366)(O)     --
  General and administrative...................          423             (42)(D)          --              372(N)         753
  Depreciation and amortization................          149            --                 447(L)         625(P)       1,221
  Interest.....................................           81             (26)(E)           153(M)        --              208
  Minority interest............................       --                --                --            1,211(Q)       1,211
                                                 -------------       -------           -------      ------------  -----------
    Total expenses.............................        1,285            (316)            1,715          2,433          5,117
                                                 -------------       -------           -------      ------------  -----------
NET INCOME BEFORE GAIN ON RESECURITIZATION OF
  NON-AGENCY MBS BONDS.........................        3,551            (854)             (201)        (1,074)         1,422
Gain on resecuritization of non-agency MBS
  bonds........................................        7,359            --                --                           7,359
Management fees on resecuritization of non-
  agency MBS bonds.............................       (2,072)            145(F)           --            1,927(O)      --
                                                 -------------       -------           -------      ------------  -----------
NET INCOME.....................................    $   8,838       $    (709)        $    (201)     $     853      $   8,781
                                                 -------------       -------           -------      ------------  -----------
                                                 -------------       -------           -------      ------------  -----------
NET INCOME PER SHARE...........................    $    0.35                                                       $    0.35
                                                 -------------                                                    -----------
                                                 -------------                                                    -----------
Weighted-average shares outstanding............       24,952                                                          24,952

OTHER DATA--FUNDS FROM OPERATIONS:
NET INCOME.....................................    $   8,838       $    (709)        $    (201)     $     853      $   8,781
Amortization of discounts on non-agency MBS
  bonds........................................          469            (469)(D)          --             --           --
Depreciation of rental properties..............          130            --                 397(L)        --              527
Amortization of goodwill on management
  contracts....................................           19            --                  50(L)         625(P)         694
                                                 -------------       -------           -------      ------------  -----------
FUNDS FROM OPERATIONS..........................    $   9,456       $  (1,178)        $     246      $   1,478      $  10,002
                                                 -------------       -------           -------      ------------  -----------
                                                 -------------       -------           -------      ------------  -----------
FUNDS FROM OPERATIONS PER SHARE................    $    0.38                                                       $    0.40
                                                 -------------                                                    -----------
                                                 -------------                                                    -----------

See Notes to Pro Forma Condensed Consolidated Financial Statements.

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES

              PRO-FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                            PRO FORMA ADJUSTMENTS
                                                              -------------------------------------------------
                                                                                 ACQUISITION OF
                                                              RESECURITIZATION    INTERESTS IN
                                                                     OF           MANUFACTURED
                                               AS PREVIOUSLY   NON-AGENCY MBS       HOUSING      ACQUISITION OF   PRO FORMA
                                                 REPORTED           BONDS         COMMUNITIES       MANAGER        RESULTS
                                               -------------  -----------------  --------------  --------------  -----------
REVENUES
  Rental income..............................    $  --          $    --           $   4,419(G)    $    --         $   4,419
  Equity in earnings of rental property joint
    ventures.................................       --               --                 573(H)         --               573
  Property management income.................       --               --                 198(I)         --               198
  REIT management income.....................       --               --                --             2,498(N)        2,498
  Non-agency MBS bonds.......................       11,513         (11,513)(D)         --              --            --
  Equity in earnings of Commercial Assets....        1,875           --                --              --             1,875
  Interest and other income..................          136           3,329(E)        (1,622)(J)        --             1,843
                                               -------------      --------          -------         -------      -----------
    Total revenues...........................       13,524          (8,184)           3,568           2,498          11,406
                                               -------------      --------          -------         -------      -----------
EXPENSES
  Property operations and maintenance........       --               --               1,545(G)                        1,545
  Real estate taxes..........................       --               --                 438(G)                          438
  Property management expenses...............       --               --                 240(I)                          240
  REIT management expenses...................       --               --                --             1,182(N)        1,182
  Management fees............................        1,793          (1,664)(F)          541(K)         (670)(O)      --
  General and administrative.................        1,145             (82)(D)         --               744(N)        1,807
  Elimination of DERs........................          825           --                --              --               825
  Depreciation and amortization..............       --               --               1,059(L)        1,249(P)        2,308
  Interest...................................           88             (88)(E)          408(M)         --               408
  Minority interest..........................       --               --                --             1,224(Q)        1,224
                                               -------------      --------          -------         -------      -----------
    Total expenses...........................        3,851          (1,834)           4,231           3,729           9,977
                                               -------------      --------          -------         -------      -----------
  NET INCOME BEFORE GAIN ON RESECURITIZATION
    OF NON-AGENCY MBS BONDS..................        9,673          (6,350)            (663)         (1,231)          1,429
Gain on resecuritization of non-agency MBS
  bonds......................................       --               7,359             --              --             7,359
Management fees on resecuritization of non-
  agency MBS bonds...........................       --              (1,466)(F)         --             1,466(O)       --
                                               -------------      --------          -------         -------      -----------
NET INCOME...................................    $   9,673      $     (457)       $    (663)      $     235       $   8,788
                                               -------------      --------          -------         -------      -----------
                                               -------------      --------          -------         -------      -----------
NET INCOME PER SHARE.........................    $    0.39                                                        $    0.35
                                               -------------                                                     -----------
                                               -------------                                                     -----------
Weighted-average shares outstanding..........       24,595                                                           24,958

OTHER DATA--FUNDS FROM OPERATIONS:
NET INCOME...................................    $   9,673      $     (457)       $    (663)      $     235       $   8,788
Amortization of discounts on non-agency MBS
  bonds......................................        2,998          (2,998)(D)         --              --            --
Depreciation of rental properties............       --               --                 920(L)         --               920
Amortization of goodwill on management
  contracts..................................       --               --                 139(L)        1,249(P)        1,388
                                               -------------      --------          -------         -------      -----------
FUNDS FROM OPERATIONS........................    $  12,671      $   (3,455)       $     396       $   1,484       $  11,096
                                               -------------      --------          -------         -------      -----------
                                               -------------      --------          -------         -------      -----------
FUNDS FROM OPERATIONS PER SHARE..............    $    0.52                                                        $    0.44
                                               -------------                                                     -----------
                                               -------------                                                     -----------

See Notes to Pro Forma Condensed Consolidated Financial Statements.

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

The pro forma condensed consolidated balance sheet of the Company as of June 30, 1997, is presented as if the July 30, 1997, acquisition of an interest in manufactured housing communities and the proposed acquisition of the Manager had occurred on June 30, 1997. The pro forma condensed consolidated statements of income are presented as if the March 27, 1997 resecuritization of the non-agency MBS bonds, the May 14, 1997 and July 30, 1997, manufactured housing acquisition transactions and the proposed acquisition of the Manager had occurred: (i) on January 1, 1997, for the statement of income for the six months ended June 30, 1997; and (ii) on January 1, 1996, for the statement of income for the year ended December 31, 1996. In management's opinion, all adjustments necessary to reflect the resecuritization of the Company's non-agency MBS bond portfolio, the acquisition of interests in manufactured housing communities and related assets and the proposed acquisition of the Manager have been made. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, which accompany this Proxy Statement, and the Company's Current Report on Form 8-K dated July 30, 1997, which is incorporated by reference.

    "Funds from operations" as defined by the national Association of Real Estate Investment Trusts represents net income computed in accordance with generally accepted accounting principles ("GAAP") plus depreciation and amortization. Funds from operations should not be considered as an alternative to net or operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. The Company believes that funds from operations is helpful to a reader as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides an indication of the ability of the Company to incur and service debt, to declare dividends, to make capital expenditures and to fund other cash needs.

    The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual financial position or results of operations would have been assuming the transactions had been completed as of the dates indicated, nor does it purport to represent the future financial position or results of operations of the Company.

(a) Reflects $10,000,000 of cash advanced under notes receivable secured by four manufactured housing communities.

(b) Reflects reclassification of $256,000 in advances and other costs for the acquisition of the 50% joint venture interest in a manufactured housing community and $2,490,000 in unamortized goodwill paid for the acquisition of manufactured housing community management contracts reflected in other assets at June 30, 1997.

(c) Reflects consideration for the acquisition of the Manager of $11,692,000 in AIOP Units and the cash payment of $800,000 of related transaction costs.

(d) Eliminates income from and expenses directly attributable to the non-agency MBS bonds as a result of the resecuritization.

(e) Reflects the assumption that a portion of the proceeds from the resecuritization of the non-agency MBS bonds is used to repay outstanding debt and the remaining proceeds are invested in short-term investments earning 5% per annum.

(f) Eliminates base fees and administrative fees on the non-agency MBS bonds and adjusts incentive fees based upon adjusted net income and cash earned for Stockholders ("CEFS").

                  ASSET INVESTORS CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                  (UNAUDITED)

(g) Reflects adjustment for the rental income and property expenses of seven acquired manufactured housing communities.

(h) Reflects the equity in the earnings from the joint venture interests in manufactured housing communities.

(i) Reflects expenses of the manufactured housing community management business and income earned from the four managed communities not owned by the Company.

(j) Eliminates the short-term investment income at 5% per annum on the cash used to acquire the interests in manufactured housing communities and management operations.

(k) Reflects base fees on assets acquired and additional incentive fees on improved earnings as a result of the acquisition of the manufactured housing communities and management operations (in thousands):

                                                           SIX MONTHS ENDED    YEAR ENDED DECEMBER
                                                             JUNE 30, 1997          31, 1996
                                                          -------------------  -------------------
Base fees...............................................       $     165            $     407
Incentive fees..........................................              75                  234
                                                                   -----                -----
  Total Adjustment......................................       $     240            $     641
                                                                   -----                -----
                                                                   -----                -----

(l) Reflects depreciation and amortization of acquired assets on the straight-line basis over the estimated useful lives of the assets. The estimated useful lives are 25 years for land improvements and buildings and 10 years for the cost of management contracts on communities not owned by the Company.

(m) Reflects interest expense on the assumed debt at 8.25% per annum.

(n) Reflects the costs assumed for the administration of the Company plus fees earned from the CAX Management Agreement and other assets and the related costs of providing these services.

(o) Eliminates fees from the Management Agreement paid to the Manager.

(p) Reflects amortization of the cost of the assets acquired on the straight-line basis over estimated life of 10 years.

(q) Reflects minority interest in net income allocated to the owners of AIOP Units.

                                   APPENDIX A

                          ASSET CONTRIBUTION AGREEMENT

    Agreement entered into on September 8, 1997, by and among Asset Investors Operating Partnership, L.P., a Delaware limited partnership ("AIOP"), Asset Investors Corporation, a Maryland corporation ("Parent"), and Financial Asset Management LLC, a Colorado limited liability company ("FAM"). AIOP, Parent and FAM are referred to individually in this Agreement as a "Party" and collectively as the "Parties."

    This Agreement contemplates a transaction in which FAM will contribute, and AIOP will acquire, all of the membership interests in New FAM LLC, a Delaware limited liability company ("NEW FAM") in return for AIOP Units, as defined below.

    Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. Definitions.

    "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

    "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "AIOP" has the meaning set forth in the preface above.

    "AIOP Units" means the units of limited partnership interest in AIOP issued pursuant to AIOP's Agreement of Limited Partnership dated as of April 30, 1997, as amended from time to time.

    "Auditors" has the meaning set forth in Section 2(d) below.

    "Business Combination" means a transaction in which AIC and CAX have combined their businesses through a merger, consolidation, plan of exchange or securities purchase, sale of all or substantially all of their respective assets, or otherwise.

    "CAX" means Commercial Assets, Inc., a Maryland corporation.

    "Closing" has the meaning set forth in Section 2(c) below.

    "Closing Date" has the meaning set forth in Section 2(c) below.

    "Closing Price" on any date means the last sale price, regular way, of the Parent Shares or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Parent Shares in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or if the Parent Shares are not then listed or admitted to trading on the New York Stock Exchange, as reported in the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Parent Shares are not then listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over the counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System for the Parent Shares or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Parent Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker in the Parent Shares who is selected from time to time by the Board of Directors of the Parent.

    "Commission" has the meaning set forth in Section 4(i) below.

    "Code" means the Internal Revenue Code of 1986, as amended or any corresponding provisions of succeeding law.

    "Confidential Information" means any information concerning the businesses and affairs of FAM or NEW FAM that is not already generally available to the public.

    "Defense Counsel" has the meaning set forth in Section 8(b) below.

    "Defense Notice" has the meaning set forth in Section 8(b) below.

    "Disclosure Schedule" has the meaning set forth in Section 3 below.

    "Earnout" has the meaning given it in Section 2(d) below.

    "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

    "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

    "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" means each entity that is treated as a single employer with FAM for purposes of Code Section 414.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "FAM" has the meaning set forth in the preface above.

    "FAM's Cost of Acquiring the Advisory Business" means the amount specified on Schedule 1.

    "Financial Statement" has the meaning set forth in Section 3(h) below.

    "Form 10-K" has the meaning set forth in Section 4(i) below.

    "Form 10-Q" has the meaning set forth in Section 4(i) below.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "Holders" has the meaning set forth in Section 6(e) below.

    "Indemnified Party" has the meaning set forth in Section 8(b) below.

    "Indemnifying Party" has the meaning set forth in Section 8(b) below.

    "Interests" means all of the member's interests in NEW FAM.

    "Knowledge" means actual knowledge after reasonable investigation, which in the case of an entity shall mean the actual knowledge of its executive officers after reasonable investigation, In the case of FAM, such persons shall be Terry Considine, Thomas L. Rhodes, Bruce D. Benson and Kevin J. Nystrom for purposes of this definition.

    "Loss" or "Losses" means any loss, liability, damage or expense (including reasonable attorneys' fees and expenses) that the subject Person may suffer or sustain, including interest, fines and penalties, if any.

    "Maryland Law" means the Maryland Business Corporation Act, as amended.

    "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is materially adverse to the business, financial condition or results of operations of NEW FAM taken as a whole, other than changes or effects generally affecting the real estate industry or the economy generally.

    "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

    "Most Recent Financial Statements" has the meaning set forth in Section 3(h) below.

    "Most Recent Fiscal Quarter End" has the meaning set forth in Section 3(h) below.

    "Most Recent Fiscal Year End" has the meaning set forth in Section 3(h) below.

    "Multi-employer Plan" has the meaning set forth in ERISA Section 3(37).

    "NEW FAM" has the meaning set forth in the preface above.

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Parent" has the meaning set forth in the preface above.

    "Parent Shares" means the shares of Common Stock, $.01 par value per share of Parent, including, for all purposes other than Section 2(b), all Parent Shares into which AIOP Units may be converted.

    "Party" has the meaning set forth in the preface above.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

    "Proxy Statement" has the meaning set forth in Section 5(i) below.

    "Purchase Price" has the meaning set forth in Section 2(b) below.

    "Registration Rights Agreement" means the registration rights agreement substantially in the form attached to this Agreement as Exhibit B.

    "REIT Advisory Business" means all of the business activities of FAM as heretofore conducted, including, but not limited to, the business of advising Parent and Commercial Assets, Inc.

    "Reportable Event" has the meaning set forth in ERISA Section 4043.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "Seller Group" means Bruce D. Benson, Terry Considine and Thomas L. Rhodes.

    "Special Committee" means the committee of Parent's Board of Directors constituted on January 24, 1997 to evaluate the possible acquisition of FAM or FAM's business by the Parent, as the composition of such committee may be changed from time to time through the resignation or removal of members of the committee and their subsequent replacement by duly appointed successors in accordance with the by-laws of the Company.

    "Tax" means any federal, state, local, or foreign tax, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, and claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Third Party Claim" has the meaning set forth in Section 8(b) below.

     2. Basic Transaction.

    (a) Contribution. On and subject to the terms and conditions of this Agreement, FAM agrees to contribute to AIOP and AIOP agrees to accept and acquire from FAM the Interests at the Closing in exchange for the consideration specified below in this Section 2.

    (b) Purchase Price. AIOP agrees to issue and deliver to FAM for the Interests the following: (i) 3,383,479 AIOP Units at the Closing which, when valued at the book value per share of Parent Shares at June 30, 1997 ($3.455614 per share), AIOP, Parent, and FAM agree is an amount equal to FAM's Cost of Acquiring the Advisory Business held by NEW FAM, as confirmed by the Auditors, and (ii) subsequent to the Closing, any Earnout payments required pursuant to
Section 2(d) below (in the aggregate, the "Purchase Price").

    (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent in Denver, Colorado, commencing at 9:00 a.m, local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

    (d) Earnout. Subsequent to the Closing, FAM or its successors will be entitled to receive contingent consideration (the "Earnout") in accordance with the provisions of this Section 2(d).

        (i) FAM shall be entitled to receive an additional 600,000 AIOP Units at such time as the Parent's independent outside auditors (the "Auditors") confirm to the Special Committee that substantially all of the proceeds of Parent's 1997 resecuritization of its portfolio of Non-Agency MBS Bonds have been invested by Parent, AIOP or both in real estate and related assets (of the same standard and quality as has been the custom historically of Parent) during the 18 month period (which may be extended up to an additional six months at the discretion of the Special Committee) subsequent to June 17, 1997 that have achieved an annualized return over any six month period of at least 9% during the 24 month period (which may be extended up to an additional six months at the discretion of the Special Committee) subsequent to June 17, 1997. For purposes of the preceding sentence, the "return" shall be measured by (A) computing GAAP net income before minority interest in AIOP for the period in question plus non-cash charges for depreciation and goodwill associated with acquisition of property management companies minus a provision for capital replacements divided by (B) total investment cost.

        (ii) FAM shall be entitled to receive an additional 600,000 AIOP Units if at any time during the 24 calendar month period following June 17, 1997:

        (A) the average Closing Price of Parent Shares over any 90-day period exceeds $4.00 per share, and one or more of the following events shall have occurred:
           (1) Parent has executed a plan for the utilization of Parent's operating loss carryovers that has been approved by Parent's Board of Directors after receipt of advice from the Auditors;
           (2) Parent and CAX shall have completed a Business Combination that has been approved by the Board of Directors of Parent as being in the best interests of the holders of Parent Shares;
           (3) Parent, AIOP or both shall have raised new financing of debt or equity in the public or private institutional markets in the aggregate amount of at least $20,000,000 at prevailing market rates and on terms approved by the Board of Directors of Parent as being in the best interests of Parent; or
           (4) Parent shall have achieved an investment grade rating on its debt from a nationally recognized credit rating agency;
             or

        (B) management shall have executed another business strategy not referred to in paragraphs (A) (1) through (4) above that is approved by the Board of Directors of Parent as being in the best interests of Parent, and the average Closing Price of Parent Shares over any 90-day period during the 24 calendar month period following June 17, 1997 exceeds $4.25 per share.

       (iii) If on or after the date of this Agreement, Parent should split, combine or otherwise change the Parent Shares or its capitalization, the number of AIOP Units or Parent Shares specified in paragraphs (i) and (ii) above, and the Closing Price specified in paragraph (ii) above shall be adjusted as appropriate to reflect such split, combination or other change.

    (e) Deliveries at the Closing. At the Closing: (i) FAM will deliver to AIOP the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) FAM will contribute to AIOP the Interests pursuant to duly executed transfer documents; (iii) AIOP will deliver to FAM the consideration specified in Section 2(b) above, (iii) AIOP and Parent will deliver or cause to be delivered to FAM the various certificates, instruments, and documents referred to in Section 7(b) below; (iv) FAM will execute, acknowledge (if appropriate), and deliver to AIOP such other instruments of sale, transfer, conveyance, and assignment as AIOP reasonably may request; and (v) AIOP will execute, acknowledge (if appropriate), and deliver such other instruments of assumption as FAM reasonably may request.

     3. Representations and Warranties of FAM. FAM represents and warrants to AIOP and Parent that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section
3. For the purposes of all representations, warranties, covenants and other agreements of FAM, any reference to NEW FAM (i) shall be deemed to give effect to the formation of NEW FAM, the contribution of FAM's assets to NEW FAM, and the assumption by NEW FAM of certain of FAM's liabilities, despite the fact that as of the date of this Agreement such formation, contribution and assumption have not yet taken place.

    (a) Organization. Each of FAM and NEW FAM is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

    (b) Authorization of Transaction. FAM has the power and authority to execute and deliver this Agreement and, subject to the receipt of consent of its members, to perform its obligations under this Agreement. Subject to the receipt of the consent of the members of FAM and of FAM's members' members, the Management Committee of FAM has duly authorized the execution, delivery and performance of this Agreement by FAM. This Agreement constitutes the valid and legally binding obligation of FAM, enforceable in accordance with its terms. Each officer of the Parent who is also indirectly a holder of an interest in FAM through FAM's members has agreed in his capacity as such to consent to the transactions contemplated by this Agreement.

    (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute,
regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which FAM or NEW FAM is subject or any provision of the governing instruments of FAM or NEW FAM or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which FAM or NEW FAM is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on FAM or NEW FAM or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. None of FAM or NEW FAM needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on FAM or NEW FAM or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

    (d) Title to Interests. FAM owns beneficially and in its own name the entire Interests and has good title to the Interests, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Security Interests, claims, and demands, FAM is not a party to any option, warrant, or purchase right, or other contract or commitment that could require FAM to sell, transfer, or otherwise dispose of the Interests (other than this Agreement). Except as provided in the governing instrument of NEW FAM. FAM is not a party to or bound by any voting trusts, proxies, or other agreements or understandings with respect to the voting of the Interests.

    (e) Brokers' Fees. Neither FAM nor NEW FAM has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which NEW FAM, AIOP or Parent could become liable or obligated. None of FAM or NEW FAM has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

    (f) Title to Assets. NEW FAM has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

    (g) Equity Ownership. None of FAM or NEW FAM controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association, except that FAM holds the Interests.

    (h) Financial Statements. Attached to this Agreement as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheet and statements of income and members' equity and cash flow as of and for the three months ended December 31, 1996 (the "Most Recent Fiscal Year End") for FAM; (ii) unaudited consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six months ended June 30, 1997 (the "Most Recent Fiscal Quarter End") for FAM; and (iii) an unaudited pro forma schedule of assets and liabilities as of June 30, 1997 for NEW FAM (the "NEW FAM Statement"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of FAM as of such dates and the results of operations of FAM or NEW FAM for such periods; provided, however, that the Most Recent Financial Statements and the NEW FAM Statement are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

    (i) Events Subsequent to the Date of the NEW FAM Statement. Since the date of the NEW FAM Statement, there has not been any material adverse change in the business, financial condition, operations, or results of operations of NEW FAM taken as a whole. Without limiting the generality of the foregoing, since that date:

        (i) NEW FAM has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

        (ii) NEW FAM has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

       (iii) no party (including NEW FAM) has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which any of NEW FAM is a party or by which any of them is bound outside the Ordinary Course of Business;

       (iv) NEW FAM has not imposed any Security Interest upon any of its assets, tangible or intangible;

        (v) NEW FAM has not made any material capital expenditures outside the Ordinary Course of Business;

       (vi) NEW FAM has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

       (vii) NEW FAM has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

      (viii) NEW FAM has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

       (ix) there has been no change made or authorized in the governing instruments of NEW FAM;

        (x) NEW FAM has not issued, sold, or otherwise disposed of any of its membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests;

       (xi) NEW FAM has not declared, set aside, or paid any dividend or made any distribution with respect to its membership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests;

       (xii) NEW FAM has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

      (xiii) NEW FAM has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

      (xiv) NEW FAM has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

       (xv) NEW FAM has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

      (xvi) NEW FAM has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

      (xvii) NEW FAM has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

     (xviii) NEW FAM has not paid any amount to any third party with respect to any liability or obligation (including any costs and expenses NEW FAM has incurred or may incur in connection with this Agreement and the transactions contemplated hereby); and

      (xix) NEW FAM has not committed to any of the foregoing.

     (j) Undisclosed Liabilities. NEW FAM has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for
(i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) liabilities, individually of no more than $25,000 and in the aggregate of no more than $250,000, which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business, (iii) executory liabilities under the agreements, contracts, leases, licenses and other arrangements to which the NEW FAM is a party and which are listed on
Section 3(p) of the Disclosure Schedule, and (iv) liabilities reflected on the Disclosure Schedule.

    (k) Legal Compliance. NEW FAM has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on NEW FAM.

    (l) Tax Matters. There is no material dispute or claim concerning any Tax liability of any of FAM or NEW FAM (A) claimed or raised by any authority in writing or (B) as to which FAM or NEW FAM has Knowledge based upon any inquiry or communication received by either FAM or NEW FAM. NEW FAM was formed after January 1, 1997. At all times since its formation, NEW FAM has had only one member. NEW FAM is not and has not been required to be treated as an association taxable as a corporation for income tax purposes and NEW FAM has not elected to be treated as an association for federal income tax purposes or under any similar provisions of state or local law. Each of FAM and NEW FAM has prepared and filed all Tax Returns required to be filed by them and all such Tax Returns are true and correct and complete. Each of FAM and NEW FAM has paid all Taxes shown as due on such Tax Returns.

   (m) Real Property.

        (i) NEW FAM owns no real property.

        (ii) Section 3(m)(ii) of the Disclosure Schedule lists and describes briefly all real property leased to NEW FAM. With respect to each material lease listed in Section 3(m)(ii) of the Disclosure Schedule:

            (A) the lease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

            (B) no party to the lease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

            (C) no party to the lease has repudiated any material provision thereof;

            (D) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease;

            (E) NEW FAM has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

            (F) all facilities leased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

    (n) Tangible Assets. Section 3(n) of the Disclosure Schedule lists the furniture, equipment, and other tangible assets that NEW FAM owns or leases. All of the assets listed on Section 3(n) are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

    (o) NEW FAM Permits(j) Company Permits. NEW FAM holds all permits, licenses, variances, exemptions, orders and approvals of all governmental authorities necessary for the lawful conduct of its business (the "NEW FAM Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not reasonably be expected to have a Material Adverse Effect. NEW FAM is in compliance with the terms of the NEW FAM Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect.

    (p) Contracts. Section 3(p) of the Disclosure Schedule lists all written contracts and agreements to which NEW FAM is a party. FAM has delivered to AIOP a correct and complete copy of each contract and agreement listed in Section 3(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to the Knowledge of FAM, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of FAM, no party has repudiated any material provision of the agreement.

    (q) Notes and Accounts Receivable. All notes and accounts receivable of NEW FAM are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of NEW FAM.

    (r) Powers of Attorney. To the Knowledge of FAM, there are no material outstanding powers of attorney executed on behalf of any of NEW FAM.

    (s) Litigation. NEW FAM (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is not a party or, to the Knowledge of any of FAM, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

    (t) Employees. Section 3(t) of the Disclosure Schedule lists all employees of NEW FAM. To the Knowledge of FAM, no executive, key employee, or significant group of employees plans to terminate employment with NEW FAM during the next 12 months. NEW FAM is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute. FAM has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of NEW FAM.

    (u) Employee Benefits.

        (i) Section 3(u) of the Disclosure Schedule lists each Employee Benefit Plan that NEW FAM maintains or to which NEW FAM contributes or has any obligation to contribute.

        (ii) With respect to each Employee Benefit Plan:

            (A) each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and, to the Knowledge of FAM, in operation with the applicable requirements of ERISA and the Code in all material respects;

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            (B) all contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan or accrued on the Financial Statements of NEW FAM, and there are no accumulated funding deficiencies with respect to any such Employee Pension Benefit Plan;

            (C) each such Employee Benefit Plan that is an Employee Pension Benefit Plan has received a favorable determination letter from the IRS as to its qualification under Section 401(a) of the Code;

            (D) no "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan (or its related trust) which could subject NEW FAM or any officer, director or employee of NEW FAM, to any Tax or penalty imposed under
       Section 4975 of the Code or liability under Section 406 of ERISA which would have a Material Adverse Effect;

            (E) NEW FAM has delivered or made available to the AIOP and Parent true and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan;

            (F) no such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the PBGC which would have a material adverse effect. To the Knowledge of NEW FAM, no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than a Multiemployer Plan) has been instituted;

            (G) NEW FAM has not incurred any liability to the PBGC (except for required premium payments, if any) under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan; and

           (H) no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any such Employee Benefit Plan (other than routine claims for benefits) is, to the Knowledge of NEW FAM, pending or threatened.

       (iii) NEW FAM does not contribute to any Multi-employer Plan or have any liability (including withdrawal liability) under any Multi-employer Plan.

       (iv) NEW FAM does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. With respect to all of its past and present employees, NEW FAM has complied in all material respects with the notice and continuation requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code.

    (v) Guaranties. NEW FAM is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

    (w) Disclosure.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

    (x) Investment Company Status. Neither FAM nor NEW FAM is an "investment company" within the meaning of Section 721(b) of the Code and the Treasury regulations thereunder.

    (y) Investment. FAM (i) understands that the AIOP Units and Parent Shares to be issued to it have not been, and will not be, registered under the Securities Act or under any state securities laws

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except pursuant to the procedures specified in Section 6(e) and (f), and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring AIOP Units and Parent Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to FAM's members), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning AIOP and Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding AIOP Units and Parent Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding AIOP Units and Parent Shares, and (vi) is an Accredited Investor. FAM shall not distribute the AIOP Units or Parent Shares to FAM's members unless each such member is an "accredited investor" as defined in Section 2(15) of the Securities Act, and each such member agrees to make the representations and warranties contained in this Section 3(y).

    (z) REIT Advisory Business.

        (i) The assets (tangible and intangible) owned or leased by NEW FAM or which it (x) otherwise has the right to use or (y) will own, lease or otherwise have the right to use together constitute all of the assets of FAM held for use or used primarily in connection with the REIT Advisory Business and constitutes all assets held by FAM that are necessary to conduct the REIT Advisory Business in the manner conducted by FAM prior to the date hereof and the Closing Date.

        (ii) NEW FAM does not own any material assets (tangible or intangible) other than those used primarily in, or held primarily in connection with, the REIT Advisory Business.

       (iii) Upon consummation of the transactions contemplated by this Agreement, (x) AIOP will obtain, indirectly through direct ownership of the Interests, all of the properties and assets (tangible or intangible) that are used in and necessary to the conduct of the REIT Advisory Business as conducted by FAM, including necessary contractual rights, and (y) there will be no significant properties, assets, services or arrangements used in the operation of the REIT Advisory Business acquired on such date and owned by any Person that will not be leased or licensed or provided to NEW FAM under current leases, licenses, contracts and other arrangements that will be valid and legally binding and enforceable by NEW FAM against the other parties in accordance with their terms.

   (aa) Charter Documents and Corporate Records. FAM has heretofore delivered to AIOP and Parent true and complete copies of the (i) certificate of limited liability company (certified by the Secretary of State of the jurisdiction of its organization) and (ii) limited liability company governing agreements of FAM and NEW FAM (certified by the respective entity's secretary or an assistant secretary or other equivalent officer), or comparable instruments, of FAM and NEW FAM as in effect on the date hereof. The minute books, or comparable records, of FAM and NEW FAM heretofore have been made available to AIOP and Parent for their inspection and contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors, or any comparable corporate body, (and any committee thereof) and shareholders or interest holders of FAM or NEW FAM since the time of such entity's organization or any such Subsidiary's organization, as the case may be, and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. The stock books, or comparable records, of FAM and NEW FAM heretofore have been made available to AIOP and Parent for its inspection and are true and complete.

   (bb) Potential Conflicts of Interest. (a) No member of the Seller Group, (b) no relative or spouse (or relative of such spouse) of any member of the Seller Group and (c) no entity controlled by one or more of the foregoing:

        (i) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of FAM or NEW FAM;

        (ii) owns, directly or indirectly, in whole or in part, any property that FAM or NEW FAM uses in the conduct of its business; or

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       (iii) has any claim whatsoever against, or owes any amount to, FAM or NEW
    FAM, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under Benefit Plans, and similar matters and agreements existing on the date hereof.

     4. Representations and Warranties of AIOP and Parent. AIOP and Parent jointly and severally represent and warrant to FAM that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

        (a) Organization. AIOP is a limited partnership and Parent is a corporation, each duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

        (b) Authority Relative to this Agreement. AIOP and Parent each has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by AIOP and Parent and the consummation by AIOP and Parent of the transactions contemplated by this Agreement have been duly authorized by the general partners of AIOP and Board of Directors of Parent, respectively, and, except for the approval of the holders of the Parent Shares as set forth in Section 5(h), no other proceedings on the part of AIOP or Parent are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by AIOP and Parent and constitutes a valid and binding obligation of AIOP and Parent, respectively, enforceable in accordance with its terms.

        (c) Noncontravention. Neither AIOP or Parent is subject to or obligated under any provision of (a) its governing instruments, (b) any contract, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its assets could be created by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated by this Agreement, other than any such breaches, violations, rights or encumbrances which will not, individually or in the aggregate, have a Material Adverse Effect on AIOP or Parent. Other than in connection with or in compliance with the provisions of Maryland Law, or the Exchange Act, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by AIOP or Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on AIOP or Parent.

        (d) Brokers' Fees. Neither AIOP or Parent has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which FAM could become liable or obligated.

        (e) Litigation. Neither AIOP nor Parent (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of either AIOP or Parent, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

        (f) Organizational Documents. AIOP and Parent have delivered to FAM a complete and correct copy of (a) the Articles of Incorporation and Bylaws of Parent and (b) the Agreement of Limited Partnership of AIOP.

        (g) AIOP Units and Parent Shares. The AIOP Units and Parent Shares, if and when issued to FAM in accordance with this Agreement, will be duly authorized and validly issued; and the

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    Parent Shares will be fully paid and non-assessable. Upon receiving AIOP
    Units, FAM will be duly admitted on and as of the Closing Date as a limited partner of AIOP with all the rights of limited partners of AIOP under the Agreement of Limited Partnership of AIOP or otherwise.

        (h) Capitalization. The authorized capital stock of Parent consists of 50,000,000 Parent Shares. As of the date of this Agreement, 25,239,217 Parent Shares were issued and outstanding, and 93,214 Parent Shares were reserved for issuance upon conversion of AIOP Units. As of the date of this Agreement, 93,214 AIOP Units were issued and outstanding. Except for issuance of AIOP Units and Parent Shares in connection with acquisitions of properties, interests in properties and interests in entities that own properties, and pursuant to this Agreement, there are no options, warrants or other rights, agreements or commitments obligating Parent to issue shares of its capital stock or obligating AIOP to issue AIOP Units.

        (i) Commission Filings.  Parent has delivered to FAM copies of Parent's
    (a) Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"), (b) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the "Form 10-Q"), and (c) proxy statement relating to Parent's annual meeting of shareholders during 1996, in each case as filed with the Securities and Exchange Commission (the "Commission"). Parent has made available to FAM all other reports, registration statements and other documents filed by Parent with the Commission under the Exchange Act since January 1, 1992. Parent has filed all reports, registration statements and other documents required to be filed with the Commission under the rules and regulations of the Commission since January 1, 1992, and all such Commission filings complied as to form with the requirements of the Exchange Act. As of their respective dates, the Form 10-K and Form 10-Q (including in all cases any exhibits or schedules or documents incorporated therein by reference) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (j) Financial Statements and Related Data. Parent's audited consolidated financial statements included in the Form 10-K and the Parent's unaudited financial statements included in the Form 10-Q have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes to such statements) and fairly present Parent's financial position as of the date of such statements and Parent's results of operations and changes in financial position for the period then ended (except, in the case of the unaudited financial statements, for normal year-end adjustments and for the condensation or omission of footnote disclosures in accordance with the requirements of the Commission).

        (k) Absence of Material Adverse Changes. Since the filing of the Form 10-Q with the Commission, neither Parent nor AIOP has undergone or suffered any Materially Adverse Change.

        (l) Partnership Status. AIOP is treated as a partnership, and not as an association taxable as a corporation, for federal income tax purposes.

       (m) Investment Company Status. AIOP is not an "investment company" within the meaning of Section 721(b) of the Code and the Treasury regulations thereunder.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

        (b) Notices and Consents. FAM will give any notices to third parties, and FAM will use its reasonable best efforts to obtain any third party consents, that AIOP reasonably may request in connection with the matters referred to in ss.3(c) above. Each of the Parties will give any notices

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    to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(c) and ss.4(c) above.

        (c) Operation of Business. FAM will not cause or permit NEW FAM to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, FAM will not cause or permit NEW FAM to (i) declare, set aside, or make any distribution with respect to the Interests or redeem, purchase, or otherwise acquire any of the Interests, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.3(i) above.

        (d) Preservation of Business. FAM will, and will cause NEW FAM to, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

        (e) Full Access. FAM will, and will cause NEW FAM to, permit representatives of AIOP and Parent to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of FAM and NEW FAM, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to FAM and NEW FAM. AIOP and Parent will treat and hold as such any Confidential Information it receives from FAM or NEW FAM in the course of the reviews contemplated by this ss.5(e); will not use any of the Confidential Information except in connection with this Agreement; and, if this Agreement is terminated for any reason whatsoever, will return to FAM or NEW FAM all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

        (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        (g) No Additional Representations and Warranties. AIOP, Parent and FAM acknowledges that none of them nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding AIOP, Parent or NEW FAM, except as expressly set forth in this Agreement or the Disclosure Schedule, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Section 3 and 4, NEITHER AIOP, PARENT NOR FAM MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF AIOP, PARENT OR NEW FAM, RESPECTIVELY OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF ANY OF THEM, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

        (h) Action of Shareholders. The Parties shall take all action necessary in accordance with Maryland Law and Parent's governing instruments to convene a meeting of Parent's shareholders as soon as practicable following the execution of this Agreement to consider and vote the transactions contemplated by this Agreement. Subject to the exercise of applicable fiduciary duties upon the advice of counsel, the Special Committee and Parent's Board of Directors shall recommend that the Parent's shareholders vote to approve the transactions contemplated by this Agreement. Parent shall use reasonable efforts to solicit proxies from Parent's shareholders with respect to such approval.

        (i) Proxy Statement. The Parties shall, as soon as practicable after the execution of this Agreement, file with the Commission under the Exchange Act, and use all reasonable efforts to have processed by the Commission, a proxy statement (the "Proxy Statement") with respect to

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    the approval of the transactions contemplated by this Agreement by Parent's shareholders. The Proxy Statement shall be in form and substance reasonably satisfactory to FAM, AIOP and Parent. The Parties agree to cause the Proxy Statement to be mailed to Parent's shareholders as soon as practicable after the Commission processes it. Each of Parent, AIOP and FAM agrees that the information it provides for use in the Proxy Statement shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement not misleading as of its date. FAM agrees promptly to seek the written consent of its members to consummate the transactions contemplated by this Agreement.

         (j) Action by FAM's Members. FAM will use its best efforts to obtain the approval of its members and its members' members to the contemplated transaction.

     6. Post-Closing Covenants.

        (a) GeneralGeneral. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

        (b) Public Information. Parent will file all reports required to be filed by it pursuant to the requirements of the Exchange Act and the rules and regulations adopted by the Commission under such Act, and will take such further action as necessary to enable FAM to sell the Parent Shares pursuant to (a) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (b) the Registration Rights Agreement. Upon written request, Parent will deliver to FAM a written statement as to whether it has complied with these requirements.

        (c) Litigation Support(d) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated by this Agreement, or
    (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving NEW FAM, each of the Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, all at the sole cost and expense of the contesting or defending Party, except to the extent that the contesting or defending party is entitled to indemnification therefor under this Agreement.

        (d) Registration Rights. Parent shall provide FAM registration rights pursuant to the Registration Rights Agreement attached as Exhibit B. In addition, if at any time within the two-year period following the Closing Date, Parent shall file with the Commission a registration statement for the purpose of sale or resale of Parent Shares held by any person on a delayed or continuous basis, Parent shall include in such registration statement all Parent Shares held by FAM or which it has the right to acquire in connection with the Earnout or the conversion of AIOP Units into Parent Shares. If FAM sells or otherwise transfers any of the Parent Shares in a sale or other transfer that is not registered under the Securities Act, FAM may assign along with such Parent Shares its rights under this paragraph (d) with respect to such Parent Shares to the purchaser or other transferee of such Parent Shares. Upon executing and delivering to Parent a document assuming FAM's obligations under this Agreement, such purchaser or other transferee of Parent Shares shall be entitled to such rights. No subsequent purchasers or transferees of any Parent Shares shall be entitled to such rights.

        (e) Non-competition. Each member of the Seller Group (severally and not jointly) agrees that for a period of two years from and after the Closing Date, such Person will not engage in or have any material interest in any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than Parent and AIOP), whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise, that directly or

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    indirectly is engaged in the ownership, management and operation of manufactured housing communities in the United States of America; provided, however, that nothing herein shall be deemed to prevent any member of the Seller Group from acquiring through market purchases and owning, solely as an investment, less than five percent in the aggregate of the equity or debt securities of any class of any issuer whose shares are registered under ss.12(b) or 12(g) of the Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as neither of them is a member of any "control group" (within the meaning of the rules and regulations of the Commission) of any such issuer. To the extent that the covenant provided for in this ss.6(e) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

     7. Conditions to Obligation to Close.

    (a) Conditions to Obligation of AIOP and Parent. The obligations of AIOP and Parent to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

        (ii) FAM shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

       (iii) FAM shall have procured all of the material third party consents specified in Section 5(b) above;

       (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of AIOP to own the Interests or to operate the business of NEW FAM;

        (v) FAM shall have delivered to AIOP a certificate from an executive officer of FAM to the effect that each of the conditions specified above in
    Section 7(a)(i)-(iv) and 7(b)(viii) is satisfied in all respects;

       (vi) FAM, AIOP and Parent shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

       (vii) the Auditors shall have provided to Parent written confirmation of the amounts of FAM's Cost of Acquiring the Advisory Business;

      (viii) prior to the date on which the Proxy Statement is first mailed to the holders of Parent Shares, the Special Committee shall have received the a written opinion from Jefferies & Co., Inc. to the effect that the transactions contemplated by this Agreement are fair to the holders of the Parent Shares from a financial point of view, and such opinion shall not have been withdrawn;

       (ix) the transactions contemplated by this Agreement shall have been approved and adopted by the vote of Parent's shareholders at the 1997 annual meeting of shareholders;

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        (x) all actions to be taken by FAM in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to AIOP; and

       (xi) FAM shall have furnished AIOP with a certificate that FAM is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall meet the requirements of, and be executed in accordance with, Treasury Regulation Section 1.1445-2(b).

       AIOP and Parent may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

    (b) Conditions to Obligation of FAM. The obligation of FAM to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

        (ii) AIOP and Parent shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

       (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
    (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

       (iv) AIOP and Parent shall have delivered to FAM certificates to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) and 7(a)(ix) is satisfied in all respects;

        (v) FAM, AIOP and Parent shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

       (vi) FAM and Parent shall have executed the Registration Rights Agreement; and

       (vii) all actions to be taken by AIOP and Parent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to FAM; and

      (viii) FAM will have obtained the written consent of FAM's members to consummate the transactions contemplated in this Agreement.

FAM may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     8. Remedies for Breaches of this Agreement.

    (a) Survival of Representations and Warranties. The representations and warranties of FAM contained in Section 3, and of AIOP and Parent contained in
Section 4 shall survive the Closing and continue in full force and effect for a period of the later of 24 months thereafter and the expiration of the Earnout; provided, however that the representations and warranties contained in Section 3(l) shall survive until the expiration of the applicable statute of limitations. Any claim for which any Party shall have given proper notice in accordance with the terms of this Agreement on or prior to the expiration of the applicable survival period shall survive until such claim is resolved pursuant to the terms of this Agreement. To preserve any claim for breach of any such representation or warranty, the Party claiming a breach shall be obligated to notify the Party claimed to be in breach in writing of any such breach, or facts that can reasonably be expected to give rise to such breach, before termination of the applicable survival period in respect of such representation or warranty; otherwise, such party's claim for breach or indemnity shall be forever barred.

    (b) Indemnification.

        (i) Subject to Section 8(a) above and the conditions set forth in this
    Section 8(b), subsequent to the Closing Date FAM shall indemnify, defend and hold harmless Parent (as assignee of AIOP and NEW FAM pursuant to Section 8(e) hereof), and AIOP and NEW FAM shall jointly and severally indemnify, defend and hold harmless FAM from, against and in respect of any Losses which AIOP or Parent, on the one hand, and FAM, on the other hand, shall suffer, sustain or become subject to by virtue of or which arise out of, or result from, any breach of the respective covenants, representations and warranties set forth in this Agreement; provided, however, that: (A) any Person or Persons entitled to indemnification under this Section 8(b) (the "Indemnified Party or Parties") shall not be entitled to indemnification with respect to any Losses under this Section 8(b)(i) until all such Losses exceed, in the aggregate, $100,000 in which case the Indemnified Party shall be entitled to indemnification as to all Losses, and (B) the indemnification obligations of the Indemnifying Party to the Indemnified Party under this
    Section 8(b) shall not exceed $3,500,000 in the aggregate.

        (ii) Promptly after the assertion by any third party of any claim, demand or notice (a "Third Party Claim") against any Indemnified Party that results or may result in the incurrence by such Indemnified Parties of any Losses for which such Indemnified Parties would be entitled to indemnification pursuant to this Agreement, such Indemnified Parties shall promptly notify the Indemnifying Parties of such Third Party Claim. Thereupon, the Indemnifying Parties shall have the right, upon written notice (the "Defense Notice") to the Indemnified Parties within 30 days after receipt by the Indemnifying Parties of notice of the Third Party Claim (or sooner if such claim so requires) to conduct, at their own expense, the defense against the Third Party Claim in their own names or, if necessary, in the names of the Indemnified Parties. The Defense Notice shall specify the counsel the Indemnifying Parties shall appoint to defend such Third Party Claim (the "Defense Counsel") and the Indemnified Parties shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld. In the event the Indemnified Parties and the Indemnifying Parties cannot agree on such counsel within 10 days after the Defense Notice is given, then the Indemnifying Parties shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Parties' approval which approval shall not be unreasonably withheld. Any Indemnified Party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Losses incurred by the Indemnified Party unless (A) the Indemnifying Parties shall have failed to give the Defense Notice within the prescribed period,
    (B) such Indemnified Party shall have received an opinion of counsel, reasonably acceptable to the Indemnifying Parties, to the effect that the interests of the Indemnified Party and the Indemnifying Parties with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (C) the employment of such counsel at the expense of the Indemnifying Parties has been specifically authorized by the Indemnifying Parties. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless the party not conducting the defense consents, such consent not to be unreasonably withheld.

    (c) Determination of Losses. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and proceeds and take into account the time cost of money (using any annual interest rate of 8.0%) in determining Losses for purposes of Section 8. Except as otherwise required by law, all indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

    (d) Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedies of AIOP, Parent, NEW FAM and FAM with respect to transactions contemplated by this Agreement.

    (e) Assignment by AIOP. Provided that the Closing shall occur, AIOP and NEW FAM hereby assign and transfer to Parent, effective as of the Closing, all benefits and rights of AIOP and NEW FAM pursuant to this Section 8, and AIOP and NEW FAM shall retain no residual rights to enforce or recover under either of such sections.

     9. Termination.

    (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

        (i) AIOP, Parent (by action of the Special Committee) and FAM may terminate this Agreement by mutual written consent at any time prior to the Closing;

        (ii) AIOP and Parent (by action of the Special Committee) may terminate this Agreement by giving written notice to FAM at any time prior to the Closing (A) in the event FAM has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, AIOP has notified FAM of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from AIOP or Parent itself breaching any representation, warranty, or covenant contained in this Agreement); and

       (iii) FAM may terminate this Agreement by giving written notice to AIOP and Parent at any time prior to the Closing (A) in the event AIOP has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, FAM has notified AIOP of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under
    Section 7(b) hereof (unless the failure results primarily from FAM itself breaching any representation, warranty, or covenant contained in this Agreement).

    (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) above shall survive termination.

    10. Miscellaneous.

    (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of all other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

    (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (A) AIOP may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases AIOP nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (B) FAM may distribute to its members, and such members may distribute to their members, the right to receive the Earnout when and if payable by notice to AIOP and Parent.

    (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to FAM:

        Financial Asset Management LLC
       1873 South Bellaire Street
       17th Floor
       Denver, CO 80222
       Attention: Terry Considine

        Copy to:

        James L. Palenchar
       Bartlit Beck Herman Palenchar & Scott
       511 Sixteenth Street, Suite 700
       Denver, CO 80202

        If to AIOP:

        Asset Investors Operating Partnership, L.P.
       3600 South Yosemite Street
       Suite 350
       Denver, CO 80237
       Attention: Kevin J. Nystrom

        If to Parent:

        Asset Investors Corporation
       3600 South Yosemite Street
       Suite 350
       Denver, CO 80237
       Attention: Kevin J. Nystrom

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
        Copy to:

        William White, Chairman of Special Committee
         Appointed by the Board of Directors
       c/o Asset Investors Corporation
       3600 South Yosemite Street
       Suite 350
       Denver, CO 80237

        And:

        Matthew Nimetz
       Paul, Weiss, Rifkind, Wharton & Garrison
       1285 Avenue of the Americas
       New York, New York 10019-6064

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

    (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by AIOP, Parent and FAM. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (k) Expenses. Parent will bear all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (i) FAM shall bear all of its costs and expenses in excess of $100,000.00 and (ii) all sales, recording, transfer, use or similar Taxes or fees shall be borne by FAM.

    (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

   (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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
                                   * * * * *

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

ASSET INVESTORS OPERATING PARTNERSHIP, L.P.

By: Asset Investors Corporation,
      its General Partner

By:
---------------------------------------------

Title:
-------------------------------------------

FINANCIAL ASSET MANAGEMENT, LLC

By: The Management Committee

-------------------------------------------------

Terry Considine

-------------------------------------------------

Thomas L. Rhodes

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
                         REGISTRATION RIGHTS AGREEMENT

    This Registration Rights Agreement is made as of             , 1997, by and
between Asset Investors Corporation, a Maryland corporation (the "Company") and the holders of shares and rights to acquire shares of the Company whose names are set forth on the signature page of this Agreement (the "Holders").

    The Company and the initial Holders are parties to that certain Asset Contribution Agreement dated September 8, 1997 pursuant to which the initial Holders are acquiring or will acquire interests in Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"). Such Partnership interests are convertible under certain circumstances into shares of the Company's common stock, par value $.01 per share (the "Common Shares"). Certain capitalized terms used in this Agreement are defined in paragraph 9 of this Agreement.

    The parties hereto agree as follows:

    1.  Demand Registrations.

        a. Requests for Registration. Subject to the limitations contained in this Agreement, at any time and from time to time on or before the termination of this Agreement, the holders of a majority of the Registrable Securities may request registration under the Securities Act of all or part of their Registrable Securities on Form S-2 or S-3 or any similar short-form registration if available. All registrations requested pursuant to this paragraph 1(a) are referred to in this Agreement as "Demand Registrations". Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered. Within 10 business days after receipt of any such request, the Company will give written notice of such requested registration to all other holders of Registrable Securities and, except as provided in paragraphs 1(c) below, will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 5 business days after the receipt of the Company's notice.

        b. Number and Size of Requests. The holders of Registrable Securities will be entitled to request an aggregate of three (3) Demand Registrations. No underwritten Demand Registration shall be requested for less than $2,500,000 market value of Registrable Securities.

        c. Priority on Demand Registrations. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company and the holders of Registrable Securities participating in such registration that in such underwriter's opinion the aggregate number of securities requested to be included in such offering exceeds the number of securities which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities requesting registration, the Company will include in such registration, prior to the inclusion of any other securities, the maximum number of Registrable Securities requested to be included by the holders requesting such Demand Registration, which in the opinion of such underwriters can be sold in an orderly manner within such price range, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder.

        d. Restrictions on Demand Registrations. The Company will not be obligated to effect any Demand Registration within six months after the effective date of a previous Demand Registration or Piggyback Registration. The Company may postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration if such Demand Registration would reasonably be expected to have a material adverse effect on any plan by the Company or any of its Subsidiaries to engage in any material acquisition of assets outside the ordinary course of business, any material merger, consolidation, or tender offer, or any other transaction; provided that in such event, the holders of Registrable Securities requesting such Demand Registration will be entitled to withdraw such request and, if such request is withdrawn, such Demand

    Registration will not count as one of the permitted Demand Registrations and the Company will pay all registration expenses in connection with such registration.

        e. Effective Registration Statement. A Demand Registration shall not be deemed to have been requested if a registration statement with respect thereto shall not have become effective (unless such Demand Registration has not become effective due solely to the refusal of the holders requesting registration to proceed, provided such refusal is not due to the advice of their counsel that the registration statement, or the prospectus contained therein, or other documents incorporated by reference therein, contain or contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing), regardless of whether any Registrable Securities are sold pursuant to such registration.

    2.  Piggyback Registrations.

        a. Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act (whether such registration is a primary registration on behalf of the Company or a secondary registration on behalf of other holders of the Company's securities) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and the estimated price range of such offering and, except as provided in paragraph 2(b) below, will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 5 business days after the receipt of the Company's notice.

        b. Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in any Piggyback Registration exceeds the aggregate number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration (i) first, the securities the Company proposes to sell which, in the opinion of such underwriters, can be sold in an orderly manner within such price range,
    (ii) second, the maximum number of securities requested to be included in such registration by any person pursuant to any demand registration which in the opinion of such underwriters can be sold in an orderly manner within such price range, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder and (iii) third, the Registrable Securities and any other securities requested to be included in such registration which in the opinion of such underwriters can be sold in an orderly manner within such price range, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder.

    3.  Holdback Agreement and Other Registrations.

        a. Holders of Registrable Securities. Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten registration, unless the underwriters managing the registered public offering otherwise agree.

        b. The Company. The Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Forms S-8, S-4 or any successor forms), unless the underwriters managing the registered public offering otherwise agree; provided that the provisions of this paragraph 3(b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities.

        4. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof. Pursuant to such registration, the Company will as expeditiously as possible:

        a. as soon as practicable but in any event within 60 days of a request for registration of Registrable Securities, prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, if requested the Company will furnish, to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement, copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

        b. prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (A) 90 days (subject to extension pursuant to the last paragraph of this paragraph 4) or, if such registration statement relates to an underwritten offering, such period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (B) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities
    Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

        c. furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus) and any other prospectus filed under Rule 424 under the Securities Act and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

        d. if required, use its reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller or underwriter reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

        e. furnish to each seller of Registrable Securities a signed counterpart, addressed to such seller (and the underwriters, if any) of:

            (i) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

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
            (ii) a "cold comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities and, in the case of accountants' letter, such other financial matters, and, in the case of the legal opinion, such other legal matters, as such seller (or the underwriters, if any) may reasonably request;

        f. notify each seller of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any underwriter or any such seller, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

        g. cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be quoted on the NASD-NMS automated quotation system;

        h. enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

        i. make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all relevant financial and other records, corporate documents and properties of the Company, and use reasonable efforts to cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

        j. otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission.

    Each holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in subparagraph (f) above, such holder will forthwith discontinue such holder's distribution of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by subparagraph
(f) above. In the event the Company shall give any such notice, the applicable time period mentioned in subparagraph (b) above during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to subparagraph (f) above, to and including the date when each seller of a Registrable Security covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by subparagraph (f) above.

    5.  Registration Expenses.

        a. Expenses Paid by the Company. All expenses incident to any Demand Registration or Piggyback Registration effected pursuant to this Agreement and the Company's performance of or compliance with this Agreement will be borne by the Company, including without limitation all registration and filing fees (excluding fees relating solely to the registration of Registrable Securities), fees and expenses of compliance with securities or blue sky laws, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by the Company. In addition, in connection with any Demand Registration or Piggyback Registration, the Company will bear the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or quoted on the NASD automated quotation system. In connection with each Demand Registration, the Company will reimburse the holders of Registrable Securities covered by such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration.

        b. Expenses Paid by the Holders of Registrable Securities. Each holder of securities included in any registration pursuant to this Agreement will pay any underwriters' discount or commission and registration fees applicable to such holder's securities, and any other expenses incurred by such holder which are not borne by the Company as provided above, including any fees and expenses of counsel retained by such holder.

    6.  Indemnification.

        a. Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, each person selling Registrable Securities pursuant to any registration statement, such person's officers and directors, each other person who participates as an underwriter in the offering or sale of such Registrable Securities, and each person who controls such person or underwriter (within the meaning of the Securities
    Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such seller, and each such officer, director, underwriter and controlling person for reasonable legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, except insofar as the same arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, in reliance upon and in conformity with written information prepared and furnished to the Company by such seller specifically for use in the preparation thereof which information contained any untrue statement of any material fact or omitted to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and provided that the Company shall not be liable to any person who participates as an underwriter in any such registration or any other person who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the securities to such person if such statement or omission was corrected in such final prospectus.

        b. Indemnification by the Holders of Registrable Securities. In connection with any registration statement in which a holder of Registrable Securities is participating, each such participating holder of Registrable Securities will furnish to the Company in writing such information regarding such holder and, if such registration is not an underwritten registration, such information regarding the distribution of such securities, as the Company reasonably requests for use in connection with any such registration statement or prospectus. If such registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto contains any untrue or alleged untrue statement of material fact contained in any information or affidavit so furnished in writing by such participating holder, or if such information or affidavit omits or allegedly omits a material fact required to be stated therein or necessary to make the statements therein not misleading, such holder, to the extent permitted by law, will indemnify the Company, its directors and officers and each person who controls the Company (within the meaning of the Securities Act) and all other holders of Registrable Securities against any losses, claims, damages, liabilities and expenses resulting from such untrue or alleged untrue statement of material fact or omission; provided that the obligation to indemnify will be individual and not joint or joint and several with any other seller or prospective seller of securities to each participating holder and will be limited to the net amount of proceeds received by such participating holder from the sale of Registrable Securities pursuant to such registration statement.

        c. Defense of Claims. Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding provisions of this paragraph 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without the indemnifying party's consent (but such consent will not be unreasonably withheld).

        d. Survival; Contribution. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities and the termination of this Agreement. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason.

        e.  Registration and Qualification under Other Securities
    Laws. Indemnification similar to that specified above in this paragraph 6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act.

        f. Advancement of Expenses. The indemnification required by this paragraph 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, subject to refund if it is determined the party incurring such expenses is not entitled to be indemnified under this Agreement.

        7.  Underwritten Registrations.

        a. Demand Underwritten Registrations. If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a Demand Registration, the Company will enter into an underwriting agreement with such underwriters for such offering. Such agreement shall be reasonably satisfactory in substance and form to each holder of Registrable Securities being registered and the underwriters and shall contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of this type, including, without limitation, indemnities substantially as provided in paragraph 6.

        b. Demand or Piggyback Underwritten Registrations. The holders of Registrable Securities to be distributed by underwriters of any underwritten offering of Registrable Securities pursuant to paragraphs 1 or 2 shall be parties to the Company's underwriting agreement. No underwriting agreement (or other agreement in connection with such offering) shall require any holder of Registrable Securities to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, such holder's Registrable Securities, such holder's intended method of distribution and any other representation required by law.

        c. Participation in Underwritten Registrations. No person may participate in any registration hereunder which is underwritten unless such person agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the person or persons entitled hereunder to approve such arrangements.

    8. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the holders of Registrable Securities registered under such registration statement, their underwriters, if any, and their respective counsel the reasonable opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

    9.  Definitions.

    "Commission" means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Registrable Securities" means an aggregate of all Common Shares received or receivable by the Holders in connection with conversion of Partnership interests, Common Shares held by the Holders that are not freely transferable under Rule 144 under the Securities Act, and any other securities received on account of the Common Shares referred to above in any stock split, stock dividend, recapitalization or similar event; provided, however, that such securities will cease to be Registrable Securities when they have been (i) distributed to the public pursuant to an offering registered under the Securities Act or pursuant to a transaction exempt from registration under Rule 144 under the Securities Act (or any similar rule then in force), or (ii) eligible for resale under the provisions of Rule 144(k) under the Securities Act (or any similar rule then in force). For purposes of this Agreement, a person will be deemed to be a holder of Registrable Securities whenever such person has the right to acquire such Registrable Securities from the Company (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

    10. Termination. This Agreement, other than the provisions of paragraph 6 insofar as they relate to completed offerings, shall terminate when all Registrable Securities have become eligible for sale in compliance with Rule 144(k) under the Securities Act (or any similar rule then in force), except with respect to registrations previously requested or in process.

    11.  Miscellaneous.

    a. Current Public Information. The Company shall use its best efforts to file all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the Commission thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to
(i) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (ii) short-form registrations. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

    b. Selection of Underwriters. The Company will select the investment banker(s) and manager(s) to administer any offering effected pursuant to a Demand Registration or Piggyback Registration.

    c. Remedies. Any person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

    d. Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the holders of a majority of the Registrable Securities.

    e. Successors and Assigns. Except as otherwise provided, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Except as otherwise provided in any express assignment of this Agreement by a holder of Registrable Securities, the provisions of this Agreement which are for the benefit of holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities. The Company consents to the distribution of the rights under this Agreement to the members of Financial Management, LLC, and the distribution in turn by such members to their members, subject to such transferees assuming the obligations of a Holder hereunder.

    f. Additional Holders. The parties agree than any person acquiring Common Shares or Partnership interests from a Holder may become a party to this Agreement, and, upon acquisition of Common Shares or a Partnership interest and execution of a counterpart signature page to this Agreement, such person shall be deemed to be a Holder for all purposes under this Agreement.

    g. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

    h. Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

    i. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    j. Governing Law. The corporate law of Maryland will govern all issues concerning the relative rights of the Company and its stockholders. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts, of Colorado.

    k. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by facsimile or by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to each party to this Agreement at the address indicated on the signature pages hereto, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"COMPANY"                                 ASSET INVESTORS CORPORATION

                                          By

                                          --------------------------------------

                                          Its

                                          --------------------------------------

                                          Address: 3600 S. Yosemite

                                                   Denver, Colorado 80237

"HOLDERS"                                 FINANCIAL ASSET MANAGEMENT, LLC

                                          By

                                          --------------------------------------

                                          Its

                                          --------------------------------------

                                          Address: 1873 South Bellaire Street

                                                   17th Floor

                                                   Denver, CO 80222

                                          By

                                          --------------------------------------

                                          Its

                                          --------------------------------------

                                          Address:

 -------------------------------------------------------------------------------

                                   APPENDIX B

                                                       JEFFERIES & COMPANY, INC.
                                        11100 Santa Monica Boulevard, 10th Floor
                                                   Los Angeles, California 90025
                                         Telephone (310) 575-5200 (800) 933-6656
                                                               Fax (310)575-5165

CORPORATE FINANCE

                               September 8, 1997

Special Committee of the Board of Directors
ASSET INVESTORS CORPORATION
3600 South Yosemite Street
Suite 350
Denver, CO 80237

To the Members of the Special Committee of the Board of Directors:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the public holders (the "AIC Shareholders") of the outstanding common shares, par value $.01 per share (the "AIC Common Shares"), of Asset Investors Corporation, a Maryland corporation, ("AIC" or the "Company") of the Consideration (as defined below) to be paid by Asset Investors Operating Partnership, L.P. ("AIOP"), a partnership controlled by AIC, pursuant to the Proposed Transaction (as defined below). Under the terms of the Agreement (as defined below), (i) Financial Asset Management LLC ("FAM") will contribute all of its advisory business-related assets and liabilities to New FAM LLC ("New FAM") and (ii) AIOP will acquire all of the membership interests in New FAM (collectively, the "Proposed Transaction"). As consideration for the Proposed Transaction (the "Consideration"), AIOP will issue to the shareholders of FAM
(i) fixed consideration of 3,383,479 AIOP operating partnership units (the "Fixed Consideration") and (ii) contingent consideration (as defined below). The contingent consideration (the "Earnout") will consist of (i) 600,000 AIOP operating partnership units when and if the Company deploys substantially all of its remaining proceeds from the resecuritization of its portfolio of non-agency MBS bonds into investments in real estate and related assets by June 17, 1999 and achieves an annualized return on the assets over any six month period of at least 9%, and (ii) 600,000 AIOP operating partnership units when and if, by June 17, 1999, either (A) the average closing price of the Company's common stock over any 90-day period exceeds $4.00 and at least one of (a) through (d) occur;
(a) AIC executes a plan for the utilization of AIC's operating loss carryforwards, (b) AIC and Commercial Assets, Inc. complete a business combination, (c) AIC or AIOP complete a capital markets transaction in excess of $20 million, or (d) AIC achieves an investment grade rating on its debt from a nationally recognized rating agency or (B) the average closing price of AIC's common stock over any 90-day period exceeds $4.25 per share. The affirmative vote of holders of a majority of outstanding common shares of AIC is necessary for approval of the Proposed Transaction. The terms and conditions of the Proposed Transaction are more fully set forth in the Asset Contribution Agreement (the "Agreement").

    Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We are currently acting as financial advisor to the Company in connection with the Proposed Transaction and received a fee for delivering this opinion. AIC has agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered by Jefferies under such engagement. In the ordinary course of our business, we may trade the securities of AIC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Special Committee of the Board of Directors
ASSET INVESTORS CORPORATION
September 8, 1997
Page 2

    In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the Agreement (including any schedules and exhibits thereto); (ii) reviewed certain financial and other information that was publicly available; (iii) reviewed information furnished to us by AIC and FAM, including certain internal financial analyses, budgets, reports and other information prepared by the respective managements of the companies; (iv) held discussions with various members of senior management of AIC and FAM concerning each company's historical and current operations, financial conditions and prospects, as well as the strategic and operating benefits anticipated by each company from the Proposed Transaction; (v) reviewed the share price and trading history of AIC's publicly traded securities from August 27, 1996 to August 27, 1997; (vi) reviewed the valuations of publicly traded companies which we deemed comparable to AIC; (vii) prepared discounted cash flow analyses of AIC and FAM on both stand-alone and combined bases; (viii) analyzed prior mergers and acquisitions purchase multiples and characteristics comparable to the Proposed Transaction; (ix) analyzed the relative revenue, earnings and cash flow contributions of AIC and FAM to the combined company; and (x) analyzed the cash earned for stockholders per share of the combined company. In addition, we have conducted such other reviews, analyses and inquiries relating to AIC and FAM as we considered appropriate in rendering this opinion.

    In our review and analysis and in rendering this opinion, we have relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by AIC and FAM or that was publicly available to us (including, without limitation, the information described above and the financial projections and financial models prepared by AIC and FAM regarding the estimated future performance of the respective companies before and after giving effect to the Proposed Transaction). This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

    With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to vast uncertainty. AIC and FAM have informed us, however, and we have assumed that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the companies as to the future performance of each company. In addition, although we have performed sensitivity analyses thereon, in rendering this opinion we have assumed that each company will perform in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such projections and models could affect the opinion rendered herein. We have assumed that the Proposed Transaction will be reported as a tax-free reorganization and will be treated as an "asset purchase" for accounting purposes.

    In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, or conduct a comprehensive physical inspection of any of the assets of, FAM, nor have we been furnished with any such evaluations or appraisals for FAM or reports of such physical inspections for FAM, nor have we assumed any responsibility to obtain any such evaluations, appraisals or inspections for FAM. In addition, we have not assumed any responsibility for conducting a physical inspection of the properties or facilities that are the subject of the Proposed Transaction or for making or obtaining an independent valuation or appraisal of such assets. Our opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date hereof (including, without limitation, current market prices of the AIC Common Shares); HOWEVER, such conditions are subject to rapid and unpredictable change and such changes could

Special Committee of the Board of Directors
ASSET INVESTORS CORPORATION
September 8, 1997
Page 3

affect the conclusions expressed herein. We have made no independent investigation of any legal or accounting matters affecting AIC and FAM, and we have assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors, including, without limitation, advice as to the accounting and tax consequences (including the effect of the Proposed Transaction on AIC's continuing status as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended) of the Proposed Transaction to AIC, FAM and their respective shareholders.

    In rendering this opinion we have also assumed that: (i) the Proposed Transaction will be consummated on the terms described in the Agreement without any waiver of any material terms or conditions and that the conditions to the consummation of the Proposed Transaction set forth in the Agreement will be satisfied without material expense; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which AIC, FAM or any of their respective subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of AIC and FAM are as set forth in their respective consolidated financial statements.

    Moreover, in rendering the opinion set forth below we note that the consummation of the Proposed Transaction is conditioned upon the approval of the shareholders of AIC, and we are not recommending that AIC, its Special Committee of the Board of Directors, its Board of Directors, any of its security holders or any other person should take any specific action in connection with the Proposed Transaction. Our opinion does not constitute a recommendation of the Proposed Transaction over any alternative transactions which may be available to AIC, and does not address AIC's underlying business decision to effect the Proposed Transaction. Furthermore, our opinion only considers the Consideration (as defined herein) to be paid by AIOP and does not consider any other aspect of the Proposed Transaction or any agreements or other matters that may be deemed a part of the Proposed Transaction. Finally, we are not opining as to the market value or the prices at which any of the securities of AIC may trade at any time.

    Based upon and subject to the foregoing, and upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, the Consideration, taken as a whole, is fair to the AIC Shareholders from a financial point of view.

    It is understood and agreed that this opinion is provided solely for the use of the Special Committee of the Board of Directors of AIC as one element in the Special Committee's consideration of the Proposed Transaction, and may not be used for any other purpose, or otherwise referred to, relied upon, quoted, summarized or circulated, without our prior written consent. Without limiting the foregoing, this opinion does not constitute a recommendation to any shareholder of AIC (or any other person) as to how such person should vote with respect to the Proposed Transaction or any other matter, including any proposed amendment to the articles of incorporation or by-laws of AIC. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. This opinion may be reproduced in full in any proxy statement or prospectus mailed to shareholders of AIC in connection with the Proposed Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                          Sincerely,

                                JEFFERIES & COMPANY, INC.

                                By:             /s/ ROBERT M. WERLE
                                     -----------------------------------------
                                               Name:  Robert M. Werle
                                             Title:  MANAGING DIRECTOR

                                   APPENDIX C
                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                         OF ASSET INVESTORS CORPORATION

    RESOLVED, that a new Section 4 of Article V of the Articles of Incorporation of Asset Investors Corporation be added to read in its entirety as follows:

    "Section 4. REVERSE STOCK SPLIT. On the effective date of this Amendment, the number of outstanding shares of Common Stock of the Corporation shall be reduced so that each five (5) shares of Common Stock issued and outstanding will be automatically reclassified, combined, and converted into one (1) share of Common Stock. No fractions of shares will be issued, and on the effective date of this Amendment, stockholders otherwise entitled to receive fractions of shares, unless and until such fractions of shares are combined with other fractions of shares resulting in full shares within a period of time to be set by the Corporation's Board of Directors, shall have no further interest as a stockholder in respect of such fractions of shares and shall be entitled to receive from the Corporation in cash the fair value, as determined by the Board of Directors, of such fractions of shares."

                                   APPENDIX D
                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the use of our reports (a) dated February 28, 1997, with respect to the consolidated financial statements of Asset Investors Corporation and (b) dated February 10, 1997 with respect to the financial statements of Commercial Assets, Inc., both of which are included in the Annual Report (Form 10-K) for the year ended December 31, 1996 of Asset Investors Corporation which is attached to the Proxy Statement of Asset Investors Corporation. In addition, we consent to the incorporation by reference of our reports (a) dated April 23, 1997 with respect to The Brandywine Manufactured Home Communities and (b) dated July 3, 1997 with respect to The Andrus Manufactured Home Communities, which were included in Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 30, 1997 and August 14, 1997, respectively.

                                          Ernst & Young LLP

Phoenix, Arizona
September 25, 1997

                                     [LOGO]

                          ASSET INVESTORS CORPORATION

                     1873 SOUTH BELLAIRE STREET, SUITE 1700
                             DENVER, COLORADO 80222

              ---------------------------------------------------

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
              ---------------------------------------------------

                               November   , 1997

    The undersigned hereby appoints Terry Considine and Thomas L. Rhodes, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 1997 Annual Meeting of Stockholders (the "Meeting") of Asset Investors Corporation, a Delaware corporation ("AIC"), to be held at 1873 South Bellaire Street, Suite 1700,
Denver, Colorado on         , November   , 1997, at 10:00 a.m., local time, and
at any adjournment or postponement of the Meeting, all of the shares of Common Stock ($.01 par value) of AIC standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side of this card.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASSET INVESTORS CORPORATION. PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

       (Continued and to be signed on the reverse side) SEE REVERSE SIDE

    /X/ Please mark your votes as in this example.

    This proxy, if properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR approval of the proposed acquisition of Financial Asset Management LLC ("Acquisition Proposal") as set forth in Item 1 below, FOR the election all nominees named in Items 2(a) and (b) below, and FOR approval of a proposed amendment to the Company's articles of incorporation ("Proposed Amendment") as set forth in Item 3 below.

    The Board of Directors recommends a vote FOR each of the director nominees named in Items 2(a) and 2(b) below and FOR the proposals set forth in Items 1 and 3 below.

    1.     Approval of the Acquisition Proposal:             FOR         AGAINST       ABSTAIN
                                                             / /           / /           / /

    2.(a)  Election of three Class II Directors:         Nominees:
                                                         Terry Considine
                                                         Bruce D. Benson
                                                         William J. White

                                                           FOR ALL                     WITHHELD
                                                         (except as marked below)     AS TO ALL
                                                             / /                         / /

                                                         Vote withheld as to the following
                                                         nominee(s):

    2.(b)  Election of one Class III Director:           Nominee:
                                                         Thomas L. Rhodes

                                                             FOR                       WITHHELD
                                                             / /                         / /

    3.     To approve a proposed amendment to the            FOR         AGAINST       ABSTAIN
           Company's articles of incorporation:              / /           / /           / /

    4.     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment of postponement thereof;
           hereby revoking any proxy or proxies heretofore given by the undersigned.

    Please sign exactly as your name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name and sign authorized officer s name and title. If a partnership, please sign in partnership name and sign authorized person s name and title.

    The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Meeting and any adjournment or postponements thereof.
___________________________________________
___________________________________________
SIGNATURE(S)                   DATE